Exhibit 10.1

EXECUTION VERSION

MSBNA Loan No. 19-57687

LOAN AGREEMENT

Between

THE INDUSTRIAL FUND ST. LOUIS LLC, THE INDUSTRIAL FUND PA LLC, THE
INDUSTRIAL FUND MS LLC, and THE INDUSTRIAL FUND ANKENY LLC
as Borrower,

and

MORGAN STANLEY BANK, N.A.,

UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE
AMERICAS, NEW YORK, NEW YORK

and

BANK OF AMERICA, N.A.,
collectively, as Lender

Dated as of October 21, 2019

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SCHEDULES

Schedule I	–	Rent Roll
Schedule II	–	Organizational Chart
Schedule III	–	Casualty Release Values
Schedule IV	–	Property Management Agreements
Schedule 3.1.1	–	Organizational ID/Tax ID Numbers
Schedule 3.1.4	–	Litigation
Schedule 3.1.9	–	Compliance
Schedule 3.1.14	–	Assessments
Schedule 3.1.18	–	Licenses

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of October 21, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is between MORGAN STANLEY BANK, N.A., a national banking association, having an office at 1585 Broadway, New York, New York 10036 (together with its successors and assigns, “MSBNA”), UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK (together with its successors and assigns, “UBS”) and BANK OF AMERICA, N.A., a national banking association, having an address at 214 North Tryon Street, NC1-027-15-01, Charlotte, North Carolina 28255 (together with its successors and/or assigns, “BofA” and, together with MSBNA and UBS, and their respective successors and assigns, “Lender”), and THE INDUSTRIAL FUND ST. LOUIS LLC, THE INDUSTRIAL FUND PA LLC, THE INDUSTRIAL FUND MS LLC, and THE INDUSTRIAL FUND ANKENY LLC, each a Delaware limited liability company and each having an address at Two Newton Place, 255 Washington Street Suite 300, Newton, MA 02458 (individually or collectively as the context may require, and together with their respective permitted successors and permitted assigns, “Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE I.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1            Definitions. For all purposes of this Agreement, except as otherwise expressly provided:

“A Note” shall mean, individually, each of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8.

“A Notes” shall mean, collectively, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8.

“Acceptable Person” shall mean a Person that (a) has never been convicted of a felony, (b) has never been convicted for a violation of Prescribed Laws and are not Embargoed Persons, (c) has not, within the past seven (7) years, been the subject of a proceeding under the Bankruptcy Code except any involuntary proceedings that have been discharged and (d) has no outstanding judgments which would have a material adverse effect on such Person’s ability to perform its obligations, if any, under the Loan Documents.

“Act” shall have the meaning set forth in Section 3.1.24(cc).

“Affected Property” shall have the meaning set forth in Section 2.4.2(b).

“Affected Property Prepayment” shall have the meaning set forth in Section 2.4.2(b).

“Affected Property Prepayment Conditions” shall have the meaning set forth in Section 2.4.2(b).

“Affected Property Release Amount” shall have the meaning set forth in Section 2.4.2(b).

“Affected Property Release Conditions” shall have the meaning set forth in Section 2.4.3.

“Affiliate” shall mean, (i) as to any Person, any other Person that, directly or indirectly, owns more than ten percent (10%) of such Person or is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person, (ii) with respect to clause (f) of the definition of “Qualified Buyer,” a Person who is under common Control with Sponsor, and (iii) with respect to Section 8.2(a), a Person who is under common Control with Sponsor or managed by RMR LLC or any successor by merger, consolidation or otherwise.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean $10,000,000.00.

“Annual Budget” shall mean the operating and capital budget for the Collective Properties setting forth Borrower’s good faith estimate of Operating Income, Operating Expenses, and Capital Expenditures for the applicable Fiscal Year.

“Applicable Contribution” shall have the meaning set forth in Section 11.24 hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 4.1.6(e).

“Approved Independent Manager/Director Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation, any of their respective Affiliates or, if none of those companies is then providing professional independent directors and managers on commercially reasonable terms, another nationally-recognized company satisfying applicable Rating Agency Criteria, in each case that is not an Affiliate of the Borrower Parties and that provides professional independent directors and other corporate services in the ordinary course of its business.

“Assignment and Subordination of Management Agreement” shall mean that certain Assignment and Subordination of Management Agreement, dated the date hereof, among Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Property.

“B Note” shall mean, individually, each of Note B-1, Note B-2 and Note B-3.

“B Notes” shall mean, collectively, Note B-1, Note B-2, and Note B-3.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Bankruptcy Event” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code, or any other Federal, state, local or foreign bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code, or any other Federal, state, local or foreign bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code, or any other Federal, state, local or foreign bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of its property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (f) there is substantive consolidation of such Person with any other Person in connection with any federal or state bankruptcy proceeding.

“BI/Rent Loss Proceeds” shall have the meaning set forth in Section 5.2.3.

“BofA” shall have the meaning set forth in the preamble to this Agreement.

“Bond Documents” shall mean the Bond Lease, Performance Agreement, the Trust Indenture and any other document pertaining to the matters set forth in the Bond Lease, Performance Agreement or the Trust Indenture as well as all other documents now or hereafter executed and/or delivered in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time pursuant to the terms hereof.

“Bond Lease” shall mean that certain Lease Agreement dated as of December 1, 2014 by and among St. Louis County, Missouri (the “County”), and Northpark Partners SOTA, LLC, as amended by that certain Omnibus Amendment to Lease, Indenture and Performance Agreement dated as of May 24, 2018 by and among the County, SKF USA Inc., VEREIT ID St. Louis MO, LLC and UMB Bank, N.A., as trustee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time pursuant to the terms hereof.

“Borrower” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Borrower Party” shall mean Borrower, Sponsor, or any director, officer, employee, beneficiary, shareholder (other than in a publicly-traded entity), partner, member, trustee or agent of Borrower (acting at the direction of Borrower, Sponsor or any Affiliate of Borrower) or any Affiliate of Borrower or Sponsor.

“Brookfield Property” shall mean 110 Industrial Drive, Brookfield, MO, which was deeded by TIF PA Borrower to Stanbury Holdco LLC on October 21, 2019 prior to the Loan being funded to Borrower.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (a) the State of New York or the Commonwealth of Massachusetts, (b) the state where the corporate trust office of the Trustee is located, or (c) the state where the servicing offices of the Servicer are located.

“Business Income/Rent Loss Insurance” shall have the meaning set forth in Section 5.1.1.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to any Property by Borrower which are required to be capitalized according to GAAP.

“Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure or as may be required under the Property Management Agreement.

“Cash Management Account” shall mean the “Cash Management Account” as defined in the Cash Management Agreement.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrower, Manager and Cash Management Bank.

“Cash Management Bank” shall mean Wells Fargo Bank, N.A. or any successor permitted pursuant to the terms and provisions of the Cash Management Agreement.

“Cash Management Sweep Period” shall mean a period commencing:

(a)               from and after the occurrence of any Event of Default, and continuing until such time as such Event of Default has been cured in accordance with the terms and provisions of this Agreement or otherwise to Lender’s satisfaction (provided that no Cash Management Sweep Period remains in effect pursuant to clauses (b) or (c) below);

(b)               upon the occurrence of a Debt Yield Event and continuing until such time as (i) the Debt Yield is at least six and three-quarters percent (6.75%) for two (2) consecutive calendar quarters (provided that no Cash Management Sweep Period remains in effect pursuant to clause (a) above or clause (c) below) or (ii) Borrower has delivered to Lender a Letter of Credit in accordance with the terms of this Agreement in a face amount such that, if applied to reduce the principal balance of the Debt, would result in a Debt Yield of at least six and three-quarters percent (6.75%); or

(c)               upon the occurrence of a Partial Debt Yield Event and continuing until such time as (i) the Debt Yield is at least seven and one-quarter percent (7.25%) for two (2) consecutive calendar quarters (provided that no Cash Management Sweep Period remains in effect pursuant to clauses (a) or (b) above), (ii) Borrower has delivered to Lender a Letter of Credit in accordance with the terms of this Agreement in a face amount such that, if applied to reduce the principal balance of the Debt, would result in a Debt Yield of at least seven and one-quarter percent (7.25%), or (iii) the amount of funds on deposit in the Cash Trap Funds are equal to, or in excess of, an amount equal to (x) $2.50 times (y) the rentable square footage of all vacant space at the Collective Properties.

“Cash Trap Funds” shall have the meaning set forth in Section 6.7.1.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to any Property or any part thereof.

“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c).

“Casualty Release Values” shall mean those amounts set forth opposite each Property set forth on Schedule III attached hereto.

“Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d).

“Central Bank Pledge” shall have the meaning set forth in Section 11.26.

“CFIUS” shall mean (a) the Committee on Foreign Investment in the United States first established pursuant to Executive Order 11858 of May 7, 1975, and (b) any replacement or successor thereto, including, without limitation, pursuant to FIRRMA.

“CFIUS Approval” shall mean (a) written confirmation provided by CFIUS that each of the transactions described in Section 3.1.43 (collectively, the “Subject Transaction”) is not a Covered Transaction under the DPA, (b) written confirmation provided by CFIUS that it has completed its review or, if applicable, investigation of the matter in question under the DPA, and determined that there are no unresolved national security concerns with respect to the Subject Transaction or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision under the DPA, and the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Subject Transaction.

“CFIUS Review” shall have the meaning set forth in Section 4.1.1(d) hereof.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collective Properties” shall mean, collectively, all of the Properties of all of the Borrowers.

“Completion Guaranty” shall mean that certain Completion Guaranty dated as of the date hereof from Guarantor for the benefit of Lender with respect to the Toro Expansion, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Co-Lender” shall mean each of MSBNA, BofA and UBS.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part thereof.

“Condemnation Payment” shall have the meaning set forth in Section 2.4.3(d).

“Contribution” shall have the meaning set forth in Section 11.24 hereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the day-to-day management and policies or activities of a Person, with respect to which the determination is to be made, whether through ownership of voting securities, by contract or otherwise (subject to certain major approval rights).

“Constituent Members” shall have the meaning set forth in Section 3.1.24(ee).

“Conveyance Fee” shall mean, as applicable, the Initial Conveyance Fee and the Subsequent Conveyance Fee.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b).

“Covered Rating Agency Information” shall have the meaning set forth in Section 9.2(f).

“Covered Transaction” shall have the meaning set forth in the DPA.

“DACA” shall mean that certain Deposit Account Control Agreement, dated as of the date hereof, by and among Borrower, Lender and DACA Bank, as the same may be amended, modified, replaced, restated or supplemented from time to time.

“DACA Bank” shall mean PNC or any successor pursuant to the terms and provisions of the DACA.

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including the Yield Maintenance Premium, if any) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity and any other Loan Document, including, without limitation, reasonable costs, fees and expenses (including reasonable attorneys’ fees) payable to Lender to the extent specifically provided under the terms of the Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments under the Note.

“Debt Yield” shall mean, as of the last day of the most recently completed calendar quarter, the quotient (expressed as a percentage) obtained by dividing (a) Net Operating Income as of such date by (b) the outstanding principal amount of the Loan.

“Debt Yield Event” shall mean that, as of the last day of any calendar quarter, the Debt Yield is less than six and three-quarters percent (6.75%) for two (2) consecutive calendar quarters.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to each Note comprising the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) three percent (3%) above the Interest Rate applicable to each such Note.

“Defeasance Collateral” shall mean U.S. Obligations, which provide payments (a) on or prior to, but as close as possible to, the Monthly Payment Dates and other scheduled payment dates, if any, under the Note after the Defeasance Date and up to and including the Open Prepayment Date, and (b) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.5.2.

“Defeasance Date” shall have the meaning set forth in Section 2.5.1(a)(i).

“Defeasance Event” shall have the meaning set forth in Section 2.5.1(a).

“Deposit Account” shall mean the account established pursuant to the DACA.

“Disclosure Document” shall mean, collectively, any written materials used or provided to any prospective investors and/or the Rating Agencies in connection with any public offering or private placement in connection with a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.

“Dominion” shall mean DBRS, Inc.

“DPA” shall mean the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), H.R. 5515-538 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified), all laws and regulations related thereto and all mandates, requirements, powers and similar requirements imposed or exercised thereunder (including, without limitation, any of the foregoing implemented by and/or otherwise relating to CFIUS), as the foregoing may be amended from time to time, any successor statute or statutes and all rules and regulations from time to time promulgated in connection with the foregoing.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal or state-chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “A1” and which, in the case of a state- chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either (a) a depository institution or trust company the deposits of which are insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s), or (b) Wells Fargo Bank, N.A. (“Wells”), provided that the rating by S&P and the other Rating Agencies for Wells’ short term unsecured debt obligations or commercial paper and long term unsecured debt obligations does not decrease below such ratings in effect as of the Closing Date.

“Embargoed Person” shall have the meaning set forth in Section 3.1.40.

“Employee Benefit Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA, including, without limitation, any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which the Borrower, Guarantor or any of their respective ERISA Affiliates is (or, if such Employee Benefit Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 305 of ERISA.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender.

“Equipment” shall have the meaning set forth in the granting clause of each Mortgage.

“ERISA” shall have the meaning set forth in Section 4.2.11.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of the Borrower’s or Guarantor’s “controlled group”, or under common control with the Borrower or Guarantor, within the meaning of Section 414 of the Code.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Excess Cash Flow” shall have the meaning ascribed to such term in the Cash Management Agreement.

“Exchange Act” shall have the meaning set forth in Section 9.2(a).

“Exchange Act Filing” shall have the meaning set forth in Section 9.1(c).

“Exculpated Parties” shall have the meaning set forth in Section 11.22.

“Extraordinary Expense” shall have the meaning set forth in Section 4.1.6(e).

“FIRRMA” shall have the meaning set forth in the definition of “DPA”.

“First Equity Transfer” shall mean the first transfer of equity interests which triggers the requirements under clause (vi) of the last paragraph of Section 8.2.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall have the meaning set forth in the granting clause of each Mortgage.

“Funding Borrower” shall have the meaning set forth in Section 11.24 hereof.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.

“Guarantor” shall mean (a) Sponsor or (b) to the extent a substitute or replacement guarantor is provided pursuant to Section 8.1 or Section 8.2 hereof, such substitute or replacement guarantor.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations dated as of the date hereof from Guarantor for the benefit of Lender, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of each Mortgage.

“Indebtedness” shall mean, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances) and (h) any property-assessed clean energy loans or similar indebtedness (without regard to the name given to such indebtedness), including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments (a “PACE Transaction”).

“Indemnifying Person” shall mean each of Borrower and Guarantor.

“Independent Manager/Director” shall have the meaning set forth in Section 3.1.24(dd).

“Initial Conveyance Fee” shall mean, in respect of the earlier to occur of (x) the initial assumption of the Loan pursuant to Section 8.1, and (y) the initial transfer pursuant to Section 8.2(b), a fee equal to $400,000.00.

“Insurance Funds” shall have the meaning set forth in Section 6.3.1.

“Insurance Premiums” shall mean the premiums due under the Policies.

“Interest Bearing Account” shall mean an account held by Lender or the Servicer on its behalf where the funds on deposit therein are invested in Permitted Investments and all interest or income earned thereon shall be added to the principal balance of such account.

“Interest Period” shall mean (a) for the first interest period hereunder, the period commencing on the Closing Date and ending on (and including) the sixth (6th) day of the following calendar month and (b) for each interest period thereafter commencing November 7, 2019, the period commencing on the seventh (7th) day of each calendar month and ending on (and including) the sixth (6th) day of the following calendar month. Each Interest Period as set forth in clause (b) shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate” shall mean:

(a)        with respect to Note A-1, 2.65326%;

(b)       with respect to Note A-2, 2.65326%;

(c)       with respect to Note A-3, 2.65326%;

(d)       with respect to Note A-4, 2.65326%;

(e)       with respect to Note A-5, 2.65326%;

(f)       with respect to Note A-6, 2.65326%;

(g)       with respect to Note A-7, 2.65326%;

(h)       with respect to Note A-8, 2.65326%;

(i)       with respect to Note B-1, 4.40%;

(j)       with respect to Note B-2, 4.40%; and

(k)       with respect to Note B-3, 4.40%.

“Investment Grade Rating” shall mean a long-term unsecured debt rating of at least “BBB-” by Fitch and S&P and “Baa3” by Moody’s; provided that for purposes of determining Net Operating Income if one or more of the foregoing Rating Agencies assigns such a rating to a Tenant but the other(s) have not rated the applicable Tenant, then the relevant Tenant shall be deemed to have an Investment Grade Rating.

“KBRA” shall mean Kroll Bond Rating Agency, Inc.

“Knowledge” shall mean, and shall be limited to, the actual knowledge of the President & Chief Executive Officer and the Chief Financial Officer & Treasurer of each Borrower as of the Closing Date of a fact or matter at such time of determination after conducting such due diligence as each of them, as senior executives of experienced investors in commercial properties and/or operators of commercial properties similar to the Collective Properties, as applicable, have reasonably deemed appropriate in connection with the acquisition and ownership of the Collective Properties and the borrowing of the Loan. To the extent any such phrases are used in any representation or certification being made after the Closing Date, any individuals that shall have succeeded to the current positions of the President & Chief Executive Officer and the Chief Financial Officer & Treasurer of each Borrower with respect to the Collective Properties at such time shall be deemed to be the appropriate “knowledge parties” hereunder. “Know” and “Known” shall have correlative meanings.

“KYC Transfer” shall mean a transfer of equity interest(s) in Borrower which results in the transferee owning an aggregate direct or indirect equity interest in Borrower of (a) if such transferee is not a Person organized under the laws of the United States or any state thereof nor a citizen of the United States, 10% or more, or (b) if such transferee is a Person organized under the laws of the United States or any state thereof or a citizen of the United States, 20% or more, and, with respect to clauses (a) and (b), such transferee did not own an aggregate 10% or 20%, respectively, prior to such transfer. The transferee under clause (a) or (b) is a “KYC Transferee”.

“KYC Transferee” shall have the meaning set forth in the definition of “KYC Transfer”.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lease Termination Fee” shall have the meaning set forth in Section 6.6.1.

“Lease Termination Funds” shall have the meaning set forth in Section 6.6.1.

“Lease Termination Reserve Account” shall have the meaning set forth in Section 6.6.1.

“Leasing Commissions” shall mean the leasing commissions required to be paid by Borrower to (i) any third-party leasing agent pursuant to a leasing agreement entered into in accordance with the terms and provisions hereof or approved by Lender as of the Closing Date) for procuring Leases with respect to any Property, or (ii) if applicable, Manager pursuant to the terms and provisions of the Property Management Agreement.

“Leasing Commission/Allowance Release Conditions” shall have the meaning set forth in Section 6.6.2(b).

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or any Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations of any Governmental Authority relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or Known to Borrower, at any time in force affecting such Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Lender Indemnitee” shall have the meaning set forth in Section 11.13(b).

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender and satisfying Rating Agency Criteria (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, then to the extent Borrower fails to deliver to Lender a replacement Letter of Credit within ten (10) Business Days thereafter, Lender shall have the right to immediately draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.

“Liabilities” shall have the meaning set forth in Section 9.2(b).

“Licenses” shall have the meaning set forth in Section 3.1.18.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, PACE Transaction or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting any Property or any portion thereof or any interest in Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidity” shall have the meaning set forth in the Guaranty.

“LLC Agreement” shall have the meaning set forth in Section 3.1.24(cc).

“Loan” shall mean the loan in the original principal amount of Three Hundred Fifty Million and No/100 Dollars ($350,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 9.4.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Cash Management Agreement, the DACA, the Multi-Party Agreement, the Environmental Indemnity, the Guaranty, the Completion Guaranty, the Assignment and Subordination of Management Agreement, and any other document pertaining to any Property as well as all other documents now or hereafter executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockout Expiration Date” shall mean the earlier to occur of (a) the date that is thirty-six (36) months after the Closing Date and (b) the date that is twenty-four (24) months from the “startup day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC Trust established in connection with the last Securitization of the last portion of the Loan.

“Losses” shall mean liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel related thereto).

“Major Lease” shall mean (a) any Lease which, individually or when aggregated with any other Lease with the same Tenant or any Affiliate of such Tenant, assuming the exercise of all fixed expansion rights and other preferential rights to lease additional space at any Property (as distinguished from right of first offer rights) accounts for or is reasonably expected to account for eleven percent (11%) or more of the total Net Operating Income of the Collective Properties, (b) with respect to any in-place Lease as of the Closing Date (subject to the last sentence of this definition), any Lease which contains any purchase option, offer, right of first refusal or other similar entitlement to acquire all or any portion of any Property (and for the avoidance of doubt, does not apply to any rights of a Tenant under any Lease to extend the term thereof or to lease additional space at such Property), (c) any Lease entered, or to be entered, into during the continuance of an Event of Default, (d) any Lease with an Affiliate of Borrower which, when aggregated with any other Leases with Affiliates of the Borrower at the Property on the whole, exceeds 5,000 square feet, or (e) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of clauses (a) - (d) above. Borrower and Lender agree that the Toro Lease shall not deemed to be a “Major Lease” solely due to the operation of clause (b) of this definition provided that the other terms of the Toro Lease are not modified such that it would become a Major Lease pursuant to clauses (a) or (c)-(e) of this definition.

“Manager” shall mean RMR LLC or, if the context requires, a Qualified Manager managing the Property in accordance with the terms and provisions of this Agreement pursuant to a replacement management agreement.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Collective Properties as a whole, (b) the business, profits, management, operations or condition (financial or otherwise) of the Borrowers, taken as a whole, Guarantor or the Collective Properties as a whole, (c) the enforceability, validity, perfection or priority of the lien of the Mortgage or the other Loan Documents, or (d) the ability of the Borrowers, taken as a whole, to perform its obligations under this Agreement, the Note or the other Loan Documents, as each may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and provisions hereof.

“Material Agreements” shall mean any contract and agreement relating to the ownership, management, development, use, leasing, maintenance, repair or improvement of the Collective Properties, other than the Property Management Agreement, and the Leases, as to which (a) there is an obligation of Borrower to pay more than $1,000,000 per annum (exclusive of any amounts payable by Tenants with respect to such Material Agreement) and such contract or agreement is not cancelable on thirty (30) days or less notice without cause and without requiring the payment of termination fees or payments of any kind, (b)(i) there is an obligation of Borrower to pay more than $300,000 per annum (exclusive of any amounts payable by Tenants with respect to such Material Agreement) and such contract or agreement is not cancelable on thirty (30) days or less notice without cause and without requiring the payment of termination fees or payments of any kind and (ii) there is an obligation of Borrower to pay more than $3,000,000 per annum (exclusive of any amounts payable by Tenants with respect to such Material Agreement), in the aggregate, under all contracts and agreements that are not cancelable on thirty (30) days or less notice without cause and without requiring the payment of termination fees or payments of any kind, or (c) a Borrower Party (other than Borrower) is a counterparty thereto.

“Material Credit Action” shall mean to file any insolvency, or reorganization case or proceeding, to institute proceedings to have Borrower or an SPE Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against Borrower or an SPE Party to file a petition seeking, or consent to, reorganization or relief with respect to Borrower or an SPE Party under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for Borrower or an SPE Party or a substantial part of its property, to make any assignment for the benefit of creditors of Borrower or an SPE Party.

“Maturity Date” shall mean November 7, 2029, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” shall have the meaning set forth in Section 3.1.24(cc).

“Minimum Disbursement Amount” shall mean $100,000.

“Minimum Experience” shall mean that such Person (a) has at least ten (10) years’ experience in the ownership or management of properties with similar size, scope, class, use and value as the Collective Properties and (b) has, for at least ten (10) years prior to its acquisition of an interest in the Collective Properties, owned, operated or managed at least ten (10) properties similar in size, scope, class, use and value as the Collective Properties which comprise in the aggregate at least 2,000,000 leasable square feet.

“Monthly Payment Amount” shall mean, on each Payment Date, the amount of interest which accrues on all of the Notes for the Interest Period immediately preceding the applicable Monthly Payment Date.

“Monthly Payment Date” shall mean the seventh (7th) day of every calendar month occurring during the term of the Loan or if such date is not a Business Day, the immediately preceding Business Day.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morgan Stanley” shall mean MSBNA and its Affiliates.

“Morgan Stanley Group” shall have the meaning set forth in Section 9.2(b).

“Morningstar” shall mean Morningstar Credit Ratings, LLC.

“Mortgage” shall mean, individually or collectively, as the context may require, each of those certain first priority Mortgage/Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower to or for the benefit of Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“MSBNA” shall have the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower, Guarantor or any ERISA Affiliate could have any obligation or liability, contingent or otherwise.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, Guarantor or any ERISA Affiliate and at least one Person other than the Borrower, Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower, Guarantor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Multi-Party Agreement” shall mean that certain Multiparty Agreement dated as of the date hereof between and among The Industrial Fund St. Louis LLC, Lender, and UMB Bank, N.A., as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Net Operating Income” shall mean (a) (i) annualized Operating Income of the Collective Properties based on in-place base Rents in connection with executed Leases with Tenants based on the most recent rent roll (provided, in each case, there is no termination rights on the part of Tenant under such Lease prior to rent commencement other than in connection with a Casualty, Condemnation or landlord default), but excluding Rents relating to (A) any Tenant that is in bankruptcy and has not assumed its Lease, (B) less than 90 days remain under a Lease and the related Tenant has not extended or renewed their Lease, (C) any Tenants that are sixty (60) or more days delinquent in the payment of base rent or (D) any Tenant that has more than nine (9) months of “free rent” remaining under its Lease if that Tenant has an Investment Grade Rating, plus (ii) projected expense reimbursements under executed Leases for the succeeding twelve (12) month period based on the terms of such Leases (to the extent such amounts are recurring in nature and properly included as Operating Income), plus (iii) actual amounts received by Borrower from the ownership and operation of the Collective Properties to the extent such amounts are recurring in nature and properly included as Operating Income during such period, less (b) budgeted Operating Expenses (net of any third party reimbursable expenses) of the Collective Properties for the succeeding twelve (12) month period. Lender shall reasonably confirm Borrower’s calculation of Net Operating Income based upon information provided to Lender by Borrower pursuant to Section 4.1.6.

“Net Proceeds” shall mean: (a) the net amount of all insurance proceeds payable as a result of a Casualty to any Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds or (b) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f).

“Net Worth” shall have the meaning set forth in the Guaranty.

“New Non-Consolidation Opinion” shall mean a bankruptcy substantive non-consolidation opinion, provided by outside counsel, meeting Rating Agency Criteria and otherwise reasonably acceptable to Lender (with it being acknowledged that Sullivan & Worcester LLP is an acceptable issuer of such opinion).

“Non-Consolidation Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the Closing Date delivered by Sullivan & Worcester LLP in connection with the Loan.

“Note” shall mean, individually or collectively, as the context may require, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note B-1, Note B-2 and Note B-3.

“Note A-1” shall mean that certain Promissory Note A-1, dated the date hereof, in the stated principal amount of $50,000,000.00, executed by Borrower and payable to the order of MSBNA in evidence of the Loan, as the same may hereafter be amended, supplemented, restated, severed, increased, extended or consolidated from time to time.

“Note A-2” shall mean that certain Promissory Note A-2, dated the date hereof, in the stated principal amount of $35,760,000.00, executed by Borrower and payable to the order of MSBNA in evidence of the Loan, as the same may hereafter be amended, supplemented, restated, severed, increased, extended or consolidated from time to time.

“Note A-3” shall mean that certain Promissory Note A-3, dated the date hereof, in the stated principal amount of $39,240,000.00, executed by Borrower and payable to the order of BofA in evidence of the Loan, as the same may hereafter be amended, supplemented, restated, severed, increased, extended or consolidated from time to time.

“Note A-4” shall mean that certain Promissory Note A-4, dated the date hereof, in the stated principal amount of $25,080,000.00, executed by Borrower and payable to the order of BofA in evidence of the Loan, as the same may hereafter be amended, supplemented, restated, severed, increased, extended or consolidated from time to time.

“Note A-5” shall mean that certain Promissory Note A-5, dated the date hereof, in the stated principal amount of $25,000,000.00, executed by Borrower and payable to the order of UBS in evidence of the Loan, as the same may hereafter be amended, supplemented, restated, severed, increased, extended or consolidated from time to time.

“Note A-6” shall mean that certain Promissory Note A-6, dated the date hereof, in the stated principal amount of $20,000,000.00, executed by Borrower and payable to the order of UBS in evidence of the Loan, as the same may hereafter be amended, supplemented, restated, severed, increased, extended or consolidated from time to time.

“Note A-7” shall mean that certain Promissory Note A-7, dated the date hereof, in the stated principal amount of $10,000,000.00, executed by Borrower and payable to the order of UBS in evidence of the Loan, as the same may hereafter be amended, supplemented, restated, severed, increased, extended or consolidated from time to time.

“Note A-8” shall mean that certain Promissory Note A-8, dated the date hereof, in the stated principal amount of $9,320,000.00, executed by Borrower and payable to the order of UBS in evidence of the Loan, as the same may hereafter be amended, supplemented, restated, severed, increased, extended or consolidated from time to time.

“Note B-1” shall mean that certain Promissory Note B-1, dated the date hereof, in the stated principal amount of $54,240,000.00, executed by Borrower and payable to the order of MSBNA in evidence of the Loan, as the same may hereafter be amended, supplemented, restated, severed, increased, extended or consolidated from time to time.

“Note B-2” shall mean that certain Promissory Note B-2, dated the date hereof, in the stated principal amount of $40,680,000.00, executed by Borrower and payable to the order of BofA in evidence of the Loan, as the same may hereafter be amended, supplemented, restated, severed, increased, extended or consolidated from time to time.

“Note B-3” shall mean that certain Promissory Note B-3, dated the date hereof, in the stated principal amount of $40,680,000.00, executed by Borrower and payable to the order of UBS in evidence of the Loan, as the same may hereafter be amended, supplemented, restated, severed, increased, extended or consolidated from time to time.

“Notice” shall have the meaning set forth in Section 11.6.

“OFAC” shall have the meaning set forth in Section 3.1.40.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower (or an authorized officer of Borrower’s general partner or managing member, if applicable).

“Open Prepayment Date” shall mean May 7, 2029.

“Operating Expenses” shall mean all expenses, computed in accordance with GAAP, or other sound and prudent accounting principles reasonably approved by Lender, of whatever kind and from whatever source, relating to the ownership, operation, repair, maintenance and management of the Collective Properties that are incurred on a regular monthly or other periodic basis, including, without limitation (and without duplication), Taxes, Insurance Premiums, management fees (whether or not actually paid) equal to the greater of actual management fees and three percent (3.0%) of Operating Income of the Collective Properties, costs attributable to the ordinary operation, repair and maintenance of the systems for heating, ventilation and air conditioning, advertising expenses, license fees, utilities, payroll and related taxes, computer processing charges, operating equipment or other lease payments, ground lease payments, bond assessments and other similar costs, in each instance, actually paid for by or for Borrower. Operating Expenses shall not include Debt Service, required amortization, Capital Expenditures, Tenant Improvement costs, Tenant Improvement Allowances, Leasing Commissions, or other expenses which are paid from Reserve Funds or other escrows required by the Loan Documents, any payment or expense for which Borrower was or is to be reimbursed from proceeds of the Loan or insurance or by any third party, federal, state or local income taxes, any non-cash charges such as depreciation and amortization, and any item of expense otherwise includable in Operating Expenses which is paid directly by any Tenant except real estate taxes paid directly to any taxing authority by any Tenant. Lender shall reasonably confirm Borrower’s calculation of Operating Expenses based upon information provided to Lender by Borrower pursuant to Section 4.1.6.

“Operating Income” shall mean all revenue derived from the ownership and operation of the Collective Properties from whatever source, including, without limitation, rental income reflected in a current rent roll for all Tenants paying rent pursuant to Leases which are in full force and effect (whether denominated as basic rent, additional rent, escalation payments, electrical payments or otherwise), common area maintenance, real estate tax recoveries, utility recoveries, other miscellaneous expense recoveries, other required pass-throughs, business interruption, rent loss or other similar insurance proceeds and other miscellaneous income. Operating Income shall not include: (a) insurance proceeds (other than proceeds of rent loss, business interruption or other similar insurance allocable to the applicable period), (b) condemnation proceeds (other than condemnation proceeds arising from a temporary taking or the use and occupancy of all or part of any Property allocable to the applicable period), (c) proceeds of any financing, sale, exchange or transfer of any Property or any part thereof or interest therein, (d) capital contributions or loans to Borrower or an Affiliate of Borrower, (e) any item of income otherwise includable in Operating Income but paid directly by any Tenant to a Person other than Borrower, (f) any other extraordinary, non-recurring revenues, (g) payments paid by or on behalf of any Tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been affirmed by the trustee in such proceeding or action pursuant to a final, non-appealable order of a court of competent jurisdiction, (h) payments paid by or on behalf of any Tenant under a Lease if the demised premises thereunder has been vacated in violation of the applicable Lease, (i) payments paid by or on behalf of any Tenant under a Lease in whole or partial consideration for the termination of any Lease, (j) sales tax rebates from any Governmental Authority, (k) sales, use and occupancy taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (l) refunds and uncollectible accounts, (m) interest income from any source other than the Reserve Funds required pursuant to this Agreement or the other Loan Documents, (n) unforfeited security deposits, utility and other similar deposits, or (o) any disbursements to Borrower from the Reserve Funds. Lender shall reasonably confirm Borrower’s calculation of Operating Income based upon information provided to Lender by Borrower pursuant to Section 4.1.6.

“Organizational Documents” shall mean those organizational documents of each Borrower described on Schedule III attached hereto.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof.

“PACE Transaction” shall have the meaning ascribed to such term in the definition of “Indebtedness”.

“Partial Debt Yield Event” shall mean that, as of the last day of any calendar quarter, the Debt Yield is less than seven and one-quarter percent (7.25%) for two (2) consecutive calendar quarters and a Debt Yield Event does not otherwise exist.

“Participant” shall mean any Person that has purchased a participation in the Loan pursuant to Section 11.27.

“Patriot Act” shall have the meaning set forth in Section 3.1.41(a).

“Pension Plan” shall mean any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA.

“Performance Agreement” shall mean that certain Performance Agreement dated as of December 1, 2014 by and among St. Louis County, Missouri (the “County”), SKF USA Inc. (“SKF”), and Northpark Partners SOTA, LLC, as amended by that certain First Amendment to Performance Agreement dated as of May 15, 2016 by and among the County, SKF, and VEREIT ID St. Louis MO, LLC (“VEREIT”), as further amended by that certain Omnibus Amendment to Lease, Indenture and Performance Agreement dated as of May 24, 2018 by and among the County, UMB Bank, N.A., as trustee, VEREIT and SKF, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time pursuant to the terms hereof.

“Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent (but excluding any Lien securing any PACE Transaction or similar indebtedness with respect to Borrower and/or the Property, including, without limitation, if such loans or indebtedness made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments), (d) all Leases, and (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Equipment and/or the Personal Property provided, that, in each case, such equipment leases or similar instruments (a) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (b) relate to Equipment and/or Personal Property which is (i) used in connection with the operation and maintenance of any Property in the ordinary course of Borrower’s business and (ii) readily replaceable without material interference or interruption to the operation of such Property.

“Permitted Investments” shall mean one of the following elected in writing by Lender: (i) direct obligations of the United States of America, or any agency thereof, or obligations fully guaranteed as to payment of principal and interest by the United States of America, or any agency thereof, provided such obligations are backed by the full faith and credit of the United States of America, and provided, however, that any such investment must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; (ii) deposit accounts with an FDIC-insured bank or trust company organized under the laws of the United States of America or any state thereof; (iii) short term certificates of deposits which are time deposits and rated (1) A-1 or better by Standard & Poor’s Ratings Group or P-1 or better by Moody’s Investors Services, Inc. and (2) A and F1 or better by Fitch for securities maturing not more than 30 days from the date of acquisition thereof and AA- and F1+ by Fitch for securities maturing more than 30 days from the date of acquisition thereof, (3) in each case under (1) and (2) maturing not more than ninety (90) days from the date of acquisition thereof, and (4) are negotiable and have a ready secondary market in which such investment can be disposed of; and (iv) shares of a money market fund that is subject to regulation under the Investment Company Act of 1940 and complies with the requirements of Rule 2a-7 thereunder.

“Permitted Transfer” shall mean a transfer of any Property or the Collective Properties permitted in accordance with Section 8.1 and/or any equity interest transfer permitted in accordance with Section 8.2.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of each Mortgage.

“Pfandbrief Pledge” shall have the meaning set forth in Section 11.26.

“Policy” or “Policies” shall have the meaning specified in Section 5.1.1(b).

“Prepayment Date” shall mean the date on which the Loan is prepaid in accordance with the terms hereof.

“Prescribed Laws” shall mean, collectively, (a) the Patriot Act, (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq., (d) OFAC and (e) all other Legal Requirements and Executive Orders relating to economic sanctions, money laundering, bank secrecy and terrorism.

“Primary Account Borrower” shall mean The Industrial Fund MS LLC.

“Prohibited Entity” shall mean (i) a tenancy in common or any tenant in common (ii) a Delaware statutory trust or (iii) a crowdfunded or crowdsourced entity or platform, any entity funded, in whole or in part, pursuant to Title III of the JOBS Act or any other entity which has direct or indirect investors with required minimum investments of less than $100,000.

“Property” shall mean any parcel of real property, the Improvements thereon and all personal property owned by the applicable Borrower and encumbered by the applicable Mortgage, together with all rights pertaining to such property and such Improvements, all as more particularly described in the Granting Clauses of the Mortgage.

“Property Documents” shall mean, individually or collectively, as the context may require, (a) that certain Indenture of Covenants, Conditions and Restrictions for Northpark dated October 5, 2006 and made by Northpark Partners, LLC (“Northpark LLC”), and recorded in Book 17319, Page 4643 in the St. Louis County Recorder of Deeds, as the same was amended by that certain First Amendment to Indenture of Covenants, Conditions and Restrictions for Northpark dated November 9, 2006 made by Northpark LLC, and recorded in Book 17358, Page 2036 in the St. Louis County Recorder of Deeds, as further amended by that certain Second Amendment to Indenture of Covenants, Conditions and Restrictions for Northpark dated November 20, 2006 made by Northpark LLC, and recorded in Book 17367, Page 4737 in the St. Louis County Recorder of Deeds, as further amended by that certain Third Amendment to Indenture of Covenants, Conditions and Restrictions for Northpark dated June 25, 2007 made by Northpark LLC, and recorded in Book 17594, Page 4744 in the St. Louis County Recorder of Deeds, as further amended by that certain Fourth Amendment to Indenture of Covenants, Conditions and Restrictions for Northpark dated July 26, 2007 made by Northpark LLC, and recorded in Book 17627, Page 2316 in the St. Louis County Recorder of Deeds, as further amended by that certain Fifth Amendment to Indenture of Covenants, Conditions and Restrictions for Northpark dated December 14, 2007 made by Northpark LLC, and recorded in Book 17747, Page 4887 in the St. Louis County Recorder of Deeds, as further amended by that certain Sixth Amendment to Indenture of Covenants, Conditions and Restrictions for Northpark dated September 9, 2008 made by Northpark LLC, and recorded in Book 18035, Page 1165 in the St. Louis County Recorder of Deeds, as further amended by that certain Seventh Amendment to Indenture of Covenants, Conditions and Restrictions for Northpark dated March 11, 2009 made by Northpark LLC, and recorded in Book 18275, Page 5208 in the St. Louis County Recorder of Deeds, and as further amended by that certain Eighth Amendment to Indenture of Covenants, Conditions and Restrictions for Northpark dated April 29, 2015 made by Northpark LLC, and recorded in Book 21486, Page 3182 in the St. Louis County Recorder of Deeds and (b) that certain Airwest Business Park Declaration of Easements, Covenants and Restrictions dated as of December 8th, 1993 and made by Denison Properties, Inc., an Indiana corporation, as declarant and recorded as Document Number 26709 in Book 139, Page 40 in the Office of the Recorder of Hendricks County, Indiana, as each of the same may hereafter be amended, supplemented, modified, or restated in accordance with the terms of this Agreement from time to time.

“Property Management Agreement” shall mean individually or collectively as the context may require, those certain agreements listed on Schedule IV attached hereto, pursuant to which the Manager is to provide management and other services with respect to the Collective Properties or any replacement management agreement entered into in accordance with the Loan Documents.

“Provided Information” shall mean any and all financial and other information, including, without limitation, operating statements and rent rolls, furnished to Lender at any time which is prepared by, or on behalf of, Borrower, Guarantor and/or Manager other than any information prepared by any member of the Underwriter Group which was not based on information provided by, or on behalf of, Borrower, Guarantor and/or Manager and any third- party reports commissioned by Lender.

“Qualified Buyer” shall mean any of the following entities:

(a)               a pension fund, pension trust or pension account, a government entity or plan, a sovereign fund, an investment fund or an institution or fund substantially similar to any of the foregoing that immediately prior to such transfer owns, directly or indirectly, total real estate assets of at least $1,000,000,000;

(b)               a pension fund advisor or similar fiduciary who (i) immediately prior to such transfer, controls, directly or indirectly, at least $1,000,000,000 of real estate assets and (ii) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (a) of this definition;

(c)               an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (i) with a net worth, determined as of a date no more than six (6) months prior to the date of the transfer of at least $500,000,000 and (ii) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;

(d)               a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (i) with a combined capital and surplus of at least $500,000,000 and (ii) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;

(e)               any Person (i) who owns or operates commercial properties with similar or better quality tenant profiles as the Property totaling not less than 1,500,000 square feet (exclusive of the Collective Properties), (ii) who has a net worth, determined as of a date no more than six (6) months prior to the date of such transfer, of at least $500,000,000 and (iii) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000 (exclusive of the Collective Properties);

(f)                any real estate investment trust or other investment vehicle which (i) is a publicly traded entity listed on the NASDAQ or another nationally recognized stock exchange, (ii) is managed and/or Controlled by RMR LLC or its Affiliate, and (iii) who, immediately prior to such transfer, has a market capitalization equal to or in excess $400,000,000 and shall include any operating partnership through which such Person conducts all or substantially all of its business;

(g)               any Person in which more than fifty percent (50%) of the ownership interests are owned directly or indirectly by any of the entities listed in subsections (a) through (f) of this definition of “Qualified Buyer”, or any combination of more than one such entity, and which is controlled directly or indirectly by such entity or entities;

(h)               any Person in which more than twenty percent (20%) of the ownership interests are owned directly or indirectly by any of the entities listed in subsections (a) or (b) of this definition of “Qualified Buyer”, or any combination of both such entities, and which is controlled directly or indirectly by such entity or entities; or

(i)                 any other entity reasonably acceptable to Lender (which, after a Securitization of any portion of the Loan, may be conditioned upon Lender’s receipt of a Rating Agency Confirmation in connection with such transferee).

Notwithstanding the foregoing, no Person shall be deemed to be a Qualified Buyer unless such Person has the Minimum Experience.

“Qualified Manager” shall mean, to the extent not subject to a Bankruptcy Event and to the extent not previously removed by Borrower or Lender pursuant to the Loan Documents, (a) RMR LLC or any Affiliate; or (b) a reputable and experienced management organization (which may be an Affiliate of Borrower), approved by Lender in its reasonable discretion, which management organization shall possess experience in managing properties similar in size, scope, use and value as the Collective Properties and shall not be subject to a Bankruptcy Event, (c) a reputable and experienced real estate management organization that (i) has, for at least the last five (5) years’ prior to its engagement as property manager, experience managing at least ten (10) similar commercial properties which comprise in the aggregate at least two million (2,000,000) leasable square feet (exclusive of the Collective Properties), and (ii) is not subject to a Bankruptcy Event, (d) CBRE, (e) Colliers, (f) Cushman & Wakefield, (g) DTZ, (h) Jones Lang LaSalle, (i) Kidder Mathews, (j) Lincoln Properties, or (k) Transwestern, provided, that, in the case of the foregoing subclause (b) and subclause (c), if such Person is an Affiliate of Borrower, a New Non-Consolidation Opinion shall be required to be delivered to Lender as a condition to such Person qualifying as a Qualified Manager.

“Radius” shall have the meaning set forth in Section 5.1.1(c).

“Ratable Share” or “ratably” shall mean, with respect to any Lender, its share of the Loan based on the proportion of the outstanding principal of the Loan advanced by such Lender to the total outstanding principal amount of the Loan.

“Rating Agency” shall mean, prior to a Securitization, each of Dominion, Fitch, S&P, Moody’s, KBRA, Morningstar and any other nationally-recognized statistical rating agency designated by Lender (and any successor to any of the foregoing), and following a Securitization, the rating agencies that actually rate the bonds in the Securitization transaction.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that any Rating Agency, in writing, waives, declines or refuses to review or otherwise engage any request for Rating Agency Confirmation hereunder or requires an indemnification from Lender, Servicer or any other Person as a condition to considering the request for a Rating Agency Confirmation, then (a) in the case of a request for a Rating Agency Confirmation in connection with a Defeasance Event, such Rating Agency Confirmation requirement shall be deemed to have been satisfied or (b) other than with respect to a Defeasance Event, such action that would otherwise require a Rating Agency Confirmation shall instead require the consent of Lender in lieu of a Rating Agency Confirmation from such Rating Agency. In the event that no portion of the Loan is subject to a Securitization, any action that would otherwise require a Rating Agency Confirmation shall require the consent of the Lender, which consent shall not be unreasonably withheld or delayed.

“Rating Agency Criteria” shall mean the then-current criteria utilized by one or more of the Rating Agencies in connection with the Securitization of loans that are similar to the Loan, including, without limitation, in size, relative cash flow, relative leverage (of the mortgage loan and total debt), asset type and geographic location.

“Recognized Exchange” shall have the meaning set forth in Section 8.2(e).

“Registration Statement” shall have the meaning set forth in Section 9.2(b).

“Regulation AB” shall mean Subpart 229-1100 Asset Backed Securities (Regulation AB), 17 C.F.R. Sections 229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the United States Securities and Exchange Commission (the “Commission”) or by the staff of the Commission from time to time.

“Reimbursement Contribution” shall have the meaning set forth in Section 11.24 hereof.

“Related Loan(s)” shall mean a loan made to an Affiliate of Borrower or secured by a Related Property that is included in a Securitization with the Loan.

“Related Property(ies)” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to the Property.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents, moneys payable as damages or in lieu of rent (including any disbursements from Reserve Funds representing amounts payable during a Tenant’s free rent period), rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property.

“Reserve Funds” shall mean, collectively, the Insurance Funds, the Tax Funds, the Toro Expansion Funds, the Lease Termination Funds and the Cash Trap Funds.

“Restoration” shall have the meaning set forth in Section 5.2.1.

“Restoration Threshold” shall mean $10,000,000.00.

“Restricted Party” shall mean each Borrower, each SPE Party (if any) or any Person that is a direct or indirect legal or beneficial owner of any of the foregoing, provided, however, the term “Restricted Party” shall exclude Sponsor or any successor by merger, consolidation or otherwise of Sponsor, and shareholders in Sponsor so long as Sponsor or any successor by merger, consolidation or otherwise of Sponsor is a publicly traded entity.

“RMR LLC” shall mean The RMR Group LLC, a Maryland limited liability company.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal under the Note for all Monthly Payment Dates occurring after the Defeasance Date and up to and including the Open Prepayment Date (including the outstanding principal balance on the Note as of the Open Prepayment Date and assuming that the same is repaid in full on the Open Prepayment Date).

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a).

“Securities” shall have the meaning set forth in Section 9.1(a).

“Securities Act” shall have the meaning set forth in Section 9.2(a).

“Securitization” shall have the meaning set forth in Section 9.1(a).

“Security Agreement” shall mean a security agreement in form and substance that would be satisfactory to a prudent lender originating commercial loans for securitization similar to the Loan pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

“Servicer” shall have the meaning set forth in Section 9.3.

“Servicing Agreement” shall have the meaning set forth in Section 9.3.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB.

“Single Member Delaware LLC” shall mean a single member limited liability company formed under Delaware law which (a) has and shall have either two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company, (b) complies with the terms and provisions of Section 3.1.24(cc) hereof, and (c) otherwise meets the Rating Agency Criteria.

“SPE Party” shall mean, if Borrower is a limited partnership or a limited liability company (other than a Single Member Delaware LLC), each general partner or managing member of Borrower (as of the date hereof, Borrower is a Single Member Delaware LLC and there are no SPE Parties).

“Specified Manager” shall mean any successor to RMR LLC, as Manager of the Property, that is an Affiliate of Borrower, Guarantor or any SPE Party (if any).

“Sponsor” shall mean Industrial Logistics Properties Trust, a Maryland real estate investment trust.

“Sponsor’s Credit Agreement” shall mean that certain Credit Agreement dated as of December 29, 2017, among Sponsor, as borrower, certain financial institutions, as lenders, and Citibank, N.A., as Administrative Agent and Collateral Agent, as amended, modified and supplemented from time to time.

“Special Member” shall have the meaning set forth in Section 3.1.24(cc)(i).

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Subsequent Conveyance Fee” shall mean, in respect of any assumption of the Loan pursuant to Section 8.1 or transfer pursuant to Section 8.2(b), in each case following the earlier to occur of (x) the initial assumption of the Loan pursuant to Section 8.1, and (y) the initial transfer pursuant to Section 8.2(b), a fee equal to $750,000.00.

“Successor Borrower” shall have the meaning set forth in Section 2.5.3.

“Survey” shall mean, with respect to each Property, a survey of such Property prepared by a surveyor licensed in the State and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Tax Funds” shall have the meaning set forth in Section 6.2.1.

“Taxes” shall mean all real estate and personal property taxes, payments in lieu of taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Property or part thereof, together with all interest and penalties thereon. In no event shall any PACE Transaction be considered Taxes for purposes of this Agreement.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of any Property.

“Tenant Improvement Allowance” shall mean the amount required to be paid by Borrower to a Tenant under a Lease on account of or in lieu of work performed by such Tenant in the applicable space demised under such Lease.

“Tenant Improvements” shall mean the improvements and/or other work affecting any space at any Property required to be constructed and paid for by Borrower pursuant to applicable Leases for such space.

“Tenant Improvement Release Conditions” shall have the meaning set forth in Section 6.6.2(a).

“Termination Space” shall have the meaning set forth in Section 6.6.1.

“Terrorism Insurance” shall have the meaning set forth in Section 5.1.1(xi).

“TIF PA Borrower” means The Industrial Fund PA LLC, a Delaware limited liability company.

“Title Insurance Policy” shall mean, individually or collectively, as the context may require, the ALTA mortgagee title insurance policies in the form reasonably acceptable to Lender issued with respect to each Property and insuring the lien of each Mortgage.

“Toro” shall mean The Toro Company, a Delaware corporation.

“Toro Expansion Funds” shall have the meaning set forth in Section 6.4.1.

“Toro Lease” shall mean that certain Lease Agreement dated as of March 14, 2012 by and between Ryan Companies US, Inc., a Minnesota corporation (the “Original Lessor”) and Toro, as tenant, as amended by that certain First Amendment to Lease Agreement dated as of September 21, 2012 by and between Ryan Ankeny, LLC, a Minnesota limited liability company, and Toro, and as further amended by that certain Second Amendment to Lease dated as of October 10, 2018 by and between The Industrial Fund Ankeny LLC (f/k/a ILPT Ankeny LLC), a Delaware limited liability company and Toro (the “Second Amendment to Toro Lease”).

“Toro Expansion” shall mean the expansion of the premises demised pursuant to the Toro Lease in accordance with the Second Amendment to Toro Lease.

“Traded Security” shall have the meaning set forth in Section 8.2(e).

“Transferee” shall have the meaning set forth in Section 8.1(a).

“TRIPRA” shall have the meaning set forth in Section 5.1.1(xi).

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“Trust Fund Expenses” shall mean all actual fees and out-of-pocket costs and expenses of (a) Lender, (b) any Servicer (other than monthly master servicing fees), (c) any special servicer in connection with a Securitization of the Loan (a “Special Servicer”), (d) any trustee in connection with a Securitization (a “Trustee”), (e) any other party to the pooling and servicing agreement, including, without limitation, the trust and operating advisors, and (f) any certificate administrator in connection with a Securitization but in each case only to the extent resulting from a reasonably foreseeable Event of Default, any Event of Default or Lender’s receipt of a written notice from Borrower or its Affiliate that an Event of Default is imminently likely to occur (including, without limitation, interest on advances made by the Servicer or the trustee during the continuance of an Event of Default, any enforcement, modification or restructuring expenses and any liquidation fees (not to exceed one-half percent (0.5%) of any liquidation proceeds), workout fees (not to exceed one-half percent (0.5%) of each collection of interest and principal collections of the Loan so long as the Loan is a “corrected” mortgage loan), special servicing fees or any other similar fees in an amount not to exceed one-quarter percent (0.25%) of the amount of the Loan per annum during any period when the Loan becomes a specially serviced loan as a result of an Event of Default, a reasonably foreseeable default or Borrower’s requesting that the Loan be placed into special servicing, any Special Servicer, any Trustee or any other party to the pooling and servicing agreement with respect to delinquent debt service payments or expenses of curing any Default and any expenses paid by any Servicer, any Special Servicer, any Trustee or any other party to the pooling and servicing agreement in respect of the protection and preservation of any Property (including, without limitation, the payment of Taxes and Insurance Premiums)) and the actual and reasonable costs of all property inspections, appraisals, property condition reports and environmental assessments in connection with such Property that any Servicer, any Special Servicer, any Trustee or any other party to the pooling and servicing agreement shall obtain in connection with a request by Borrower, after an Event of Default or upon written notice from Borrower or its Affiliate that an Event of Default is imminently likely to occur.

“Trust Indenture” shall mean that certain Trust Indenture dated as of December 1, 2014 between the County and UMB Bank, N.A., as trustee, as amended by that certain Omnibus Amendment to Lease, Indenture and Performance Agreement dated as of May 24, 2018 by and among the County, UMB Bank, N.A., as trustee, VEREIT and SKF, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time pursuant to the terms hereof.

“UBS” shall have the meaning set forth in the preamble to this Agreement.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b).

“Updated Information” shall have the meaning set forth in Section 9.1(b)(i).

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) obligations or securities not subject to prepayment, call or early redemption which are direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America or of any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, which qualify under § 1.860G-2(a)(8) of the Treasury Regulations, (b) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii), as amended, for which a Rating Agency Confirmation shall have been received or (c) other non-callable instruments, which if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code and for which a Rating Agency Confirmation shall have been received. Any obligations or instruments pursuant to clause (b) above and, provided same shall not constitute a “significant modification” for REMIC purposes, clause (c) above, shall be subject to Lender’s reasonable approval.

“Yield Maintenance Premium” shall mean an amount equal to the greater of: (a) one percent (1.0%) of the outstanding principal amount of the Loan or (b) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Open Prepayment Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Note(s) being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (i) the Interest Rate applicable to such Note(s) being prepaid and (ii) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

Section 1.2            Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II.

THE LOAN

Section 2.1            The Loan.

2.1.1        Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date. The Primary Account Borrower will open an account with Lender solely for purposes of funding the proceeds of the Loan through a single account, and Primary Account Borrower shall receive the proceeds of the Loan from Lender for the benefit of, and on behalf of, all Borrowers.

2.1.2        Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

2.1.3        The Note. The Loan shall be evidenced by each of the A Notes and each of the B Notes, each executed by Borrower and payable to the order of the applicable Lender in evidence of the Loan, and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4        Use of Proceeds. Borrower shall use proceeds of the Loan to (a) pay all past due Taxes and Insurance Premiums, if any, in respect of the Collective Properties, (b) fund the Reserve Funds, (c) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (d) fund any working capital requirements of the Collective Properties and (e) retain the balance, if any, for such purposes as Borrower shall determine, including, but not limited to, distributions to direct or indirect owners of Borrower.

Section 2.2            Interest Rate.

2.2.1        Interest Rate. Interest on the outstanding principal balance of each Note comprising the Loan shall accrue from (and including) the Closing Date up to but excluding the Maturity Date at the Interest Rate applicable to such Notes.

2.2.2        Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Notes and, to the extent permitted by law, overdue interest in respect of the Notes, shall accrue interest at the Default Rate, calculated from the date the related Default occurred (without regard to any grace or cure periods contained herein). In no event shall the foregoing be construed to nullify any grace and/or cure periods applicable to a determination of the existence of an Event of Default.

2.2.3       Interest Calculation. Interest on the outstanding principal balance of each Note comprising the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the Interest Period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate applicable to each Note or the Default Rate applicable to each Note, as then applicable to the Note(s), expressed as an annual rate divided by 360) by (c) the outstanding principal balance of each such Note. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period ending immediately prior to such Monthly Payment Date.

2.2.4        Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3            Loan Payments.

2.3.1        Payment Before Maturity Date. Borrower shall make a payment to Lender of interest only on the Closing Date for the initial Interest Period. On the Monthly Payment Date occurring in December, 2019 and on each Monthly Payment Date thereafter to and including the Maturity Date (unless the Loan is repaid in full prior thereto), Borrower shall make a payment to Lender equal to the Monthly Payment Amount. The Monthly Payment Amount paid pursuant to this Section 2.3.1 shall be applied (i) first, to the payment of interest due and payable on the A Notes, pro rata and pari passu, and (ii) second, to the payment of interest due and payable on each of the B Notes, pro rata and pari passu.

2.3.2        Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.3        Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on or before the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents.

2.3.4       Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office (or such other place designated in writing by Lender to Borrower), and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b)               Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the preceding Business Day.

(c)               All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

(d)               Provided no Event of Default is continuing, all payments of principal shall be applied (i) first, to the principal balance of the A Notes, pro rata and parri passu until paid in full and (ii) second, to the principal balance of the B Notes, pro rata and parri passu until paid in full.

Section 2.4            Prepayments.

2.4.1        Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. After the Lockout Expiration Date, Borrower may, upon not less than fifteen (15) Business Days’ prior written notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt in whole (but not in part) on any Business Day together with payment of the Yield Maintenance Premium; provided, however, no Yield Maintenance Premium or other prepayment fee shall be due in connection with any such prepayment made on or after the Open Prepayment Date. Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date and such amounts (i.e., principal and interest prepaid by Borrower) shall be applied to the Loan on the next Monthly Payment Date.

2.4.2        Mandatory Prepayments. (a) If Lender is not obligated to make Net Proceeds available to Borrower for Restoration of any affected Property, on the next occurring Monthly Payment Date following the date on which (i) Lender actually receives such Net Proceeds, and (ii) Lender has determined that such Net Proceeds shall not be made available for Restoration (provided that Lender is permitted to make such determination in accordance with the terms hereof), Borrower hereby authorizes Lender to apply the full amount of such Net Proceeds to the prepayment of the unpaid principal amount of the Loan in accordance with this Section 2.4.2. Such Net Proceeds shall be applied by Lender as follows in the following order of priority: First, to all amounts (other than principal and interest) then due and payable under the Loan Documents in accordance with Section 2.4.5, including any reasonable, actual, out of pocket costs and expenses of Lender in connection with such prepayment; Second, an amount equal to accrued and unpaid interest at the Interest Rate applicable to the Note(s) actually prepaid and applied in accordance with Section 2.4.5; and Third, to principal on the Notes, to be applied in accordance with Section 2.4.5, up to the Casualty Release Value for such Property (the portion of the Net Proceeds applied to the principal amount of the Loan, the “Net Proceeds Principal Prepayment”; any remaining Net Proceeds after the foregoing applications pursuant to this sentence, the “Remaining Net Proceeds”). Other than during the continuance of an Event of Default, no Yield Maintenance Premium or any other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.2(a).

(b)              In addition to the foregoing, in any instance where (i) (x) no Event of Default exists, (y) the Net Proceeds are greater than twenty-five percent (25%) of the affected Property’s Casualty Release Value and (z) Borrower has used commercially reasonable efforts to satisfy each conditions set forth in Sections 5.2.3(a)(iv) and (vii) but is unable to satisfy such conditions and Lender does not make Net Proceeds available to Borrower for Restoration of the affected Property, or (ii) provided no Event of Default exists, a Property is subject to a Casualty or Condemnation, the estimated Net Proceeds from which are more than sixty percent (60%) of the affected Property's Casualty Release Value (in either case, such Property being sometimes referred to herein as an “Affected Property”), then Borrower may elect and shall have the right, on or prior to the second (2nd) Monthly Payment Date following the application of Net Proceeds in accordance with Section 2.4.2(a), to prepay the Notes (such prepayment an “Affected Property Prepayment”) in an amount which is equal to (1) the greater of (A) the Casualty Release Value applicable to the Affected Property, and (B) the amount required to be paid under Section 2.4.3(d) (the greater of (A) and (B), the “Affected Property Release Amount”), less (2) the amount of the Net Proceeds Principal Prepayment applicable to such Affected Property that has been applied to the principal amount of the Notes in accordance with Section 2.4.2(a) above (or zero if the amount in clause (2) is equal to or greater than the amount in clause (1)) and applied to the principal balance of the Notes as set forth in Section 2.4.5; provided that the following conditions (the “Affected Property Prepayment Conditions”) have been satisfied: (x) Borrower shall have provided to Lender not less than five (5) Business Days prior written notice of its intention to effect an Affected Property Prepayment, and (y) all of the conditions and requirements for the release of such Affected Property set forth in Section 2.4.3 hereof shall be satisfied and the release of such Affected Property shall occur simultaneously with the Affected Property Prepayment. Other than during the continuance of an Event of Default, no prepayment made pursuant to this Section 2.4.2(b) shall require a payment of the Yield Maintenance Premium or any other prepayment premium, penalty or fee.

2.4.3        Affected Property Release. Borrower may obtain the release of an Affected Property from the Mortgage thereon and from the Lien of the related Loan Documents, provided that the following conditions precedent to such release are satisfied (the “Affected Property Release Conditions”): (i) Borrower shall then be entitled to prepay the Loan subject and pursuant to the provisions of Section 2.4.2(b) and in connection with and as a condition to completing such release, Borrower prepays the Loan in the amount of the applicable Affected Property Release Amount and the other amounts and the requirements and conditions of Section 2.4.2(b) are satisfied, and (ii) the following conditions are satisfied:

(a)               The Affected Property shall be transferred and conveyed to a Person other than Borrower or any other Loan Party, provided that the transfer may be to an Affiliate of Borrower or of another Loan Party;

(b)               the following amounts shall be paid:

(i)                the unpaid principal balance of the Loan shall be prepaid by an amount equal to the Affected Property Release Amount for the Affected Property, such amount to be allocated to the principal amount of the Loan in accordance with Section 2.4.5; and

(ii)               if following the application of the prepayments of the Loan described in clause (i) above, additional prepayments would be required in order to comply with clause (d) below then concurrently with and in addition to the prepayments described in clause (i) above, Borrower shall make additional prepayments of the Notes in the amount(s) required to comply with clause (d) below, which amounts shall be applied to the principal balance of the Loan in accordance with Section 2.4.5;

(c)               Borrower shall submit to Lender, not less than five (5) Business Days prior to the date on which the prepayment will be made, a release or assignment of the Lien of the Mortgage on the applicable Affected Property and release of the Lien of the related Loan Documents for such Affected Property for execution by Lender. Such release or assignment shall be in a form appropriate in each jurisdiction in which the Affected Property is located and shall contain standard provisions satisfactory to a prudent lender acting reasonably. Any assignments made by Lender shall be without recourse, representation or warranty by Lender (other than representations relating to due execution and authority) and comply with all applicable law. In addition, Borrower shall provide all other documentation of a ministerial or administrative nature that Lender reasonably requires to be delivered by Borrower in connection with such release or assignment; and

(d)               Notwithstanding the provisions of Sections 5.2 and 5.3, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage following a Condemnation (but taking into account any proposed Restoration on the remaining Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Collective Properties (for purposes of the REMIC provisions, counting only real property and excluding any personal property or going concern value) is greater than one hundred twenty-five percent (125%) (such value to be determined by Lender based upon a new or updated appraisal of the Collective Properties ordered by Lender, in form and substance reasonably acceptable to Lender prepared by an appraiser reasonably acceptable to Lender, the cost of which shall be paid by Borrower), the principal balance of the Loan (such prepayment to be applied in accordance with Section 2.4.5) must be paid down (the “Condemnation Payment”) by Borrower by an amount equal to the least of the following amounts: (i) the Net Proceeds paid in connection with such Condemnation, (ii) the fair market value of the released portion of the Collective Properties at the time of the release, or (iii) an amount such that the loan-to-value ratio of the Loan (as so determined by Lender) does not increase after the release, unless Borrower delivers to Lender an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release. No Yield Maintenance Premium or any other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.3(d).

2.4.4        Prepayments After Default. Other than with respect to any application of Net Proceeds or a Condemnation Payment, if concurrently with or during the occurrence of an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the restrictions against prepayment set forth in Section 2.4.1 and Lender shall be owed and Borrower, such purchaser at foreclosure or other Person shall pay the Yield Maintenance Premium to the extent such Yield Maintenance Premium would otherwise be due and payable, in addition to the outstanding principal balance, all accrued and unpaid interest through the end of the Interest Period during which such payment is made and other amounts payable under the Loan Documents.

2.4.5       Application of Prepayments to Notes. Provided no Event of Default is continuing, any prepayment made pursuant to Section 2.4.1, Section 2.4.2 or Section 2.4.3 hereof shall be applied (a) first, to the reduction of the outstanding principal balance of each A Note on a pro rata and pari passu basis, until each A Note is reduced to zero and (b) second, to the reduction of the outstanding principal balance of each B Note on a pro rata and pari passu basis, until each B Note is reduced to zero.

Section 2.5            Defeasance.

2.5.1        Conditions to Defeasance. (a)  Provided no Event of Default shall then be continuing, Borrower shall have the right at any time after the Lockout Expiration Date and prior to the Open Prepayment Date to voluntarily defease the entire Loan and obtain an assignment or release of the lien of the Mortgage by providing Lender with the Defeasance Collateral (hereinafter, a “Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(i)                Borrower shall provide Lender not less than thirty (30) days’ notice (or such shorter period of time if permitted by Lender in its sole discretion), specifying a Business Day on which the Defeasance Event is to occur (the “Defeasance Date”);

(ii)               Borrower shall pay to Lender (A) all accrued and unpaid payments of principal and interest due on the Loan to and including the Defeasance Date and (B) all other sums, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;

(iii)              Borrower shall deposit the Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Section 2.5.2 hereof;

(iv)              Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Defeasance Collateral;

(v)              Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral, (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of a Defeasance Event pursuant to this Section 2.5, (C) the Defeasance Event will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Note as indebtedness for federal income tax purposes, (D) delivery of the Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law and (E) if required by the Rating Agencies, a New Non-Consolidation Opinion acceptable to the Rating Agencies with respect to the Successor Borrower;

(vi)              Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5 have been satisfied;

(vii)             Borrower shall deliver a certificate of a public accounting firm acceptable to Lender certifying that the Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(viii)            each Rating Agency rating the Securities shall have delivered a Rating Agency Confirmation as to the proposed Defeasance Event;

(ix)              Borrower shall deliver such other customary certificates, opinions, documents and instruments as Lender may reasonably request; and

(x)               Borrower shall pay all (A) reasonable, third-party out-of-pocket costs and expenses of Lender actually incurred in connection with the Defeasance Event, including Lender’s reasonable third-party out-of-pocket attorneys’ fees and expenses and (B) any Rating Agency fees and expenses.

(b)               If Borrower has elected to defease the Note and the requirements of this Section 2.5 have been satisfied, the Collective Properties shall be released from the lien of the Mortgage and the other Loan Documents. Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note. In connection with the release of the Lien, Borrower shall submit to Lender, not less than fifteen (15) days prior to the Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the related Property is located and that contains standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation that a prudent lender originating mortgage loans for securitization similar to the Loan would reasonably require to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the lien of the Mortgage, including Lender’s reasonable, third party, out-of-pocket attorneys’ fees. Except as set forth in Section 2.4, this Section 2.5 or any other specific provisions in any of the Loan Documents to the contrary, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Mortgage on the Collective Properties.

2.5.2        Defeasance Collateral Account. On or before the date on which Borrower delivers the Defeasance Collateral, Borrower shall open at any Eligible Institution, selected by Borrower, the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only (a) Defeasance Collateral, and (b) cash from interest and principal paid on the Defeasance Collateral. All cash from interest and principal payments paid on the Defeasance Collateral shall be paid over to Lender on each Monthly Payment Date in an amount equal to the interest which shall have accrued on the outstanding principal balance of the Loan and applied first to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Defeasance Collateral not needed to pay the Scheduled Defeasance Payments shall be retained in the Defeasance Collateral Account as additional collateral for the Loan. Borrower shall cause the Eligible Institution at which the Defeasance Collateral is deposited to enter into an agreement with Borrower and Lender, reasonably satisfactory to Lender, pursuant to which such Eligible Institution shall agree to hold and distribute the Defeasance Collateral in accordance with this Agreement. Borrower or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

2.5.3        Successor Borrower. In connection with a Defeasance Event under this Section 2.5, Borrower shall transfer and assign all obligations, rights and duties under and to the Note and the Security Agreement, together with the Defeasance Collateral, to a newly-created successor entity, which entity shall be a single purpose, bankruptcy remote entity with two (2) Independent Managers/Directors and which entity shall be designated or established by Borrower (the “Successor Borrower”). Borrower shall have the right to purchase, or cause to be purchased on behalf of Borrower, the Defeasance Collateral. Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under the Loan Documents (other than those obligations which by their express terms survive a repayment, defeasance or other satisfaction of the Loan and/or a transfer of the Collective Properties in connection with Lender’s exercise of its remedies under the Loan Documents). Borrower shall pay a minimum of $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Borrower shall pay all reasonable third-party out-of-pocket costs and expenses actually incurred by Lender in connection with establishing the Successor Borrower, including Lender’s reasonable third-party out-of-pocket attorney’s fees and expenses actually incurred in connection therewith.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1            Borrower Representations. Each Borrower represents and warrants that, as of the date hereof:

3.1.1        Organization. (a)  Each of Borrower and each SPE Party (if any) is duly formed, organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification. Each Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

(b)               Each Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Each Borrower is an organization of the type specified in the first paragraph of this Agreement. Each Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Each Borrower’s principal place of business and chief executive office, and the place where such Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of the applicable Borrower) and will continue to be the address of such Borrower set forth in the first paragraph of this Agreement (unless such Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Each Borrower’s organizational identification number assigned by the state of its incorporation or organization is set forth on Schedule 3.1.1 attached hereto. Each Borrower’s federal tax identification number is set forth on Schedule 3.1.1 attached hereto. No Borrower is subject to back-up withholding taxes.

3.1.2        Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by each Borrower and constitute a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3        No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by each Borrower and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which such Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of such Borrower’s organizational documents or any agreement or instrument to which such Borrower is a party or by which it is bound, or any order or decree applicable to such Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4        Litigation. Except as disclosed on Schedule 3.1.4 attached hereto, there is no action, suit, proceeding or investigation pending or, to Borrower’s Knowledge, threatened in writing against any Borrower or any Property in any court or by or before any other Governmental Authority which would have, or is reasonably likely to have, a Material Adverse Effect. There is no action, suit, proceeding or investigation pending or, to Borrower’s Knowledge, threatened in writing against Guarantor, any Property or any Restricted Party, in any court or by or before any other Governmental Authority, which would have or is reasonably likely to have, a Material Adverse Effect.

3.1.5       Agreements. Except as disclosed in the Title Insurance Policy, no Borrower is a party to any agreement or instrument or subject to any restriction which would have, or is reasonably likely to have, a Material Adverse Effect. No Borrower is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would have, or is reasonably likely to have, a Material Adverse Effect. No Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or such Borrower’s Property is bound that would have, or is reasonably likely to have, a Material Adverse Effect. No Borrower has any material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Borrower is a party or by which such Borrower or its Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Collective Properties (including, without limitation, obligations under Leases and with respect to title matters) and (b) obligations under the Loan Documents.

3.1.6        Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by any Borrower of, or compliance by any Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by such Borrower.

3.1.7        Title. Each Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Collective Properties owned by such Borrower and good title to the balance of the Collective Properties owned by it, in each case, free and clear of all Liens whatsoever except the Permitted Encumbrances. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, the DACA and the Cash Management Agreement, will create (a) a valid, first priority, perfected lien on real property comprising part of the Collective Properties owned by such Borrower, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases) owned by such Borrower, all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. To Borrower’s Knowledge, there are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting any of the Collective Properties which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement, or impair such Borrower’s ability to pay its obligations in a timely manner.

3.1.8        ERISA Matters; No Plan Assets. (a)  As of the date hereof and throughout the term of the Loan (i) No Borrower is, nor will any Borrower be an “employee benefit plan”, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (ii) none of the assets of any Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, (iii) No Borrower is, nor will any Borrower be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) no transactions by or with a Borrower are and will be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans.

(b)              Each Borrower, the Guarantor and each of their respective ERISA Affiliates has not in the past six (6) years maintained or contributed or had any obligation to contribute, to any Employee Benefit Plan and, as of the date hereof and throughout the term of the Loan, does not and will not maintain, contribute or be obligated to contribute to any Employee Benefit Plan.

3.1.9        Compliance. To Borrower’s Knowledge, each Borrower and each Property and the use thereof comply with all applicable Legal Requirements, including, without limitation, parking, building, zoning and land use laws, ordinances, regulations, and codes except to the extent any non-compliance would not have, nor could not reasonably be expected to have, a Material Adverse Effect. No Borrower has received any written notice that it is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority that remains uncorrected, the violation of which neither would have, nor could reasonably be expected to have, a Material Adverse Effect. No Borrower has committed any act which may give any Governmental Authority the right to cause such Borrower to forfeit any Property owned by such Borrower or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. To Borrower’s Knowledge, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed substantially to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits.

3.1.10      Financial Information. All financial data (including, without limitation, the statements of cash flow and income and operating expense that have been delivered to Lender in respect of the Collective Properties and the Borrowers (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of the Collective Properties and the Borrowers as of the date of such reports and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. No Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are Known to such Borrower that is required to be set forth in such financial statements, except as referred to or reflected in said financial statements. Since the date of the financial statements described above and through the date hereof, there has been no material adverse change in the financial condition, operations or business of the Borrowers or the Collective Properties from that set forth in said financial statements.

3.1.11      Condemnation. Except as disclosed in Schedule 3.1.11 attached hereto or in the Title Insurance Policy, no Condemnation or other proceeding has been commenced or, to Borrower’s Knowledge, has been threatened in writing with respect to all or any portion of any Property or for the relocation of roadways providing access to any Property.

3.1.12      Utilities and Public Access. To Borrower’s Knowledge, each individual Property (a) has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended uses, and (b) has, or is served by, parking to the extent required to comply with all Leases and all Legal Requirements.

3.1.13      Separate Lots. Except as set forth in the applicable Survey, each Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Property.

3.1.14      Assessments. To Borrower’s Knowledge, except as set forth on Schedule 3.1.14 attached hereto, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to any Property that may result in such special or other assessments.

3.1.15      Enforceability. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.

3.1.16     Mortgage. Each Mortgage creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate such Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.17     Insurance. Borrower has obtained and has delivered to Lender original or certified copies of all of the Policies or ACORD certificates, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no claims currently outstanding that have been made under any of the Policies and that would have a Material Adverse Effect, and to Borrower’s Knowledge, no Person, including any Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18     Licenses. Except as disclosed in Schedule 3.1.18 attached hereto, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of the applicable Borrower by any Governmental Authority for the legal use, occupancy and operation of the Property in the manner in which the Property owned by such Borrower is currently being used, occupied and operated by Borrower (“Licenses”) have been obtained and are in full force and effect, except where the failure to obtain such License neither would have nor would be reasonably expected to have a Material Adverse Effect.

3.1.19     Flood Zone. Except as set forth on any Survey, none of the Improvements on the Collective Properties are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to such Property. The list of each Property’s address is set forth on Schedule 3.1.19 attached hereto.

3.1.20     Physical Condition. Except as may be disclosed in the property condition report obtained by Lender in connection with the Loan or otherwise disclosed to Lender in writing (including, without limitation, any matter disclosed in any estoppel received by Lender) or set forth on Schedule 3.1.20, to Borrower’s Knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects. There exists no structural or other material defects or damages in any Property, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21     Boundaries. Except as set forth on the Survey, all of the Improvements which were included in determining the appraised value of each Property lie wholly within the boundaries and building restriction lines of each Property, and no improvements on adjoining properties encroach upon the related Property, and no easements or other encumbrances affecting such Property encroach upon any of the Improvements.

3.1.22     Leases. Except as disclosed in any Tenant estoppel certificate addressed and delivered to Lender prior to the Closing Date or in Schedule 3.1.22 attached hereto, or otherwise disclosed to Lender in writing: (a) the rent roll attached hereto as Schedule I is true, complete and correct, no Property is subject to any Leases other than the Leases described in Schedule I, and no Person has any possessory interest in any Property or right to occupy the same except under and pursuant to the provisions of the Leases; (b)(i) the Leases identified on Schedule I are in full force and effect, (ii) there are no monetary defaults or, to Borrower’s Knowledge, material non-monetary defaults thereunder by any applicable Tenant, (iii) there are no defaults thereunder by Borrower, as landlord, and, Borrower’s Knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute a default by Borrower, as landlord, thereunder, and (iv) to Borrower’s Knowledge, no Tenant is subject to an action under any state or federal bankruptcy, insolvency, or similar laws or regulations, (c) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (d) no Rent (other than security deposits) has been paid more than one (1) month in advance of its due date, (e) all work to be performed by Borrower under each Lease to which such Borrower is a party has been performed as required and has been accepted by the applicable Tenant, and Borrower has no remaining obligation to pay for Tenant Improvements, Tenant Improvement Allowances or Leasing Commissions for existing Leases, (f) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the applicable Borrower to any Tenant has already been received by such Tenant, (g) any security deposits are being held in accordance with Legal Requirements, (h) all Tenants at the Property are paying full rent under their Leases; (i) no Tenant under any Lease (or any sublease) is an Affiliate of Borrower, (j) no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the Improvements of which the leased premises are a part, (k) each Tenant at the Property is in physical occupancy of the premises demised under its Lease, to Borrower’s Knowledge and has not sublet any portion thereof to any Person, and (l) no Person other than the applicable Borrower and the applicable Tenant have any right, title or interest in and to the Leases and Rents except the rights and Liens granted to Lender pursuant to the Loan Documents.

3.1.23     Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, each Mortgage, have been paid or are being paid simultaneously herewith. To Borrower’s Knowledge, all taxes and governmental assessments due and owing in respect of each Property as of the date hereof have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the related Title Insurance Policy.

3.1.24     Single Purpose. From the date of the formation of Borrower and each SPE Party (if any) through and including the Closing Date, none of the Borrower and any SPE Party has taken any of the actions prohibited (or failed to take any actions required to be taken) pursuant to the terms and provisions of this Section 3.1.24. Borrower hereby represents and warrants to, and covenants with, Lender that since its formation, at all times thereafter and until such time as the Debt shall be paid in full:

(a)               No Borrower has owned (except, as to TIF PA Borrower, the Brookfield Property previously owned by it), owns or will own any asset or property other than (i) the Property owned by such Borrower or the interests owned in the other Borrowers, and (ii) incidental personal property necessary for the ownership or operation of the Property owned by such Borrower.

(b)               No Borrower has or will engage in any business other than the acquisition, ownership, holding, leasing, financing, management, operation, development and improvement of the Property owned by such Borrower and each Borrower has and will conduct and operate its business as presently conducted and operated.

(c)               Except for capital contributions or capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records, and except as contemplated by the Loan Documents with respect to co-borrowers under the Loan Documents, no Borrower has or will enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except in the ordinary course of business and upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arms-length basis with unaffiliated third parties; provided, however, that the Lender has reviewed and approved the Property Management Agreement.

(d)               No Borrower has incurred any Indebtedness that is still outstanding or will incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Debt, (ii) trade and/or operational indebtedness incurred in the ordinary course of business with trade and/or operational creditors, provided such indebtedness is (A) unsecured, (B) not evidenced by a note, (C) on commercially reasonable terms and conditions, and (D) due not more than sixty (60) days past the date incurred and paid on or prior to such date, (iii) reimbursements to Affiliates for shared overhead expenses as contemplated by Section 3.1.24(t), (iv) Permitted Equipment Leases and (v) any Indebtedness under the Bond Documents or the Bond Lease; provided however, the aggregate amount of the indebtedness described in clauses (ii), (iii) and (iv) shall not exceed at any time three percent (3.0%) of the amount of the principal balance of the Loan.

(e)               No Borrower has made or will make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.

(f)                Each Borrower has been, is and will intend to remain solvent and each Borrower has paid and, except as contemplated by the Loan Documents with respect to co-borrowers under the Loan, will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided, that, in each such case, there exists and, if applicable, is made available to Borrower by Lender pursuant to the Cash Management Agreement, sufficient cash flow from the Collective Properties to do so and that the foregoing shall not require any partners, members or other owners of Borrower to make any capital contributions or to lend funds to Borrower or arrange for any such capital contribution or loan by any other Person.

(g)               Each Borrower has done or caused to be done and will do or cause to be done all things necessary to observe organizational formalities and preserve its separate existence, and no Borrower has, will, nor will any Borrower permit any SPE Party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower or such SPE Party without the prior consent of Lender in any manner that (i) violates the single purpose covenants set forth in this Section 3.1.24, or (ii) amends, modifies or otherwise changes any provision thereof that (A) by its terms cannot be modified at any time when the Loan is outstanding, (B) by its terms cannot be modified without Lender’s consent, or (C) is otherwise prohibited from being amended or modified pursuant to this Agreement or the other Loan Documents.

(h)               Each Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party (except as provided in the following two (2) sentences). No Borrower’s assets have or will be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Each Borrower has filed and will file its own tax returns separate from those of any other Person except to the extent the Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law.

(i)                 Each Borrower has been and will be, and at all times has and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), has and shall correct any Known misunderstanding regarding its status as a separate entity, has and shall conduct business solely in its own name, has not and shall not identify itself or any of its Affiliates as a division or part of any Person and has and shall maintain and utilize separate invoices and checks bearing its own name, except in each case for business conducted on behalf of Borrower by Manager pursuant to the terms and provisions of the Property Management Agreement, which Borrower represents is on commercially-reasonable and arms’ length terms, so long as Manager holds itself out as an agent or representative of Borrower.

(j)                 Each Borrower has maintained and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided that there exists sufficient cash flow from the Collective Property to do so and provided, further, that the foregoing shall not require any partners, members or other owners of Borrower to make any capital contributions or to lend funds or loans to Borrower or arrange for any such capital contribution or loan by any other Person) and shall not intentionally make any distribution which shall cause it to have less than adequate capital.

(k)                Neither Borrower nor any constituent party has or will seek or effect the liquidation, dissolution, winding up, division into two (2) or more legal entities, liquidation, consolidation or merger, in whole or in part, of Borrower or a sale or transfer of all or substantially all of Borrower’s assets.

(l)                Except as contemplated by the Loan Documents with respect to co-borrowers under the Loan, no Borrower has and nor will any Borrower commingle the funds and other assets of such Borrower with those of any Affiliate or constituent party or any other Person, and has and will hold all of its assets solely in its own name.

(m)              Each Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n)               No Borrower has and no Borrower will guarantee or become obligated for the debts of any other Person and has not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person, except for (i) any co-borrowers pursuant to this Agreement and (ii) guarantees of borrowings and other extensions of credit to Sponsor under Sponsor’s Credit Agreement, which guarantees were released prior to the date hereof.

(o)               Each Borrower shall conduct its business so that the assumptions made with respect to such Borrower in the Non-Consolidation Opinion and any New Non-Consolidation Opinion shall be true and correct in all material respects. In connection with the foregoing, each Borrower hereby covenants and agrees that it will comply in all material respects with or cause the compliance in all material respects with, (i) all of the facts and assumptions (whether regarding such Borrower or any other Person) set forth in the Non-Consolidation Opinion, and any New Non-Consolidation Opinion, (ii) all the representations, warranties and covenants in this Section 3.1.24, and (iii) all the organizational documents of Borrower and any SPE Party.

(p)               No Borrower has permitted, and no Borrower will permit any Affiliate or constituent party independent access to its bank accounts, except for customary access by the Manager acting as agent of Borrower in accordance with the Property Management Agreement.

(q)               Each Borrower has paid and, except as contemplated by the Loan Documents with respect to co-borrowers under the Loan, shall pay from its own funds its own liabilities and expenses, including all Property-related expenses and the salaries of its own employees (if any) from its own funds (provided there exists and, if applicable, is made available to Borrower by Lender pursuant to the Cash Management Agreement, sufficient cash flow from the Collective Properties to do so and that the foregoing shall not require any partners, members or other owners of Borrower to make any capital contributions or to lend funds to Borrower or arrange for any such capital contribution or loan by any other Person), with it being understood that nothing in this Section 3.1.24(q) shall limit the right of Borrower to share overhead expenses with Affiliates in compliance with Section 3.1.24(t) and provided further that the foregoing shall not require Borrower’s direct or indirect legal or beneficial owners to make any capital contributions or to lend funds to Borrower or arrange for any such capital contribution or loan by any other party.

(r)                Each Borrower has compensated and, except as contemplated by the Loan Documents with respect to co-borrowers under the Loan, shall compensate each of its consultants and agents from its funds for services provided to it and has paid and shall pay from and to the extent of its own assets all obligations of any kind incurred.

(s)               No Borrower will, without the unanimous consent of all of its directors or members (including all Independent Managers/Directors), take any Material Credit Action.

(t)                Each Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space and for services performed by any employee of an Affiliate.

(u)               No Borrower has pledged and no Borrower will pledge its assets to secure the obligations of any other Person (except as contemplated by the Loan Documents with respect to co-borrowers under the Loan).

(v)                No Borrower will have any obligation to indemnify its officers, directors, members or partners, as the case may be, unless such obligation is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(w)               No Borrower (i) has, does, or will have any of its obligations guaranteed by any Affiliate, other than with respect to the Guaranty and the Environmental Indemnity, and (ii) does or will permit any Affiliate (other than (x) the Guarantor under the Guaranty and Environmental Indemnity and (y) except as contemplated by the Loan Documents with respect to co-borrowers under the Loan) to hold such Affiliate’s credit out as available to pay the debts of Borrower.

(x)                No Borrower has bought or held and no Borrower shall buy or hold evidence of indebtedness issued by any other Person other than (i) Permitted Investments made in accordance with the terms and provisions of this Agreement and the other Loan Documents and (ii) the Bonds (as defined in the Trust Indenture).

(y)                No Borrower shall form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity, other than Permitted Investments made in accordance with the terms and provisions of this Agreement and the other Loan Documents.

(z)                Each Borrower and each SPE Party shall be organized under Delaware law.

(aa)             (i) If a Borrower shall have its own board of directors/managers, such Borrower shall cause its board of directors /managers to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware limited liability company formalities, and (ii) each Borrower shall cause the directors, officers, agents and other representatives of such Borrower to act at all times with respect to such Borrower consistently and in furtherance of the foregoing and in the best interests of such Borrower.

(bb)             If a Borrower is a limited partnership or a limited liability company other than a Single Member Delaware LLC, each SPE Party shall comply with the terms and provisions of this Section 3.1.24. Each SPE Party shall either be (i) a Single Member Delaware LLC in accordance with the terms and provisions of clause (cc) below or (ii) a corporation (A) whose sole asset is its interest in such Borrower, (B) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in such Borrower, (C) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) except being liable for the obligations of Borrower as general partner thereof, and (D) which has and will at all times own at least a one-half of one percent (0.5%) (or if Borrower is a Delaware entity, a one-tenth of one percent (0.1%)) direct equity ownership interest in Borrower. Each SPE Party will at all times comply, and will cause such Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPE Party. Upon the withdrawal or the disassociation of an SPE Party from a Borrower, to the extent permitted pursuant to the terms and provisions of this Agreement, the affected Borrower shall immediately appoint a new SPE Party whose articles of incorporation or organization are substantially similar to those of such SPE Party and deliver a New Non- Consolidation Opinion to Lender with respect to the new SPE Party and its equity owners.

(cc)             In the event a Borrower or an SPE Party is a Single Member Delaware LLC, its limited liability company agreement (the “LLC Agreement”) shall provide that:

(i)                upon the occurrence of any event that causes the last remaining member (“Member”) of such Borrower or the SPE Party, as applicable, to cease to be the member of such Borrower or the SPE Party, as applicable, (other than (A) upon an assignment by Member of all of its limited liability company interest in such Borrower or the SPE Party, as applicable, and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of such Borrower or the SPE Party, as applicable, in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Manager/Director of such Borrower or the SPE Party, as applicable, shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of such Borrower or the SPE Party, as applicable, automatically be admitted to such Borrower or the SPE Party, as applicable, as a member with a zero percent (0%) economic interest (“Special Member”) and shall continue the existence of such Borrower or the SPE Party, as applicable, without dissolution;

(ii)               Special Member may not resign from a Borrower or the SPE Party, as applicable, or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to such Borrower or the SPE Party, as applicable, as a Special Member in accordance with requirements of Delaware, as applicable, and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Managers/Directors of such Borrower or the SPE Party, as applicable, in accordance with Section 3.1.24(dd) below;

(iii)              Special Member shall automatically cease to be a member of a Borrower or the SPE Party, as applicable, upon the admission to such Borrower or the SPE Party, as applicable, of the first substitute member;

(iv)              Special Member shall be a member of a Borrower or the SPE Party, as applicable, that has no interest in the profits, losses and capital of such Borrower or the SPE Party, as applicable, and has no right to receive any distributions of the assets of such Borrower or the SPE Party, as applicable;

(v)               pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to the related Borrower or the SPE Party, as applicable, and shall not receive a limited liability company interest in such Borrower or the SPE Party, as applicable;

(vi)              Special Member, in its capacity as Special Member, may not bind the related Borrower or the SPE Party, as applicable;

(vii)             except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the related Borrower or the SPE Party, as applicable, including, without limitation, the merger, consolidation, division into two (2) or more limited liability companies or other legal entities or conversion of such Borrower or the SPE Party, as applicable; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Manager/Director, to vote on such matters required by the Loan Documents or the LLC Agreement;

(viii)            upon the occurrence of any event that causes the Member to cease to be a member of the related Borrower or the SPE Party, as applicable, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in such Borrower or the SPE Party (as applicable) agree in writing (A) to continue such Borrower or the SPE Party (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Borrower or the SPE Party (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in such Borrower or the SPE Party, as applicable;

(ix)              any action initiated by or brought against Member or Special Member in connection with any Bankruptcy Event shall not cause Member or Special Member to cease to be a member of the related Borrower or the SPE Party, as applicable, and upon the occurrence of such an event, the business of such Borrower or the SPE Party (as applicable) shall continue without dissolution; and

(x)               each of Member and Special Member waives any right it might have to agree in writing to dissolve the related Borrower or the SPE Party, as applicable, upon the occurrence of any action initiated by or brought against Member or Special Member in connection with any Bankruptcy Event, or the occurrence of an event that causes Member or Special Member to cease to be a member of such Borrower or the SPE Party, as applicable.

In order to implement the admission to Borrower or an SPE Party, as applicable, of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to the related Borrower or the SPE Party, as applicable, as Special Member, Special Member shall not be a member of such Borrower or the SPE Party, as applicable, but Special Member may serve as an Independent Manager/Director of the related Borrower or the SPE Party, as applicable.

(dd)           The organizational documents of Borrower (to the extent Borrower is a corporation or a Single Member Delaware LLC) or each SPE Party (if Borrower is a limited partnership or a limited liability company other than a Single Member Delaware LLC) shall provide that at all times there shall be at least two (2) duly appointed independent managers or directors of such entity (each, an “Independent Manager/Director”) who shall (i) not have been at the time of each such individual’s initial appointment, and has never been, and shall not be at any time while serving as Independent Manager/Director, any of the following: (A) a member, partner, equityholder, manager, director, officer or employee of such Borrower or any of its or the SPE Party’s, as applicable, equityholders or Affiliates (other than serving as an Independent Manager/Director of (x) Borrower or (y) an Affiliate of Borrower that does not own a direct or indirect ownership interest in Borrower or the SPE Party (if any) and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Manager/Director is employed by a company that routinely provides professional Independent Managers/Directors or managers in the ordinary course of its business), (B) a customer, creditor, supplier or service provider (including provider of professional services) to, or any other Person who derives any of its purchases or revenues from its activities with, Borrower or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Managers/Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business), (C) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier, customer or service provider, or (D) a Person that controls (whether directly, indirectly or otherwise) any of (A), (B) or (C) above, (ii) be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved Independent Manager/Director Provider, and (iii) have had at least three (3) years prior experience as an Independent Manager/Director employed and in good standing with an Approved Independent Manager/Director Provider. A natural person who otherwise satisfies the foregoing definition and satisfies clause (A) by reason of being the Independent Manager/Director of a “special purpose entity” affiliated with Borrower that does not own a direct or indirect ownership interest in Borrower or SPE Party (if any) shall be qualified to serve as an Independent Manager/Director of the Borrower, provided that the fees that such individual earns from serving as an Independent Manager/Director of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

(ee)            The organizational documents of Borrower (to the extent Borrower is a corporation or a Single Member Delaware LLC) or each SPE Party (if Borrower is a limited partnership or a limited liability company other than a Single Member Delaware LLC) shall further provide that:

(i)               the board of directors or managers of Borrower or the SPE Party, as applicable, and the constituent members of such entities (the “Constituent Members”) shall not take any Material Credit Action without the unanimous vote of the entire board of directors or managers, as applicable, and the Constituent Members including the two (2) Independent Managers/Directors appointed in accordance with the terms and provisions of Section 3.1.24(dd);

(ii)               any resignation, removal or replacement of an Independent Manager/Director shall not be effective without five (5) Business Days prior written notice to Lender accompanied by evidence that a replacement Independent Manager/Director satisfying the applicable terms and conditions hereof and of the applicable organizational documents shall have replaced such outgoing Independent Manager/Director;

(iii)               to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, each Independent Manager/Director shall consider only the interests of Borrower and the SPE Party, if applicable (including Borrower’s and any such SPE Party’s creditors), in acting or otherwise voting on a Material Credit Action or any other matters provided for herein, and the organizational documents of Borrower and any SPE Party (which such fiduciary duties to the Constituent Members and Borrower’s and any such SPE Party’s respective creditors, in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or any SPE Party, as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other affiliates of the Constituent Members, Borrower and any SPE Party and (z) the interests of any group of affiliates of which the Constituent Members, Borrower or any SPE Party is a part));

(iv)               other than as provided in subsection (iii) above, the Independent Managers/Directors shall not have any fiduciary duties to any Constituent Members, any directors of Borrower, any SPE Party or any other Person;

(v)                the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and

(vi)               to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Manager/Director shall not be liable to Borrower, any SPE Party, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless such Independent Manager/Director acted in bad faith or engaged in willful misconduct.

(ff)             Any assignment of limited liability company or limited partnership interests in Borrower, and the admission of the assignee as a member or partner of Borrower, were accomplished in accordance with, and were permitted by, the limited liability company agreement or limited partnership agreement of Borrower as in effect at such time.

(gg)           Intentionally omitted.

(hh)           The organizational documents of Borrower and each SPE Party (if any) shall provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(ii)              Each amendment and restatement (if any) of each organizational document of Borrower has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to its amendment or restatement from time to time.

(jj)              The Organizational Documents for each Borrower shall provide that except for duties to such Borrower as set forth in the Organizational Documents (including duties to the member and Borrower’s creditors solely to the extent of their respective economic interests in Borrower, but excluding (i) all other interests of the member, (ii) the interests of other Affiliates of Borrower, and (iii) the interests of any group of Affiliates of which Borrower is a part), the Independent Managers/Directors shall not have any fiduciary duties to the member, any officer or any other Person bound by the Borrower’s Organizational Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The Organizational Documents for Borrower shall provide that to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, an Independent Manager/Director shall not be liable to Borrower, the member or any other Person bound by the Borrower’s Organizational Documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager/Director acted in bad faith or engaged in willful misconduct. The Organizational Documents for Borrower shall at all times provide that all right, power and authority of the Independent Managers/Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the Borrower’s Organizational Documents. The Organizational Documents for Borrower shall provide that notwithstanding any other provision of the Borrower’s Organizational Documents to the contrary, each Independent Manager/Director, in its capacity as an Independent Manager/Director, may only act, vote or otherwise participate in those matters referred to in Section 9(j)(iii) of the Borrower’s Organizational Documents or as otherwise specifically required by the applicable Organizational Documents, and such Independent Manager/Director’s act, vote or other participation shall not be required for the validity of any action taken by the board of directors of Borrower unless, pursuant to the provisions of Section 9(j)(iii) of the operating agreement or as otherwise specifically provided in the applicable Organizational Documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Manager/Director.

3.1.25    Tax Filings. To the extent required, each Borrower has timely filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by such Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26    Solvency. No Borrower has entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor. Each Borrower received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against any Borrower or any Constituent Member of any Borrower, and no Borrower nor any Constituent Member of Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.

3.1.27    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28    Organizational Chart. The organizational chart attached as Schedule II hereto, relating to each Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

3.1.29    Bank Holding Company. No Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.30    Investment Company Act. Borrower is not (1) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; or (2) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.31    No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower does not have any Knowledge of any Person contemplating the filing of any such petition against Borrower.

3.1.32    Full and Accurate Disclosure. No information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of any Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance presently Known to Borrower (other than information of a general economic nature) which has not been disclosed to Lender which is reasonably likely to have a Material Adverse Effect.

3.1.33    Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.34    No Change in Facts or Circumstances; Disclosure. There has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has, or is reasonably likely to have, a Material Adverse Effect.

3.1.35    Property Management Agreement. The Property Management Agreement is in full force and effect and (a) to Borrower’s Knowledge, there is no default by Manager thereunder and no event has occurred that, with the passage of time and/or the giving of notices would constitute a default by Manager thereunder and (b) there is no default by Borrower thereunder and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default by Borrower thereunder.

3.1.36    Property Documents; Bond Documents.

(a)             The Property Documents are in full force and effect and have not been modified, amended or supplemented. Neither the Borrower nor, to Borrower’s knowledge, any other party to the Property Documents, is in default under any of the provisions thereof, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default of any of the provisions thereof. All sums due and payable under the Property Documents have been paid in full and no party to the Property Documents has commenced any action or given or received any notice for the purpose of terminating the Property Documents, and, to Borrower’s knowledge, the representations made in any estoppel or similar document delivered with respect to the Property Documents in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.

(b)             Borrower has delivered to Lender true, correct and complete copies of the Bond Documents, and there are no oral agreements to which Borrower is bound with respect thereto. To Borrower’s Knowledge, the Bond Documents are in full force and effect and have not been modified, amended or supplemented. Neither the Borrower nor, to Borrower’s Knowledge, any other party to the Bond Documents, is in default under any of the provisions thereof, and to Borrower’s Knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default of any of the provisions thereof. To Borrower’s Knowledge, all sums due and payable under the Bond Documents have been paid in full and no party to the Bond Documents has commenced any action or given or received any notice for the purpose of terminating the Bond Documents, and, to Borrower’s Knowledge, the representations made in any estoppel or similar document delivered with respect to the Bond Documents in connection with the closing of the Loan are true, complete and correct. The principal amount of the Bonds (as defined in the Trust Indenture) that have been issued to date is $31,052,842.74 (which principal amount remains outstanding). Borrower owns all of the outstanding Bonds free and clear of any lien, pledge or other encumbrance. No Supplemental Indentures (as defined in the Trust Indenture) have been entered into in accordance with the Trust Indenture.

3.1.37    Perfection of Accounts.

(a)             This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Deposit Account and the other Accounts (as defined in the Cash Management Agreement) in favor of Lender, which security interest is prior to all other Liens (except as provided in the DACA), and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents, Borrower has not sold or otherwise conveyed the Accounts.

(b)             The Deposit Account and the other Accounts (as defined in the Cash Management Agreement) constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York.

3.1.38    Material Agreements. With respect to each Material Agreement, Borrower hereby represents that (except, in each case, as disclosed to Lender in writing) (a) each Material Agreement is, to Borrower’s Knowledge, in full force and effect and has not been amended, restated, replaced or otherwise modified by Borrower, and to Borrower’s Knowledge, has not been amended, restated, replaced or otherwise modified by any other party (b) no Borrower has received any written notice of any uncured defaults under any Material Agreement by any party thereto and, to Borrower’s Knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a material default under any Material Agreement, (c) to Borrower’s Knowledge, all payments and other sums due and payable by the related Borrower under the Material Agreements have been paid in full, and (d) no party to any Material Agreement has commenced any action to which Borrower is a party, and no Borrower has either given or received any notice, for the purpose of terminating any Material Agreement.

3.1.39    Illegal Activity/Forfeiture. (a)  No portion of any individual Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to the Borrower’s Knowledge, there are no illegal activities at any Property.

(b)             There has not been committed by any Borrower or to Borrower’s Knowledge, any other person in occupancy of or involved with the operation or use of the applicable Property, nor has Borrower permitted any other person in occupancy of or involved with the operation or use of the applicable Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against such Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Mortgage, or the other Loan Documents. No Borrower shall commit, nor shall Borrower permit any other person in occupancy of or involved with the operation or use of the applicable Property to commit, any act or omission affording such right of forfeiture.

3.1.40    Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower, Sponsor or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or country which is a sanctioned person, entity or country or is otherwise subject to any trade restrictions under U.S. law (including, without limitation, Cuba, Iran, North Korea, Syria and Crimea), including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals List maintained by OFAC) with the result that the investment in such Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Legal Requirements or the Loan made by Lender is in violation of Legal Requirements (“Embargoed Person”); (b) unless expressly waived in writing by Lender, no Embargoed Person has any interest of any nature whatsoever in any Borrower, Sponsor or Guarantor, as applicable, with the result that the investment in any Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Legal Requirements or the Loan is in violation of Legal Requirements; and (c) to the Knowledge of Borrower, none of the funds of Borrower, Sponsor or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Legal Requirements or the Loan is in violation of Legal Requirements. Borrower covenants and agrees that in the event Borrower receives any notice that any Borrower, Sponsor or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in any Property is designated as an Embargoed Person, Borrower shall promptly notify Lender in writing. The representations and warranties set forth in this Section 3.1.40 shall not apply to any shareholders or owners of stock or equity interest (directly or indirectly) in any Person which is publicly traded on a Recognized Exchange. At Lender’s option, it shall be an Event of Default hereunder if any Borrower, Guarantor or Sponsor is designated as an Embargoed Person.

3.1.41    Patriot Act. (a)  All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section. Borrower hereby represents and warrants that each Borrower, Sponsor and Guarantor and each and every Person affiliated with each Borrower, Sponsor and/or Guarantor or that to Borrower’s Knowledge has an economic interest in a Borrower, or, to Borrower’s Knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in any Property or will participate, in any manner whatsoever, in the Loan (excluding any Lender Indemnitee or any other assignee or participant of Lender not affiliated with Borrower or Guarantor), is: (i) in full compliance with all applicable requirements of the Patriot Act and any regulations issued thereunder; (ii) operated under policies, procedures and practices, if applicable, that are in compliance with the Patriot Act and available to Lender for their review and inspection during normal business hours and upon reasonable prior notice; (iii) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (iv) not a person who has been determined by competent authority to have violated any of the prohibitions contained in the Patriot Act; and (v) not owned or controlled by or now acting and or will in the future act for or on behalf of any person who has been determined to have violated the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that any Borrower, Sponsor or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall promptly notify Lender. At Lenders’ option, it shall be an Event of Default hereunder if any Borrower, Guarantor, Sponsor or any other party to the Loan (excluding any Lender Indemnitee or any other assignee or participant of Lender not affiliated with Borrower or Guarantor) is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering. The representations and warranties set forth in this Section 3.1.41 shall not apply to any shareholders or owners of stock or equity interest (directly or indirectly) in any Person which is publicly traded on a Recognized Exchange.

(b)               The Patriot Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time to time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit and/or other financial services product.

3.1.42    Prohibited Entities. No Borrower nor any holder of a direct or indirect beneficial interest in Borrower (exclusive of any direct or indirect owner of Sponsor, or any successor by merger, consolidation or otherwise of Sponsor, so long as Sponsor or any such successor by merger, consolidation or otherwise of Sponsor is a publicly traded entity) is a Prohibited Entity.

3.1.43    CFIUS. Either (a) Borrower’s acquisition of each Property owned by it was not a Covered Transaction when entered into or acquired, or (b) Borrower has previously obtained CFIUS Approval with respect to each of the Leased Fee Leases and Borrower’s acquisition of such Property.

3.1.44    Recycled Entity Representations. Each Borrower hereby represents that such Borrower:

(a)              from the date of its formation to the date hereof (i) is and always has been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business and (ii) except as to the TIF PA Borrower which previously owned the Brookfield Property, has never owned any real property other than the Property of such Borrower and personal property necessary or incidental to its ownership or leasing of such Property and has never engaged in any business other than the ownership and leasing of such Property;

(b)              has no outstanding judgments or liens of any nature against it except for tax liens not yet due;

(c)             is in compliance with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to own and lease such Property;

(d)             is not currently involved in any dispute with any taxing authority;

(e)             has paid all taxes which it owes;

(f)             except as otherwise disclosed in this Agreement, is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending; and is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full;

(g)             has provided Lender with complete financial statements that reflect a fair and accurate view of the Collective Properties on a combined basis;

(h)             has no material contingent or actual obligations not related to the Property that it owns; and

(i)               each amendment and restatement of Borrower’s organizational documents has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to its amendment or restatement from time to time.

3.1.45    Knowledge Parties. The President & Chief Executive Officer and the Chief Financial Officer & Treasurer of each Borrower are the officers of Borrower who are appropriately positioned to provide knowledge of the representations and warranties set forth herein.

Section 3.2            Survival of Representations. The representations and warranties set forth in Section 3.1 are made as of the Closing Date (or as of another date specifically set forth herein) and shall survive for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.

ARTICLE IV.

BORROWER COVENANTS

Section 4.1            Borrower Affirmative Covenants. From and after the Closing Date until the indefeasible repayment or defeasance in full of the Debt, Borrower hereby covenants and agrees with Lender that:

4.1.1        Existence; Compliance with Legal Requirements.

(a)             Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits, trade names, and franchises, and comply in all material respects with all Legal Requirements applicable to it and each Property which it owns, including, without limitation, Prescribed Laws. Each Borrower shall continue to comply with the Patriot Act and OFAC, including without limitation, the provisions of Sections 3.1.40 and 3.1.41, throughout the term of the Loan.

(b)            Anti-Corruption. Neither any Borrower, any SPE Party, Sponsor, or Guarantor, nor any director, officer, or employee of the aforementioned, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person to secure any improper business advantage for any Borrower; and neither Borrower, SPE Party, nor Guarantor have conducted their business in a manner which is not in compliance with all applicable anti-bribery and anti-corruption laws.

(c)             CFIUS. During the term of the Loan, each Borrower shall (and shall cause the holders of direct and/or indirect, legal and/or beneficial interests in such Borrower to) (a) within five (5) days of receipt of the same, notify Lender and provide Lender with a copy of, any inquiry received from CFIUS or any other Governmental Authority related to each of the Leased Fee Leases and/or Borrower’s acquisition of any Property, (b) make any filing requested by CFIUS related to the Leased Fee Leases and/or Borrower’s acquisition of any Property, (c) cooperate with, and fully respond to any inquiries received from CFIUS or any Governmental Authority related to CFIUS’s review and/or investigation (the “CFIUS Review”) related to the Leased Fee Leases and/or Borrower’s acquisition of any Property, in each case within the time permitted by CFIUS or such Governmental Authority, as applicable, and (d) subject to the terms and conditions hereof (including without limitation, Section 4.2.1 hereof), take any mitigation measures requested by CFIUS and/or any Governmental Authority in connection with the CFIUS Review

4.1.2        Taxes and Other Charges. Each Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against its Property or any part thereof as the same become due and payable or, as to any Lease that obligates the Tenant to pay such Taxes and Other Charges against the Property directly, promptly after Borrower has Knowledge of such delinquency; provided, however, with respect to Taxes and Other Charges that are due more than sixty (60) days after the Closing Date, Borrower’s obligation to directly pay Taxes shall be suspended during a Cash Management Sweep Period for so long as Borrower complies with the terms and provisions of Section 6.2 hereof. Upon Lender’s request, Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 6.2 hereof or where the terms of the Lease requires that the Tenant pay Taxes directly and such Tenant is not obligated to deliver evidence of such payment to Borrower. No Borrower shall permit or suffer, and each Borrower shall promptly discharge, any lien or charge against any of the Collective Properties, other than Permitted Encumbrances. After prior notice to Lender, a Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (a) no Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the applicable Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (d) the applicable Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of Taxes or Other Charges from the affected Property; and (f) Borrower shall either (i) furnish such security as may be required in the proceeding, or (ii) deposit with Lender cash, or other security as may be reasonably required by Lender, in an amount equal to one hundred ten percent (110%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established. To the extent a Tenant is contesting Taxes or Other Charges in accordance with the terms of its Lease, Lender shall not separately require that the Borrower satisfy such requirements so long as it is enforcing its rights under the applicable Lease to cause Tenant to diligently take any contest to completion and promptly pay any amounts that are due by Tenant after giving effect to the resolution of such proceeding. The foregoing shall also not be deemed to limit or otherwise prohibit a Tenant from otherwise exercising any separate rights of contest which may be granted to it pursuant to the terms of its Lease.

4.1.3        Litigation. Borrower shall give prompt notice to Lender of any material litigation (other than ordinary course “slip and fall” litigation that is covered by insurance) or material governmental proceedings pending or threatened in writing against any Property, any Borrower or any SPE Party, in each case that does have, or is reasonably likely to have, a Material Adverse Effect. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Guarantor that has or could reasonably be expected to have a Material Adverse Effect.

4.1.4       Access to Property. Subject to the rights of Tenants under applicable Leases, Borrower shall permit agents, representatives and employees of Lender to inspect each Property or any part thereof at reasonable hours upon reasonable advance notice. Lender shall use commercially reasonable efforts to avoid interference with the ongoing business operations of Tenants during any inspection of the Property.

4.1.5        Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower’s sole cost and expense:

(a)             execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(b)            do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

4.1.6        Financial Reporting. (a)  Each Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate accounting books and records, in accordance with GAAP (or such other accounting basis selected by Borrower and reasonably acceptable to Lender), reflecting the financial affairs of each Borrower. Following the occurrence and during the continuation of an Event of Default, Lender shall have the right from time to time during normal business hours upon reasonable notice to Borrower to examine such books and records at the office of such Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable out-of-pocket costs and expenses incurred by Lender to examine Borrower’s such books and records.

(b)             Borrower shall furnish Lender annually, prior to the date that is one hundred and twenty (120) days after the end of the calendar year, a complete copy of Borrower’s annual financial statements audited by Baker Newman Noyes, Ernst & Young, Deloitte, RSM McGladrey, PwC, or another firm of certified public accountants reasonably acceptable to Lender prepared in accordance with GAAP (or such other accounting basis selected by Borrower and reasonably acceptable to Lender) covering the Collective Properties on a combined basis, including statements of income and expense and cash flow and a balance sheet. Such annual financial statements shall be accompanied by a certificate executed by a duly authorized officer of Borrower (or its general partner or managing member, as applicable) certifying that such annual financial statement presents fairly the combined financial condition and the results of operations of the Borrowers and the Collective Properties. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an annual summary of any and all Capital Expenditures made at the Collective Properties during the prior twelve (12) month period and the Net Operating Income as of the end of such calendar year.

(c)             Borrower will furnish Lender, prior to the date that is forty-five (45) days after the end of each of the first three calendar quarters of each year, the following items:

(i)               on a combined basis for the Collective Properties, a current balance sheet and quarterly and year-to-date statements of income and expense and cash flow prepared for such quarter;

(ii)               an Officer’s Certificate from a duly authorized officer of Borrower (or its general partner or managing member, as applicable) certifying: (A) that such statements referred to in clause (i) above are true, correct, accurate and complete and fairly present the combined financial condition and the results of the operations of Borrowers and the Collective Properties in accordance with GAAP as applicable, and (B) a calculation reflecting the Debt Yield; and

(iii)               a current rent roll for the Collective Properties.

(d)            Prior to the earlier of (x) Securitization of the Loan in its entirety, (y) the sale, transfer or assignment of the Loan in its entirety (other than transfers of the Loan to Affiliates of Lender for purposes of the Securitization), or (z) the date which is two (2) years from the Closing Date, upon request by Lender, Borrower will furnish Lender on or before the forty-fifth (45th) day after the end of each calendar month, the following items:

(i)               on a combined basis for the Collective Properties, a current balance sheet of Borrower and monthly and year-to-date statements of income and expense and cash flow prepared for such month with respect to the Collective Properties, and for the corresponding month of the previous year, and a statement of revenues and expenses for the year-to-date;

(ii)               an Officer’s Certificate certifying: (A) that such statements referred to in clause (i) above are true, correct, accurate and complete and fairly present the combined financial condition and results of the operations of Borrower and the Collective Properties in accordance with GAAP as applicable; and (B) that as of the date of such Officer’s Certificate, no Default or Event of Default exists under this Agreement or any other Loan Document or, if so, specifying the nature and status of each such Default and the action then being taken by Borrower or proposed to be taken to remedy such Default; and

(iii)               a current rent roll for the Property.

(e)            On or before the date which is thirty (30) days prior to the commencement of each Fiscal Year, Borrower shall submit to Lender an Annual Budget in form similar to that delivered to Lender prior to the Closing Date or such other form reasonably approved by Lender. Each Annual Budget submitted to Lender during any period which is not a Cash Management Sweep Period shall be for informational purposes only and Lender shall not have the right to approve same. During the continuance of a Cash Management Sweep Period, each Annual Budget submitted to Lender for the next Fiscal Year shall be subject to Lender’s approval, which approval shall not be unreasonably withheld or delayed (each such Annual Budget, including for the avoidance of doubt, any Annual Budget in effect at the commencement of such Cash Management Sweep Period, an “Approved Annual Budget”). In the event that Lender has the right to approve the same and Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall use good faith efforts to advise Borrower of such objections within ten (10) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections), and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Provided an Event of Default shall not have occurred and be continuing, so long as Borrower sends a written request containing a legend in bold letters stating that Lender’s failure to respond within the initial ten (10) Business Day period and then again within the additional seven (7) Business Day period following Lender’s receipt of a second notice in accordance with Section 4.1.6(e) of this Agreement shall result in Lender’s deemed approval, Lender fails to respond to such initial notice within such ten (10) Business Day period following receipt thereof and then Borrower sends a second written request containing a legend in bold letters stating that Lender’s failure to respond within an additional seven (7) Business Days shall be deemed approval, Lender shall be deemed to have approved such Annual Budget if Lender fails to respond to such second written request before the expiration of such seven (7) Business Day period. In the event Lender shall advise Borrower of any objections (such objections to not be unreasonable) to such revised Annual Budget within the time period required hereunder, Borrower shall promptly revise the same in accordance with the process described in this subsection until the Lender approves the Annual Budget. Until such time that Lender approves or is deemed to have approved a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, the cost of utilities and such other Property-related costs which by their nature Borrower cannot control, as well as increases for capital costs for Leases approved by Lender or for Leases for which approval is not required pursuant to this Agreement. In the event that during the continuance of a Cash Management Sweep Period resulting from the occurrence of a Partial Debt Yield Event or Debt Yield Event (but excluding in all cases if a Cash Management Sweep Period exists as a result of an Event of Default), Borrower requests disbursement of funds in the Cash Trap Account (as defined in the Cash Management Agreement) to pay an extraordinary operating expense or capital expense incurred by Borrower which is not set forth in the Approved Annual Budget (including any Tenant Improvements or Leasing Commissions for Leases entered into in accordance with this Agreement, each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval (such approval not to be unreasonably withheld or delayed).

(f)              Borrower shall furnish to Lender, within five (5) Business Days after written request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Collective Properties and the financial affairs of Borrower as may be reasonably requested by Lender, including, without limitation, a comparison of the budgeted income and expenses and the actual income and expenses for a quarter and year to date for the Collective Properties, together with a reasonably detailed explanation of any variances of more than ten percent (10%) between budgeted and actual amounts for such period and year to date.

(g)             Borrower shall deliver to Lender promptly upon receipt thereof, a copy of the annual compliance report required to be delivered by SKF under the Performance Agreement.

(h)             For purposes of this Section 4.1.6, Borrower shall be permitted to furnish any of the required deliverables or reports to Lender (or its servicer) by uploading such documents to a website or datasite controlled by Lender (or its servicer) to the extent such service is available.

4.1.7        Title to the Collective Properties. Borrower will warrant and defend the validity and priority of the Lien of each Mortgage on the related Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.

4.1.8        Estoppel Statement. (a)  After written request by Lender (which request, provided an Event of Default shall not have occurred and be continuing, shall not be made more than twice during any given calendar year), Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b)           After written request by Borrower, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(c)             Borrower shall use commercially reasonable efforts (not involving, for the avoidance of doubt, the expenditure of monies or any concession or agreement, other than out-of-pocket expenses that may be incurred in the ordinary course of business in obtaining such estoppel) to obtain and deliver to Lender, upon request, an estoppel certificate from each Tenant under any Lease; provided that such certificate may be in the form required under such Lease; provided, further, that Borrower shall not be required to request or deliver such certificates more frequently than one (1) time in any twelve (12) month period (other than in connection with an Event of Default or a Securitization) or less frequently to the extent provided in the applicable Lease. Failure to deliver an estoppel certificate pursuant to this Section 4.1.8(c) shall not constitute a Default or Event of Default under this Agreement so long as Borrower has used commercially reasonable efforts in order obtain such estoppel certificate.

4.1.9        Leases. (a)  All Leases, amendments and modifications to Leases and all renewals of Leases executed after the date hereof (except, as to any amendment, modification or renewal of any existing Lease executed after the date hereof, to the extent otherwise provided in such Lease as a unilateral right of the related Tenant without the consent of the Borrower, as landlord) shall (i) provide for market rental rates in the local market, (ii) be on commercially reasonable terms and conditions, including, without limitation, tenant allowance, tenant improvement and free rent packages consistent with the then-current local market terms for the same, (iii) provide that such Lease is subordinate to the applicable Mortgage and that the lessee will attorn to the mortgagee and any purchaser at a foreclosure sale, (iv) (A) as to the Toro Lease, not add any additional, or modify any existing, option to purchase, right of first refusal to purchase or right to terminate and (B) as to any new Lease executed after the date hereof, not contain any option to purchase any portion of the Property, any right of first refusal to purchase any portion of the Property, or any right of first offer to purchase any portion of the Property and (v) not contain any right of Tenant to terminate (except in the event of the destruction or condemnation of a substantial portion of the related Property). All Major Leases and all renewals, amendments, modifications, extensions, assignments and subleases thereof executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld or delayed, provided, however, Lender’s consent shall not be required for (A) any extensions, assignments or subleases to the extent the Tenant may unilaterally exercise such right under its Major Lease without the consent of Borrower or (B) any amendment to a Major Lease to the extent that the net effective rent payable under such Lease is not reduced and the length of the term of such Major Lease is not shortened.

(b)            Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; provided, however, that, except in connection with a default by the Tenant thereunder, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval, which approval shall not be unreasonably withheld; provided, further, that, Borrower shall not waive (whether pursuant to a termination, settlement or surrender agreement or otherwise) any material right or claims of Borrower arising due to such default by the Tenant without Lender’s prior approval, which approval shall not be unreasonably withheld; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change any Lease in a manner which is not permitted by clause (a) above; (vi) shall hold any security deposits under all Leases in accordance with Legal Requirements; and (vii) shall not permit or consent to any assignment of any Major Lease without Lender’s prior written reasonable approval (other than assignments expressly permitted under any Major Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of Borrower. Borrower shall furnish Lender with executed copies of all Leases and amendments thereto promptly following execution thereof.

(c)            Notwithstanding anything to the contrary in Section 4.1.9(a), provided an Event of Default shall not have occurred and be continuing, whenever Lender’s approval or consent is required pursuant to the provisions of Sections 4.1.9(a) or (b) (including, without limitation, any assignment of a Lease or a sublease of space demised pursuant to a Lease), Lender shall use good faith efforts to respond within ten (10) Business Days after Lender’s receipt of Borrower’s written request for such approval or consent together with all information reasonably required by Lender to make its determination, provided that such notice contains a bold-faced, conspicuous legend at the top of the first page thereof stating “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE 2019 ILPT LOAN. FAILURE TO RESPOND TO THIS REQUEST WITHIN 10 BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”. Lender’s request for additional information shall be deemed a response hereunder. If Lender fails to respond to such request within ten (10) Business Days, and Borrower sends a second written request containing a bold-faced, conspicuous legend at the top of the first page stating “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE 2019 ILPT LOAN. FAILURE TO RESPOND TO THIS REQUEST IN WRITING WITHIN 5 BUSINESS DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GRANTED”, Lender shall be deemed to have approved or consented to the matter for which Lender’s consent or approval was sought if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period.

(d)           Within ten (10) Business Days after written request by Borrower, Lender shall deliver a subordination, non-disturbance and attornment agreement on Lender’s form (with such modifications thereto requested by the Tenant and as may be reasonably acceptable to Lender) to any Tenants under any Lease, provided Borrower shall reimburse Lender any actual, reasonable out-of-pocket third-party expenses incurred by Lender in connection with the same.

(e)             Borrower shall give Lender prompt written notice (containing a reasonably detailed description) in the event of: (i) the cancellation or termination of a Major Lease in violation of the terms and provisions of such Major Lease (or Borrower’s receipt of written notice from a Tenant under a Major Lease of its intent to cancel or terminate such Major Lease prior to the scheduled expiration date in violation of the terms and provisions of such Major Lease) and/or (ii) a default under a Major Lease beyond all applicable notice and cure periods.

(f)             Borrower shall notify Lender in writing, within five (5) Business Days following receipt thereof, of Borrower’s receipt during any Cash Management Sweep Period of any Lease Termination Fee paid by any Tenant under any Lease, and Borrower further covenants and agrees that Borrower shall deposit such Lease Termination Fee with Lender subject to and in accordance with Section 6.6 hereof.

4.1.10    Alterations. Lender’s prior approval shall be required in connection with any alterations to any Improvements (except Tenant Improvements under any Lease in effect as of the Closing Date or any Lease approved or deemed approved by Lender and except for any alterations Tenant has the right to make under its Lease without Borrower’s consent or where such consent may not be withheld unreasonably or under any lesser standard (in which case the lesser standard applicable to the Borrower’s consent under such Tenant’s Lease shall be deemed to be applicable to the Lender) notwithstanding any provision in this Section 4.1.10 to the contrary), (a) that would reasonably be expected to have a Material Adverse Effect, in which case, Lender’s approval, may be granted or withheld in Lender’s sole discretion, (b) the cost of which (including any related alteration, improvement or replacement), together with all other ongoing alterations, is reasonably anticipated to exceed the Alteration Threshold, in which case, Lender’s approval, may be granted or withheld in Lender’s reasonable discretion, or (c) that are structural in nature, in which case, Lender’s approval, may be granted or withheld in Lender’s reasonable discretion. If the total unpaid amounts incurred and reasonably anticipated to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts, and as additional security for Borrower’s obligations under the Loan Documents, any of the following: (i) cash, (ii) Letters of Credit, or (iii) a guaranty (in form reasonably acceptable to Lender) from Sponsor (so long as Sponsor has an Investment Grade Rating at such time) or from another Person acceptable to Lender in its sole discretion; provided, however, the right to provide Lender with a guaranty hereunder is conditioned upon Borrower delivering to Lender a New Non- Consolidation Opinion in connection therewith, as well as such other legal opinions as may be reasonably requested by Lender in connection with the guaranty. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold. Upon completion of any alteration permitted hereunder, the Property shall continue to comply with all Legal Requirements and Permitted Encumbrances.

4.1.11    Property Documents; Bond Documents.

(a)            Borrower shall (a) promptly and faithfully observe, perform and comply in all material respects with all of the material terms, covenants and provisions of the Property Documents on its part to be observed, performed and complied with, at the times set forth therein, and to do all things necessary to preserve unimpaired its rights thereunder; (b) not do, permit, suffer or refrain from doing anything, as a result of which could be a default under any of the terms thereof beyond the giving of any required notice and the expiration of any applicable cure period; (c) not cancel, surrender, modify, amend or in any way alter or permit the alteration of any of the material terms thereof to the detriment of Borrower or the Property and not to release any party thereto (other than Borrower) from any material obligation imposed upon it thereby to the detriment of Borrower or the Property; and (d) give Lender prompt written notice of any material default by anyone thereunder which may have a Material Adverse Effect and of which Borrower becomes aware and promptly deliver to Lender copies of each notice of default thereunder and, after the occurrence and during the continuance of an Event of Default, copies of all other notices, communications, plans, specifications and other similar instruments received or delivered by Borrower in connection therewith. Notwithstanding anything to the contrary contained in this Section 4.1.11, provided no Event of Default shall be continuing, Borrower shall have the right to make amendments to the Property Documents with the consent of Lender, such consent not to be unreasonably withheld or delayed, it being acknowledged and agreed by Borrower that Lender shall be deemed to be acting reasonably in the event Lender does not consent to any amendment to the Property Documents that would reasonably be expected to increase Borrower’s obligations thereunder.

(b)            Borrower shall (a) promptly and faithfully observe, perform and comply with all of the material terms, covenants and provisions of the Bond Documents on its part to be observed, performed and complied with, at the times set forth therein, and to do all things necessary to preserve unimpaired its rights thereunder; (b) not do, permit, suffer or refrain from doing anything, as a result of which could be a default under any of the terms thereof beyond the giving of any required notice and the expiration of any applicable cure period; (c) not cancel, surrender, modify, amend or in any way alter or permit the alteration of any of the material terms thereof to the detriment of Borrower or the Property; (d) not release any party thereto (other than Borrower) from any material obligation imposed upon it thereby to the detriment of Borrower or the Property; (e) give Lender prompt written notice of any material default by anyone thereunder which may have a Material Adverse Effect and of which Borrower becomes aware, and promptly deliver to Lender copies of each written notice of default and each annual certification, in each case, to the extent received by Borrower, and, after the occurrence and during the continuance of an Event of Default, copies of all other written notices, communications, plans, specifications and other similar instruments received or delivered by Borrower in connection therewith; (f) not make any request for the issuance or creation of Supplemental Indentures (as defined in the Trust Indenture) and (g) with respect to the Bond Lease, fail to comply with Borrower’s obligations to purchase the fee interest in the related Property. Notwithstanding anything to the contrary contained in this Section 4.1.11, provided no Event of Default shall be continuing, Borrower shall have the right to make amendments to the Bond Documents with the consent of Lender, such consent not to be unreasonably withheld or delayed, it being acknowledged and agreed by Borrower that Lender shall be deemed to be acting reasonably in the event Lender does not consent to any amendment to the Bond Documents that would reasonably be expected to increase Borrower’s obligations thereunder (other than to a de minimis extent) or decrease or limit the value of Lender’s lien on the Bond Documents or rights arising thereunder.

4.1.12    Material Agreements. Except as otherwise expressly provided in this Agreement, Borrower shall (a) promptly perform and/or observe, and shall cause Sponsor to use commercially reasonable efforts to cause Manager to perform and or observe, all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its material rights thereunder, (b) promptly notify Lender in writing of the giving of any written notice of any default by any party under any Material Agreement of which it is aware, (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner, and (d) not amend, modify, or terminate a Material Agreement in any material respect to the detriment of Borrower or the Property, nor enter into a new Material Agreement without the consent of Lender, which shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything to the contrary contained herein, to the extent a Tenant is obligated to perform Borrower’s obligations under a Material Agreement pursuant to the terms of its Lease and such Lease remains in full force and effect, Borrower’s obligation to otherwise comply with this Section 4.1.12 shall be limited to exercising commercially reasonable efforts to enforce its rights under the related Lease for such performance (including, without limitation, any rights to cure the Tenant’s failure to perform under the related Material Agreement).

4.1.13    Performance by Borrower. Each Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by such Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by such Borrower without the prior consent of Lender.

4.1.14    Costs of Enforcement/Remedying Defaults. In the event (a) that the Mortgage is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or mortgage prior to or subsequent to the Mortgage, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all reasonable costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable on demand, together with interest thereon from the date incurred by Lender at the Default Rate, and together with all required service or use taxes.

4.1.15    Business and Operations. Each Borrower will continue to engage in the business currently conducted by it as and to the extent reasonably required for the ownership and leasing of the Collective Properties owned by such Borrower. Each Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the Collective Properties owned by such Borrower. Each Borrower shall at all times cause the related Property to be used for industrial purposes and ancillary uses.

4.1.16    Intentionally Omitted.

4.1.17   Maintenance of Property. Each Borrower shall cause any Property owned by such Borrower to be maintained in good and safe working order and repair, reasonable wear and tear excepted, and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. No Borrower shall use, maintain or operate any Property in any manner that constitutes a public or private nuisance or that makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto. Each Borrower shall from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements to any Property owned by such Borrower. No Borrower shall make any change in the use of any Property owned by such Borrower that would materially increase the risk of fire or other hazard arising out of the operation of such Property, or do or permit to be done thereon anything that may in any way impair the value of such Property in any material respect or the impair the Lien of the related Mortgage. No Borrower shall, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Property, regardless of the depth thereof or the method of mining or extraction thereof. Notwithstanding anything to the contrary contained herein, to the extent a Tenant is obligated to maintain the Property pursuant to the terms of its Lease and such Lease remains in full force and effect, Borrower’s obligation to otherwise comply with this Section 4.1.17 shall be limited to exercising commercially reasonable efforts to enforce its rights under the related Lease to maintain the Property (including, without limitation, any rights to cure the Tenant’s failure to maintain such Property).

Section 4.2            Borrower Negative Covenants. From and after the Closing Date until the indefeasible repayment or defeasance of the Debt in full, each Borrower hereby covenants and agrees with Lender that:

4.2.1        Due on Sale and Encumbrance; Transfers of Interests. (a)  Except as provided in Article VIII hereof, without the prior written consent of Lender, neither Borrower nor any SPE Party having a direct or indirect ownership or beneficial interest in Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, divide into two (2) or more limited liability companies or other legal entities, assign or transfer any interest, direct or indirect, in a Restricted Party, any Property or any part thereof, whether voluntarily or involuntarily (collectively, “Prohibited Transfer”).

(b)               A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein any Borrower agrees to sell any Property or any part thereof for a price to be paid in installments; (ii) an agreement by any Borrower leasing all or a substantial part of any Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, such Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation or a real estate investment trust, any merger, consolidation, division into two (2) or more legal entities or Sale or Pledge of such corporation’s or real estate investment trust’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation, any division into two (2) or more legal entities or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests (provided, that, for the avoidance of doubt, pledges of Borrower distributions by indirect owners of Borrower shall not be prohibited hereby, provided such distributions are not made by Borrower during the continuance of a Cash Management Sweep Period) or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation, any division into two (2) or more legal entities or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest (provided, that, for the avoidance of doubt, pledges of Borrower distributions by indirect owners of Borrower shall not be prohibited hereby, provided such distributions are not made by Borrower during the continuance of a Cash Management Sweep Period); (vi) if a Restricted Party is a common law, statutory or nominee trust, any merger, consolidation, any division into two (2) or more legal entities or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of Manager (including, without limitation, RMR LLC or a Specified Manager) other than in accordance with Section 7.3; and (viii) any action for partition of any Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other person or entity, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law).

4.2.2        Liens. No Borrower shall create, incur, assume or suffer to exist any Lien on any portion of any Property except for Permitted Encumbrances; provided, however, after prior written notice to Lender, a Borrower, at its own expense, may contest by appropriate legal proceedings, promptly initiated and conducted in good faith and with due diligence, the amount or validity, in whole or in part, of any mechanic’s or materialman’s liens, provided that (a) no Event of Default has occurred and is continuing, (b) such proceeding shall suspend the collection of the mechanic’s or materialman’s liens from the related Borrower and from its Property or such Borrower shall have paid all of the mechanic’s or materialman’s liens under protest, (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which such Borrower is subject and shall not constitute a default thereunder, (d) neither the related Property nor any part thereof or interest therein will be in reasonable danger of being sold, forfeited, terminated, cancelled or lost, and (e) either (i) such lien shall be fully bonded, provided that Lender shall have approved such bond as to the form and issuer of same, in its reasonable discretion, or (ii) Borrower shall have deposited with Lender cash or other security as may be approved by Lender (it being understood that a guaranty (in form reasonably acceptable to Lender) from Sponsor (so long as Sponsor at such time has substantially the same or better financial profile as it had on the date hereof) or from another Person acceptable to Lender in its sole discretion shall be approved by Lender; provided, however, the right to provide Lender with a guaranty hereunder is conditioned upon Borrower delivering to Lender a New Non-Consolidation Opinion in connection therewith, as well as such other legal opinions as may be reasonably requested by Lender in connection with the guaranty) in an amount equal to one hundred ten percent (110%) of the amount of the Lien amount being contested in accordance with this Section 4.2.2 to insure the payment of the amounts relating to any such Lien, together with all interest and penalties thereon as determined by Lender in its reasonable discretion. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established. To the extent a Tenant is contesting a Lien in accordance with the terms of its Lease and the Tenant otherwise satisfies any of the foregoing requirements set forth in clauses (a) through (e) above, Lender shall not separately require that the Borrower satisfy such requirements provided that Lender is in receipt of reasonable evidence to verify the Tenant’s compliance with this Section 4.2.2. The foregoing shall also not be deemed to limit or otherwise prohibit a Tenant from otherwise exercising any separate rights of contest which may be granted to it pursuant to the terms of its Lease.

4.2.3        Dissolution. No Borrower shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity or division into two (2) or more limited liability companies or other legal entities, (b) engage in any business activity not related to the ownership and operation of the Property owned by it, (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of such Borrower except to the extent expressly permitted by the Loan Documents, or (d) cause, permit or suffer any SPE Party to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPE Party would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the organizational documents of such SPE Party, in each case without obtaining the prior consent of Lender.

4.2.4        Change in Business. No Borrower shall enter into any line of business other than the ownership and operation of the Property owned by it and personal property related thereto.

4.2.5        Debt Cancellation. No Borrower shall cancel or otherwise forgive or release any material claim or debt (other than termination or amendment of Leases in accordance herewith or in accordance with the terms of the Leases) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

4.2.6        Distributions. Each Borrower agrees that there shall be no distributions to any of its owners (legal or beneficial) until each Borrower satisfies all of its then current due and payable obligations hereunder and under the other Loan Documents, in each case, to the extent then due and payable, including without limitation, Borrower’s obligation to pay Debt Service, to deposit Reserve Funds, and to pay maintenance costs, Tenant Improvement costs, Leasing Commissions, Capital Expenditures costs and Operating Expenses.

4.2.7        Zoning. No Borrower shall initiate or consent to any zoning reclassification of any portion of any Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of a Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender, provided that the foregoing shall not be deemed to restrict a Tenant from engaging in activities which are permitted under the express terms of its Lease.

4.2.8        No Indebtedness. No Borrower shall have any Indebtedness other than that which is permitted pursuant to Section 3.1.24(d) of this Agreement.

4.2.9        No Joint Assessment. No Borrower shall suffer, permit or initiate the joint assessment of any Property (a) with any other real property constituting a tax lot separate from the related Property, and (b) with any portion of the applicable Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Property.

4.2.10      Principal Place of Business. No Borrower shall (a) change its principal place of business or name from the address and name set forth in the introductory paragraph hereof without, in each instance, (i) without first giving Lender thirty (30) days’ prior notice and (ii) taking all action required by Lender for the purpose of perfecting or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents or (b) except as may be permitted in connection with a Permitted Transfer, change its organizational structure (including, without limitation, dividing into two (2) or more limited liability companies or other legal entities), type of entity, or jurisdiction of organization or incorporation without (i) obtaining the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, and (ii) taking all action reasonably required by Lender for the purpose of perfecting or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents. At the request of Lender, each Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which such Borrower intends to operate the related Property, and representing and warranting that Borrower does business under no other trade name with respect to such Property.

4.2.11      ERISA. (a)  No Borrower shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b)           Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) no Borrower is or maintains an Employee Benefit Plan which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) no Borrower is subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A)             Equity interests in each Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B)              Less than twenty-five percent (25%) of each outstanding class of equity interests in each Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2) as modified by Section 3(42) of ERISA;

(C)              Each Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e); or

(D)             The assets of each Borrower are not otherwise “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101.

ARTICLE V.

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1            Insurance.

5.1.1        Insurance Policies. (a)   Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Collective Properties providing at least the following coverages:

(i)                comprehensive “all risk” or “special form” insurance including, but not limited to, loss caused by any type of windstorm, or hail on the Improvements and the Personal Property at the Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost”, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) written on a no-coinsurance form containing an agreed amount endorsement with respect to the Improvements and Personal Property at the Property; (C) providing for no deductible in excess of $250,000 for all such insurance coverage except as otherwise provided herein and except for the perils of earthquake, hail and windstorm, which shall not exceed five percent (5%) of total insurable value of the Property per loss; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, including loss to the undamaged portion of the building, demolition costs and increased costs of construction in such amount as may be acceptable to Lender. In addition, Borrower shall obtain, if any portion of the Property is currently or at any time in the future located in a federally designated special flood hazard area (“SFHA”), flood hazard insurance, for all such Property located in the SFHA in an amount equal to (1) the maximum amount of building and/or contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004, or the Biggert-Waters Flood Insurance Reform Act of 2012, as each may be amended, plus, (2) such greater amount as Lender shall reasonably require, in each case with deductibles reasonably acceptable to Lender; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all-risk insurance policy required under this subsection (i).

(ii)               commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit, excluding umbrella coverage, of not less than $2,000,000.00 per location in aggregate and $1,000,000.00 per occurrence with a deductible or self-insured retention not to exceed $250,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors, (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgage to the extent the same is available;

(iii)                business income/rent loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above and subsections (vi) and (xi) below for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch and for at least eighteen (18) months; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income (less non-continuing expenses) from the Property for a period of eighteen (18) months. The amount of such business income/rent loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income (less non-continuing expenses) from the Property for the succeeding twenty-four (24) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance (“Business Income/Rent Loss Insurance”);

(iv)                at all times during which structural construction, repairs or alterations are being made with respect to the Property, and only if the current property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability insurance and umbrella insurance policies required herein in this Section 5.1.1; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form in amounts acceptable to Lender (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)                workers’ compensation, with respect to any employees of Borrower, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least $1,000,000.00 per accident and per disease per employee, and $1,000,000.00 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property, its operation (if applicable) or any Capital Expenditures Work;

(vi)               comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)               umbrella liability insurance in addition to primary coverage in an amount not less than $100,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and (viii) below;

(viii)             motor vehicle liability coverage for any owned and non-owned vehicles of Borrower, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of $1,000,000.00, if applicable;

(ix)               so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages, if applicable;

(x)                 insurance against employee dishonesty, with respect to any employees of Borrower, in an amount acceptable to Lender, if applicable;

(xi)                the insurance required under Section 5.1.1(a)(i)-(iii) and (vii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 5.1.1(a)(i)-(iii) and (vii) above at all times during the term of the Loan provided that such coverage is commercially available. If “acts of terrorism” or other similar acts or events or “fire following” such acts or events are hereafter excluded from Borrower’s comprehensive all risk insurance policy or policies required under Sections 5.1.1(a)(i) and 5.1.1(a)(iii) above, Borrower shall obtain an endorsement to such policy or policies, or a separate policy from an insurance provider which satisfies the requirements of Section 5.1.2, insuring against all such excluded acts or events and “fire following” such acts or events (“Terrorism Insurance”) in an amount not less than the sum of one hundred percent (100%) of the “Full Replacement Cost” and the business income/rent loss insurance required in Section 5.1.1(a)(iii) above; provided that such endorsement or policy shall be in form and substance reasonably satisfactory to Lender and is commercially available. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), Lender shall accept terrorism insurance which insures against “covered acts” as defined by TRIPRA (or such other program) as full compliance with this Section 5.1.1(a)(xi) as it relates to the risks that are required to be covered hereunder but only in the event that TRIPRA (or such other program) continues to cover both domestic and foreign acts of terrorism;

(xii)               reserved; and

(xiii)              upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Collective Properties located in or around the region in which the Property is located and that is available for commercially reasonable rates.

(b)               All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or, in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the reasonable approval of Lender as to deductibles, insurance companies, amounts, loss payees and insureds. Within ten (10) days of the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies, shall be delivered by Borrower to Lender. Borrower shall pay all Insurance Premiums in full as they become due and payable. Complete copies of the Policies shall be provided to Lender upon request.

(c)               Any insurance coverage required pursuant to this Section 5.1.1 may be met utilizing blanket insurance Policies, provided any blanket insurance Policies shall be subject to Lender approval and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of this Section 5.1.1 and provided further that, if such blanket policy covers locations within a one thousand foot radius of the Property (the “Radius”), the limits of any such policy shall be adequate to maintain the coverage required in Section 5.1.1 for the Property plus each other location within the Radius that is covered by such blanket policy calculated on a total insured value basis. Notwithstanding anything to the contrary contained herein, Borrower shall notify Lender of any material changes to the blanket policy, including changes to the limits under the policy as of Closing Date or an aggregation of the insured values covered under the blanket policy, including the reduction of earthquake, flood or wind/named storm limits or the addition of locations that are subject to the perils of earthquake, flood or wind/named storm, and such changes shall be subject Lender’s approval.

(d)               All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall name Borrower as a named insured and with respect to liability policies, except for the Policies referenced in Sections 5.1.1(a)(v) and (viii) of this Agreement, shall name Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property policies, including but not limited to all risk/special form, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.

(e)               All Policies of insurance provided for in Section 5.1.1(a) shall:

(i)                 with respect to the Policies of property insurance, contain clauses or endorsements to the effect that (1) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned and (2) the Policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium;

(ii)                with respect to the Policies of liability insurance, if obtainable by Borrower using commercially reasonable efforts, contain clauses or endorsements to the effect that (1) the Policy shall not be canceled or materially changed (other than to increase the coverage provided thereby) without at least thirty (30) days’ written notice to Lender. If issuer will not or cannot provide the notices required herein in this clause (ii), Borrower shall be obligated to provide such notice;

(iii)               contain a waiver of subrogation; and

(iv)              not contain any clauses that would make Lender liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)                If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, with notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its reasonable discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g)               In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Lender or other transferee in the event of such other transfer of title.

5.1.2        Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the states in which the Properties are located and each having a financial strength rating of (1) “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the insurance companies, and “A” or better by Fitch, to the extent Fitch rates the Securities and rates the insurance companies, (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies for the Collective Properties, then at least seventy-five percent (75%) of the required coverage shall be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the insurance companies, and “A” or better by Fitch, to the extent Fitch rates the Securities and rates the insurance companies, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the insurance companies, and “BBB” or better by Fitch, to the extent Fitch rates the Securities and rates the insurance companies, or (B) if five (5) or more insurance companies issue the Policies for the Collective Properties, then at least sixty percent (60%) of the required coverage shall be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the insurance companies, and “A” or better by Fitch, to the extent Fitch rates the Securities and rates the insurance companies, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the insurance companies, and “BBB” or better by Fitch, to the extent Fitch rates the Securities and rates the insurance companies), and (2) a rating of A:X or better in the current Best’s Insurance Reports, provided, that, in the event during the term of the Loan the ratings criteria of the Rating Agencies rating any of the Securities for insurance providers is lowered, upon receipt of a Rating Agency Confirmation, Lender shall permit the Policies to be maintained in accordance with such new Rating Agency criteria.

Section 5.2            Casualty and Condemnation.

5.2.1        Casualty. If any Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and Borrower shall promptly commence and diligently prosecute to completion the repair and restoration of the affected Property as nearly as possible to the condition the affected Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, it being understood, however, that Borrower shall not be obligated to restore the affected Property to the precise condition of the affected Property prior to such Casualty provided the affected Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty but such Restoration shall be completed within such time frames and requirements such that any non-conforming use will be permitted to continue under applicable Legal Requirements. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss does not exceed the Restoration Threshold as reasonably determined by Lender, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold as reasonably determined by Lender or if an Event of Default then exists, Borrower may settle and adjust such claim only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

5.2.2        Condemnation. Borrower shall give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of any Property and shall deliver to Lender a copy of any and all material papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing and in the event of a Condemnation where the value of the taking does not exceed the Restoration Threshold as reasonably determined by Lender, Borrower may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event a Condemnation where the value of the taking exceeds the Restoration Threshold, in Lender’s reasonable determination, or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3. If any Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

5.2.3        Application of Business Interruption Insurance Proceeds. Notwithstanding the last sentence of Section 5.1.1(a)(iii) and provided no Event of Default exists hereunder, proceeds received by Lender on account of the business interruption insurance specified in Subsection 5.1.1(a)(iii) above (“BI/Rent Loss Proceeds”) with respect to any Casualty shall be deposited by Lender directly into the Deposit Account but (a) only to the extent the BI/Rent Loss Proceeds reflects a replacement for (i) lost Rents that would have been due under Leases existing on the date of such Casualty, and/or (ii) lost Rents under Leases that had not yet been executed and delivered at the time of such Casualty which Borrower has proven to the insurance company would have been due under such Leases (and then only to the extent such BI/Rent Loss Proceeds disbursed by the insurance company reflect a replacement for such past due Rents) and (b) only to the extent necessary to fully pay debt service under the Loan, make the required monthly Reserve Fund deposits and pay Operating Expenses approved by Lender for the applicable Monthly Payment Date. In no event shall Lender make a lump sum disbursement of BI/Rent Loss Proceeds for a period in excess of one (1) month. All Net Proceeds other than BI/Rent Loss Proceeds shall be held by Lender and disbursed in accordance with Section 5.3 hereof.

Section 5.3            Delivery of Net Proceeds.

5.3.1        Minor Casualty or Condemnation. Notwithstanding anything to the contrary contained herein, if a Casualty or Condemnation has occurred to any Property, then the Net Proceeds will be disbursed by Lender to Borrower if the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration of the affected Property shall be less than the Restoration Threshold, and to the extent not in conflict with the terms of the related Lease, provided the conditions set forth in Sections 5.3.2(a)(i) through (ix) below have been met. If any Net Proceeds are received by Borrower and may be held by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.

5.3.2        Major Casualty or Condemnation. The following provisions shall apply in connection with the Restoration of the Property, provided, however, notwithstanding anything to the contrary in this Section 5.3.2, from and after the occurrence of a Casualty or Condemnation where the Net Proceeds or the cost of completing the Restoration is greater than the Restoration Threshold, if (i) any Lease requires Borrower to repair and restore the Property after such Casualty of Condemnation, (ii) no default (beyond any applicable notice and/or grace periods) shall have occurred and be continuing under such Lease and (iii) no Event of Default shall have occurred and be continuing, then Lender shall disburse the Net Proceeds to Borrower in accordance with the Lease and the disbursement provisions specified below only to the extent such disbursement provisions do not conflict with the terms of the affected Lease.

(a)               If a Casualty or Condemnation has occurred to any Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration of the affected Property is equal to or greater than the Restoration Threshold then the Lender shall make the Net Proceeds available for the Restoration of the applicable Property, provided that each of the following conditions are met:

(i)                no Event of Default shall have occurred and be continuing;

(ii)               (A) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of the (i) fair market value of the affected Property as reasonably determined by Lender and (ii) rentable area of the affected Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are an Award, less than ten percent (10%) of each of the (i) fair market value of the affected Property as reasonably determined by Lender and (ii) rentable area of the affected Property has been taken, and such land is located along the perimeter or periphery of the affected Property, and no portion of the Improvements is the subject of the Condemnation;

(iii)                Leases requiring payment of annual rent equal to eighty percent (80%) of the Operating Income received by Borrower from the affected Property during the twelve (12) month period immediately preceding the Casualty or Condemnation, all Major Leases at such affected Property shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation, and if applicable, the Bond Lease shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of such Casualty or Condemnation;

(iv)                Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after the date upon which Net Proceeds are made available to Borrower) and shall diligently pursue the same to satisfactory completion;

(v)                Lender shall be reasonably satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds, (B) the proceeds of the insurance required pursuant to Section 5.1.1(a)(iii) or otherwise maintained by Borrower, and/or (C) other funds of Borrower;

(vi)                Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Major Lease at the affected Property, (C) such time as may be required under applicable Legal Requirements in order to repair and restore the affected Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (D) the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);

(vii)               the affected Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements, the Bond Lease (if applicable), any Major Lease at the affected Property and the Property Documents applicable to such Property;

(viii)                the Restoration shall be done and substantially completed by Borrower in an expeditious and diligent fashion and in compliance in all material respects with all applicable Legal Requirements, the Bond Lease (if applicable), the requirements of any Major Lease at the affected Property and the Property Documents applicable to such Property;

(ix)                such Casualty or Condemnation, as applicable, does not result in the loss of access to the affected Property or the related Improvements; and

(x)                 such Casualty or Condemnation, as applicable, does not result in the termination of the Bond Lease.

(b)               With respect to a Casualty or Condemnation where the Net Proceeds in connection therewith are equal to or greater than the Restoration Threshold or the cost of completing the Restoration is equal to or greater than the Restoration Threshold, such Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all requirements set forth in Section 5.3.2(a) have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on such Property arising out of the Restoration which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the applicable Title Insurance Policy.

(c)               All plans and specifications required in connection with the Restoration shall be subject to prior approval of Lender and an independent architect selected by Lender (the “Casualty Consultant”), which approval shall not be unreasonably withheld, conditioned or delayed by Lender and the Casualty Consultant. The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the affected Property shall be at least equal in value and general utility to such Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the affected Property to the precise condition of such Property prior to such Casualty provided such Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements, the Permitted Encumbrances and the requirements of any Major Lease at the applicable Property. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to approval of Lender and the Casualty Consultant, which approval shall not be unreasonably withheld, conditioned or delayed by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(d)               In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been fifty percent (50%) completed, such fifty percent (50%) completion to be certified by the Casualty Consultant, it being understood that upon such fifty percent (50%) completion of such Restoration, such Casualty Retainage will be reduced to an amount equal to five percent (5%) of the costs actually incurred for work in place as part of such Restoration. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and that all approvals necessary for the re-occupancy and use of the affected Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the applicable Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(e)               Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f)                If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall either (i) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made or (ii) provide Lender with (A) cash, (B) Letters of Credit, or (C) a guaranty reasonably acceptable to Lender. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.

(g)               The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower provided no Cash Management Sweep Period shall be continuing under any of the Loan Documents; provided, however, the amount of such excess returned to Borrower in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in Subsection 5.3.2(h). In the event a Cash Management Sweep Period exists at the time Restoration is completed and the Net Proceeds Deficiency is held by Lender as Cash Trap Funds, such amounts shall be disbursed to Borrower at such time a Cash Management Sweep Period no longer exists.

(h)               Subject to Sections 2.4.2 and 2.4.3, all Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) may be applied by Lender toward the payment of the Debt (to be applied (a) first, to the reduction of the outstanding principal balance of each of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8 on a pro rata and pari passu basis, until each of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8 is reduced to zero and (b) second, to the reduction of the outstanding principal balance of each of Note B-1, Note B-2 and Note B-3 on a pro rata and pari passu basis, until each of Note B-1, Note B-2 and Note B-3 is reduced to zero), whether or not then due and payable, or, at the discretion of the Lender, may be paid, in whole or in part, to Borrower for such purposes as Lender shall designate. Upon payment in full of the Debt, any remaining Net Proceeds shall be paid to Borrower.

5.3.3        REMIC Required Pay Down. Notwithstanding anything contained herein to the contrary, Borrower shall make the Condemnation Payment as and when required pursuant to this Agreement.

ARTICLE VI.

RESERVE FUNDS

Section 6.1            Intentionally Omitted.

Section 6.2            Tax Funds.

6.2.1        Deposits of Tax Funds. Borrower shall deposit with Lender or Servicer on behalf of Lender (or cause to be deposited with Lender or Servicer pursuant to the Cash Management Agreement), on each Monthly Payment Date during the continuance of a Cash Management Sweep Period, an amount equal to one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates, provided, however, Borrower shall not be required to reserve amounts with Lender that are paid directly by a Tenant under a Lease that is in full force and effect with no event of default by the Tenant continuing thereunder (as determined on a Lease by Lease basis). Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice. The Tax Funds shall be held in the Tax Reserve Account (as defined in the Cash Management Agreement), which shall be an Interest Bearing Account.

6.2.2        Release of Tax Funds. Provided no Event of Default is continuing, Lender shall apply the Tax Funds to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 6.3            Insurance Funds.

6.3.1        Deposits of Insurance Funds. Borrower shall deposit with Lender or Servicer on behalf of Lender (or cause to be deposited with Lender or Servicer pursuant to the Cash Management Agreement), on each Monthly Payment Date during the continuance of a Cash Management Sweep Period, an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds”. The Insurance Funds shall be held in the Insurance Reserve Account (as defined in the Cash Management Agreement), which shall be an Interest Bearing Account. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies. Notwithstanding the foregoing, provided no Event of Default is continuing and further provided the Property is not located in a “special flood hazard area”, Lender agrees that upon delivery to Lender by Borrower of evidence satisfactory to Lender that the Policies of insurance required to be maintained by Borrower pursuant to Section 5.1.1 are maintained pursuant to blanket insurance Policies covering the Collective Properties and other properties and which blanket insurance Policies otherwise comply with the requirements of Section 5.1.1 and the Insurance Premiums payable in connection therewith have been prepaid for not less than one year in advance (or, for the period of coverage under the Policies as to which certificates are delivered at closing, such period, if less than one year), then Borrower’s obligation to make monthly deposits of the Insurance Funds pursuant to this Section 6.3.1 shall be suspended. Upon request of Lender, Borrower shall provide evidence satisfactory to Lender that the Insurance Premiums payable in connection with such blanket insurance Policies are paid as soon as appropriate evidence is reasonably available.

6.3.2        Release of Insurance Funds. Provided no Event of Default is continuing, Lender shall apply the Insurance Funds, if any, to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall return any excess to Borrower or credit such excess against future deposits to be made to Insurance Funds. Any Insurance Funds remaining after the Debt has been indefeasibly repaid or defeased in full shall be returned to Borrower.

Section 6.4            Upfront Toro Expansion Funds.

6.4.1        Upfront Toro Expansion Fund. Unless Borrower has delivered a Letter of Credit to Lender in accordance with Section 6.10 hereof, Borrower shall deposit with Lender on the Closing Date the amount of $6,134,903.93 to be utilized for the payment of Capital Expenditures to be incurred in connection with the Toro Expansion. Amounts deposited pursuant to this Section 6.4.1 are referred to herein as the “Toro Expansion Funds”. The Toro Expansion Funds shall be held in an Interest Bearing Account (the “Toro Expansion Reserve Account”).

6.4.2        Release of Toro Expansion Funds. (a) Lender shall disburse to Borrower the Toro Expansion Funds upon satisfaction of the Tenant Improvement Release Conditions as applicable only to the Toro Expansion as though the Tenant Improvement Release Conditions were fully set forth herein.

(b)               Nothing in this Section 6.4.2 shall (i) make Lender responsible for making or completing the Capital Expenditures for the Toro Expansion; (ii) require Lender to expend funds in addition to the Toro Expansion Funds to complete any Capital Expenditures in connection with the Toro Expansion; (iii) obligate Lender to proceed with the Capital Expenditures for the Toro Expansion; or (iv) obligate Lender to demand from Borrower additional sums to complete any Capital Expenditures in connection with the Toro Expansion. For the avoidance of doubt the provisions of this clause (b) shall not, and are not intended to, abrogate Lender’s obligation to disburse Toro Expansion Funds as and when required pursuant to Section 6.4.2(a).

(c)               Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Toro under the Toro Lease and upon reasonable advance written notice) to inspect the progress of any Capital Expenditures in connection with the Toro Expansion and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Capital Expenditures. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.4.2(c).

(d)               If a disbursement of Toro Expansion Funds will exceed $1,000,000.00, Lender may require an inspection of the Property at Borrower’s expense prior to making such a disbursement of Toro Expansion Funds in order to verify completion of the Capital Expenditures for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Toro Expansion Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.

(e)               In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with Capital Expenditures in connection with the Toro Expansion. All such policies shall be in form and amount reasonably satisfactory to Lender.

(f)                Any Toro Expansion Funds remaining after the Debt has been indefeasibly repaid in full shall be returned to Borrower.

Section 6.5            Reserved.

Section 6.6            Lease Termination Funds.

6.6.1        Deposits of Lease Termination Funds. Subject to Section 4.1.9(e), in the event that, during any Cash Management Sweep Period, Borrower receives a fee, payment or other compensation from any Tenant relating to or in exchange for the termination of such Tenant’s Lease (a “Lease Termination Fee”), Borrower shall immediately deposit such Lease Termination Fee with Lender or Servicer on behalf of Lender to be utilized for Tenant Improvements costs, Tenant Improvement Allowances and Leasing Commissions that may be incurred with respect to the space at the applicable Property relating to such Lease Termination Fee (a “Termination Space”). Amounts deposited pursuant to this Section 6.6.1 are referred to herein as the “Lease Termination Funds”. The Lease Termination Funds shall be held in an Interest Bearing Account (the “Lease Termination Reserve Account”).

6.6.2        Release of Lease Termination Funds. Within ten (10) days after Lender’s receipt of a written request from Borrower (or within five (5) days of Lender’s receipt of a written request from Borrower in connection with any disbursement of Toro Expansion Funds), and provided that on the date such request is received by Lender and on the date such disbursement is to be made no Event of Default shall be continuing, Lender shall disburse to Borrower the Lease Termination Funds upon satisfaction by Borrower of each of the following conditions, as applicable:

(a)               Releases for Tenant Improvements. For each disbursement request relating to Tenant Improvements, as applicable: (i) Borrower’s request shall specify the Tenant Improvement costs for which such disbursement is requested; (ii) Lender shall have received and, to the extent required hereby, approved (or have been deemed to have approved) the Lease in respect of which Borrower is obligated to complete the Tenant Improvements for which such disbursement is requested; (iii) Lender shall have received a certificate from Borrower (A) certifying that all Tenant Improvements at the Property to be funded by the requested disbursement have been completed or are in the process of being performed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations (provided if any Reserve Funds are disbursed in connection with an invoice for work that shall not have been completed prior to the disbursement, then Borrower shall not be entitled to any additional disbursements of Reserve Funds until such time as the work described in such invoice shall have been completed), and (B) certifying that each Person that supplied materials or labor in connection with the Tenant Improvements to be funded by the requested disbursement has been paid in full, or upon such disbursement will be paid in full, with respect to the Tenant Improvements to be funded by the requested disbursement for all amounts then invoiced by and due and owing to such Person, and, at Lender’s option if the cost of any individual Tenant Improvement exceeds $750,000.00, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender; (iv) at Lender’s option, if such disbursement of Lease Termination Funds is in excess of $750,000.00, Lender shall have received a title search for the applicable Property indicating that such Property is free from all Liens, claims and other encumbrances not previously approved by Lender; and (v) Lender shall have received such other evidence as Lender shall reasonably request that the Tenant Improvements at such Property to be funded by the requested disbursement have been completed and are paid for or will be paid for upon such disbursement to Borrower. The requirements set forth in clauses (i) – (v) of this Section 6.6.2(a) are collectively referred to as the “Tenant Improvement Release Conditions”.

(b)               Release for Tenant Improvement Allowances and Leasing Commissions. For each disbursement request relating to Tenant Improvement Allowances or Leasing Commissions, as applicable: (i) Borrower’s request shall specify the Tenant Improvement Allowances or Leasing Commissions for which such disbursement is requested; (ii) Lender shall have received and, to the extent required hereby, approved (or have been deemed to have approved) the Lease in respect of which Borrower is obligated to pay the Tenant Improvement Allowances or Leasing Commissions for which such disbursement is requested; (iii) in the case of Tenant Improvement Allowances, Borrower shall certify to Lender that all conditions under the applicable Lease(s) for the release of the Tenant Improvement Allowances to be funded by the requested disbursement have been satisfied and shall provide to Lender copies of the documentation (if any) provided by the applicable Tenant pursuant to its Lease in support of its request for payment of such Tenant Improvement Allowances; and (iv) in the case of Leasing Commissions, Borrower shall certify to Lender that all conditions to the payment of the Leasing Commissions to be funded by the requested disbursement have been satisfied and shall provide to Lender copies of invoices and bills for such Leasing Commissions. The requirements set forth in clauses (i) – (iv) of this Section 6.6.2(b) are collectively referred to as the “Leasing Commission/Allowance Release Conditions”.

(c)               Lender shall not be required to disburse Lease Termination Funds more frequently than once each calendar month, nor in an amount less than the Minimum Disbursement Amount except for the final disbursement of such Lease Termination Funds.

(d)               Notwithstanding the foregoing, upon receipt by Lender of a tenant estoppel certificate and/or other evidence reasonably acceptable to Lender that, with respect to any new replacement Lease entered into in accordance with this Agreement for the entire premises of any Termination Space with an initial term of at least five (5) years, all Tenant Improvements required to be completed by Borrower pursuant to such replacement Lease, if any, have been completed and all Tenant Improvement Allowances and Leasing Commissions required to be paid by Borrower with respect to such replacement Lease, if any, have been paid, and no Event of Default or Cash Management Sweep Period then exists, Lender shall disburse to Borrower all Lease Termination Funds on deposit with respect to such Termination Space.

Section 6.7            Cash Trap Funds.

6.7.1        Deposits into the Cash Trap. Upon the occurrence and during the continuance of a Cash Management Sweep Period, Borrower shall deposit, or cause to be deposited with Lender pursuant to the Cash Management Agreement, in each case to be held as additional collateral for the Loan, (a) with respect to a Cash Management Sweep Period caused by a Partial Debt Yield Event only, fifty percent (50%) of the Excess Cash Flow and (b) with respect to any other Cash Management Sweep Period (including one that exists for multiple reasons, including the occurrence of a Partial Debt Yield Event), one hundred percent (100%) of the Excess Cash Flow. Amounts deposited pursuant to this Section 6.7.1 are referred to herein as the “Cash Trap Funds”. The Cash Trap Funds shall be held in the Cash Trap Account (as defined in the Cash Management Agreement), which shall be an Interest Bearing Account.

6.7.2        Release of Cash Trap Funds.

(a)               During a Cash Management Sweep Period, provided no Event of Default is then continuing, Lender shall apply any available Cash Trap Funds to (i) pay any shortfalls in Debt Service, (ii) to make any required monthly deposit into the Tax Funds to the extent required by Section 6.2 hereof and to the extent amounts on deposit in the Cash Management Account are insufficient to do so, and (iii) to make any required monthly deposit into the Insurance Funds to the extent required by Section 6.3 hereof and to the extent amounts on deposit in the Cash Management Account are insufficient to do so. Provided no Event of Default has occurred and is continuing, Lender shall disburse the Cash Trap Funds to Borrower upon its written request for (w) Tenant Improvements costs, Tenant Improvement Allowances and Leasing Commissions upon the satisfaction of the Tenant Improvement Release Conditions or the Leasing Commission/Allowance Release Conditions, as applicable, (x) for Capital Expenditures for such month set forth on the Approved Annual Budget in accordance with Section 6.7.2(d) below, (y) for management fees in an amount not to exceed 3.0% of Operating Income for the Collective Properties, and (z) to the extent required by applicable law for any direct or indirect owner of Borrower, REIT distributions in the minimum amount necessary to preserve such direct or indirect owner of Borrower’s REIT status but in no event in excess of $100,000.00 per annum.

(b)               Provided a Cash Management Sweep Period shall no longer be in effect (unless such Cash Management Sweep Period is not in effect due to the satisfaction of the condition set forth in clause (c)(iii) of the definition of Cash Management Sweep Period), all funds on deposit as Cash Trap Funds shall be promptly disbursed to Borrower.

(c)               Any Cash Trap Funds remaining after the Debt has been paid in full shall be promptly returned to Borrower.

(d)               Disbursements of Cash Trap Funds for Capital Expenditures.

(i)                Lender shall disburse to Borrower the Cash Trap Funds for Capital Expenditures for the Collective Properties upon satisfaction by Borrower of each of the following conditions: (A) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Capital Expenditures to be paid, (B) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing, (C) Lender shall have received a certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Capital Expenditures, (2) stating that all Capital Expenditures to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Capital Expenditures, (3) identifying each Person that supplied materials or labor in connection with the Capital Expenditures to be funded by the requested disbursement, and (4) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (D) at Lender’s option, if the disbursement of Cash Trap Funds is in excess of $250,000, (1) a title search for the applicable Property indicating that such Property is free from all Liens not previously approved by Lender, and/or (2) a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the applicable Capital Expenditures, and (E) Lender shall have received such other evidence as Lender shall reasonably request that the Capital Expenditures at such Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Cash Trap Funds more frequently than once each calendar month, nor in an amount less than the Minimum Disbursement Amount.

(ii)               Nothing in this Section 6.7.2 shall (A) make Lender responsible for making or completing the Capital Expenditures; (B) require Lender to expend funds in addition to the Cash Trap Funds to complete any Capital Expenditures; (C) obligate Lender to proceed with the Capital Expenditures; or (D) obligate Lender to demand from Borrower additional sums to complete any Capital Expenditures.

(iii)             Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the applicable Property during normal business hours (subject to the rights of Tenants under their Leases and upon reasonable advance written notice) to inspect the progress of any Capital Expenditures and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Capital Expenditures. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.7.2(d)(iii).

(iv)              If a disbursement of Cash Trap Funds with respect to any single Property will exceed $1,000,000, Lender may require an inspection of the applicable Property at Borrower’s expense prior to making such a disbursement of Cash Trap Funds in order to verify completion of the Capital Expenditures for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Cash Trap Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.

(v)               In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with Capital Expenditures. All such policies shall be in form and amount reasonably satisfactory to Lender.

Section 6.8            Application of Reserve Funds. Notwithstanding anything to the contrary contained in this Agreement, provided an Event of Default shall not have occurred and be continuing, any payment required to be made under this Agreement or under any other Loan Document by Lender out of the Reserve Funds shall be deemed to have been timely made so long as sufficient funds were then available therefor and Borrower shall have satisfied each of the conditions contained herein for the release of the same. During the continuance of an Event of Default, Lender, at its option, may withdraw the Reserve Funds and apply the Reserve Funds to the items for which the Reserve Funds were established or to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Reserve Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Section 6.9             Security Interest in Reserve Funds and Interest on Reserve Funds.

6.9.1        Grant of Security Interest. Borrower shall be the owner of the Reserve Funds. Borrower hereby pledges, assigns and grants a security interest to Lender, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Reserve Funds. The Reserve Funds shall be under the sole dominion and control of Lender.

6.9.2        Interest on Reserve Funds. Interest accrued, if any, on the Reserve Funds shall become part of the applicable Reserve Fund and shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Reserve Fund. Upon written request from Borrower, Lender (or Servicer on its behalf) shall invest the Cash Trap Funds in Permitted Investments.

6.9.3        Income Taxes. Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Reserve Funds.

6.9.4        Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

6.9.5        Reserve Fund Indemnification. Borrower shall indemnify Lender and hold Lender harmless from and against any and all Losses arising from or in any way connected with the Reserve Funds, the sums deposited therein or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the fraud, gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

6.9.6        Reserve Fund Fees and Expenses. Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all actual, out- of-pocket fees, charges, costs and expenses in connection with the Reserve Funds, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Cash Management Bank in connection with maintaining the Reserve Funds and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.

Section 6.10           Letters of Credit.

6.10.1      Delivery of Letters of Credit. (a)  During the Cash Management Sweep Period resulting solely from the occurrence of a Debt Yield Event or a Partial Debt Yield Event, Borrower may avoid, or terminate, such Cash Management Sweep Period and obtain a release of the Cash Trap Funds, as applicable, upon Borrower’s delivery to Lender of a Letter of Credit in accordance with the provisions of this Section 6.10 in an amount necessary to end or avoid a Debt Yield Event or Partial Debt Yield Event, as applicable. Additionally, in lieu of making the cash deposits to the Toro Expansion Reserve Account, Borrower may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 6.10. Additionally, Borrower may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 6.10 in lieu of deposits previously made to the Toro Expansion Reserve Account.

(b)               Borrower shall give Lender no less than thirty (30) days’ notice of Borrower’s election to deliver a Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. Borrower shall not be entitled to draw from any such Letter of Credit. No party other than Lender shall be entitled to draw on any such Letter of Credit. Upon thirty (30) days’ notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to the Cash Trap Account (as defined in the Cash Management Agreement) if a Letter of Credit has been outstanding for more than six (6) months.

(c)               The applicant under each Letter of Credit shall be required, until such time as the Debt has been paid in full, to waive, release and abrogate any and all rights it may have under any agreement, at law, in equity or otherwise (including, without limitation, any law subrogating the applicant to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other Person liable for payment of the amounts which the Letter of Credit is intended to cover for any draw made on any such Letter of Credit or otherwise.

(d)               In the event Borrower delivers to Lender a Letter of Credit after the Closing Date (i) which is, together with all other Letters of Credit then outstanding, equal to or greater than ten percent (10%) of the outstanding principal balance of the Loan, Borrower shall deliver to Agent a New Non-Consolidation Opinion or a “no effect letter” with respect to the Non-Consolidation Opinion, (ii) Borrower shall have no reimbursement obligations with respect to such Letter of Credit, and (iii) such Letter of Credit shall be a contribution to the Borrower and shall be accompanied by the execution and delivery of a contribution agreement approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed.

Section 6.11           Provisions Regarding Letters of Credit.

6.11.1      Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the Yield Maintenance Premium to the extent such application occurs prior to the occurrence of the Open Prepayment Date. On the Maturity Date, any such Letter of Credit may be applied to reduce the Debt.

6.11.2      Additional Rights of Lender. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in clauses (a), (b), (c) or (d) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

ARTICLE VII.

PROPERTY MANAGEMENT

Section 7.1            The Property Management Agreement. Borrower shall cause Manager to manage the Collective Properties in accordance with the Property Management Agreement. Borrower shall (a) diligently perform and observe all of the material terms, covenants and conditions of the Property Management Agreement on the part of Borrower to be performed and observed, (b) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Property Management Agreement on the part of Borrower to be performed and observed, and (c) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by Manager under the Property Management Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Property Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Property Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Property Management Agreement on the part of Borrower to be performed or observed. Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

Section 7.2            Prohibition Against Termination or Modification of the Property Management Agreement. Borrower shall not surrender, terminate, cancel, modify, renew or extend the Property Management Agreement, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Property Management Agreement, or waive or release any of its rights and remedies under the Property Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld or delayed; provided, however, that, as long as no Event of Default has occurred and is continuing, Borrower shall have the right, without Lender’s prior written consent, to replace the Manager with a Qualified Manager provided that (a) Borrower enters into a replacement Property Management Agreement with such Qualified Manager for the Collective Properties that is on an arms’-length basis and under which the fees payable thereunder shall not exceed three percent (3.0%) of Rents for the Collective Properties, with respect to such Qualified Manager, (b) if such Qualified Manager is an Affiliate of Borrower, Borrower delivers a New Non-Consolidation Opinion in accordance with Rating Agency Criteria and reasonably acceptable to Lender, and (c) such Qualified Manager and Borrower shall execute a subordination of Property Management Agreement in substantially the same form as the Assignment and Subordination of Management Agreement or otherwise reasonably acceptable to Lender.

Section 7.3             Replacement of Manager. Lender shall have the right to (x) require Borrower to replace the Manager with a Person which is not an Affiliate of, but is chosen by, Borrower and approved by Lender (such approval not to be unreasonably withheld, conditioned or delayed) upon the occurrence of any one or more of the following events: (a) if Manager shall be insolvent or a debtor in a bankruptcy proceeding, (b) if Manager shall be in material default under the Property Management Agreement beyond any applicable notice and cure period or (c) if at any time the Manager has engaged in gross negligence, fraud or willful misconduct, and (y) replace the Manager with a Person reasonably satisfactory to Lender upon the occurrence and during the continuance of an Event of Default.

ARTICLE VIII.

PERMITTED TRANSFERS

Section 8.1            Permitted Transfer of the Property. Notwithstanding the restrictions contained in Section 4.2.1 hereof, Article 6 of the Mortgage or any other provision of the Loan Documents, not more than two (2) sales or conveyances (but not a deed of trust, mortgage, lien or other encumbrance) by Borrower of the Collective Properties (a “Property Sale”) and the two (2) related assumptions of the Loan are permitted following the earlier of (1) the date which is two (2) years from the Closing Date and (2) ninety (90) days following the final Securitization of the Loan, provided that each of the following conditions have been satisfied:

(a)               the Person to whom the Collective Properties is sold or conveyed (the “Transferee”) satisfies the requirements of Section 3.1.24 hereof and the organizational documents of the Transferee shall satisfy Rating Agency Criteria as determined by Lender;

(b)               the Transferee is an Acceptable Person Controlled by, and at least twenty percent (20%) owned by, a Qualified Buyer;

(c)               immediately prior to such sale or conveyance, no Event of Default shall have occurred and be continuing and no Default or Event of Default shall exist as a result of such sale or conveyance;

(d)               following the sale or conveyance, the Collective Properties shall be managed by a Qualified Manager;

(e)               Lender has received a New Non-Consolidation Opinion which may be relied upon by Lender and the Rating Agencies with respect to the sale or conveyance, which New Non-Consolidation Opinion shall be reasonably acceptable to a prudent lender acting reasonably and, after a Securitization, the Rating Agencies;

(f)                the Transferee shall execute an assumption of all of the obligations of Borrower under the Loan Agreement, the Mortgage and the other Loan Documents arising from and after such assumption and shall deliver or cause to be delivered such documents, organizational documents, satisfactory search results, legal opinions and title insurance endorsements as may be reasonably requested by Lender;

(g)               the proposed transfer will not result in a violation of any of the covenants contained herein relating to compliance with ERISA, the Patriot Act and the Executive Order, and Borrower shall deliver or cause the proposed Transferee to deliver to Lender such documentation and/or evidence of compliance as Lender shall reasonably request which may include search results;

(h)               Borrower shall pay Lender the applicable Conveyance Fee;

(i)                 Borrower shall give written notice to Lender of the proposed sale or conveyance not later than thirty (30) days prior thereto, which notice shall set forth the name of the proposed Transferee, identify the owners of such direct and indirect interests in the proposed Transferee sufficient to establish satisfaction of the conditions set forth in clause (b) above, and set forth the date the sale or conveyance is expected to be effective;

(j)                a substitute guarantor acceptable to Lender shall have assumed the Guaranty and Environmental Indemnity executed by Guarantor or executed a replacement guaranty satisfactory to Lender after which the existing Guarantor shall be released from the Guaranty with respect to any liability first accruing from and after the date thereof and such replacement guarantor shall be required to maintain a Net Worth of not less than $250,000,000 and Liquidity of not less than $15,000,000 during the term of the Loan (and Lender shall have received any legal opinions of counsel reasonably required to Lender in connection therewith);

(k)               such transfer shall not trigger any right of first refusal, option to purchase or default under any Lease that has not expired or been waived prior to the consummation of transfer and assumption of the Loan, or any default under the Property Management Agreement which has not been waived in writing by Manager;

(l)                 the proposed transfer shall not constitute a Covered Transaction or, if the proposed Property Sale is a Covered Transaction, then CFIUS Approval shall be obtained with respect to the proposed transfer; and

(m)              Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such transfer and assumption of the Loan (including, without limitation, Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies incurred in connection with clause (e) above).

Notwithstanding anything to the contrary contained herein, in no event shall any Transferee (or any holder of a direct or indirect beneficial interest in any Transferee other than shareholders in a publicly traded entity which owns a direct or indirect beneficial interest in such Transferee) be a Prohibited Entity and any transfer or purported transfer of any interest in the Property which would result in Borrower (or any holder of a direct or indirect beneficial interest in Borrower other than shareholders in a publicly traded entity which owns a direct or indirect beneficial interest in Borrower) being a Prohibited Entity is hereby prohibited and shall be void ab initio.

Section 8.2            Permitted Transfers of Equity Interests. Notwithstanding the restrictions contained in Section 4.2.1 hereof, in Article 6 of the Mortgage or in any other provision of the Loan Documents, the following transfers (but in no event pledges, except as specifically referenced below) shall be permitted without Lender’s consent:

(a)               transfers of a direct or indirect legal or beneficial interest in Borrower or any Restricted Party, provided after giving effect to each and every such transfer, (i) Sponsor, any Affiliate of Sponsor (or any successor by merger, consolidation or otherwise of Sponsor or any Affiliate of Sponsor) shall own, in the aggregate, at least ten percent (10%) of the direct or indirect equity ownership interest in Borrower and each SPE Party; and (ii) Borrower is Controlled by Sponsor or an Affiliate of Sponsor (or any successor by merger, consolidation or otherwise of Sponsor or an Affiliate of Sponsor);

(b)               transfers of a direct or indirect legal or beneficial interest in Borrower or any Restricted Party, provided after giving effect to such transfers, (i) a Qualified Buyer shall own, in the aggregate, at least ten percent (10%) of the direct or indirect equity ownership interest in Borrower and each SPE Party; and (ii) Borrower is Controlled by such Qualified Buyer;

(c)               transfers by devise or descent or by operation of law upon the death of a natural person;

(d)               transfers of direct or indirect interests in Borrower for estate planning purposes to the spouse, any lineal descendant, sibling or parent of such transferor, (including any of the foregoing by adoption), or to a trust for the benefit of any one or more of such Persons;

(e)               the sale, transfer or issuance of shares of common stock or other legal or beneficial ownership interests in Sponsor or in any Person holding a direct or indirect interest in Borrower that is a publicly traded entity, (a “Traded Security”), provided such Traded Security is listed on the New York Stock Exchange or another nationally recognized stock exchange prior to the time of such sale, transfer or issuance, or any merger or consolidation of Sponsor or any such other Person that is a publicly traded entity;

(f)                the pledge of any Person’s interests in any Restricted Party (other than a pledge of a direct interest in Borrower and/or any SPE Party) which is provided to secure any debt facility of such Person or other obligation or liability, whether or not of such Person; provided, that (i) such pledged interests do not represent a Controlling interest in Borrower or any SPE Party, and (ii) the aggregate percentage of indirect interests in Borrower or any SPE Party pledged pursuant to any such pledges, at any one time, shall not exceed a forty-nine percent (49%) indirect interest in Borrower;

provided: (i) with respect to the transfer listed in clause (a) by Sponsor, any Affiliate of Sponsor (or any successor by merger, consolidation or otherwise of Sponsor or any Affiliate of Sponsor) or any SPE Party, no Event of Default shall have occurred and be continuing, (ii) with respect to the transfer listed in clause (b), (A) no Event of Default shall have occurred and be continuing, (B) Borrower shall pay Lender the applicable Conveyance Fee; provided, however, in no event shall a Conveyance Fee ever be due or payable in connection with a sale of Sponsor or a sale of all or substantially all of Sponsor’s assets or a transfer to or merger into a Qualified Buyer described under paragraph (f) of the definition of “Qualified Buyer,” and (C) to the extent the Sponsor no longer Controls, or owns a beneficial interest in, the Borrower, a substitute guarantor acceptable to Lender shall have assumed the Guaranty and Environmental Indemnity executed by Guarantor or executed a replacement guaranty satisfactory to Lender after which the existing Guarantor shall be released from the Guaranty with respect to any liability first accruing from and after the date thereof and such replacement guarantor shall be required to maintain a Net Worth of not less than $250,000,000 and Liquidity of not less than $15,000,000 during the term of the Loan (and Lender shall have received any legal opinions of counsel reasonably required to Lender in connection therewith), (iii) with respect to the transfers listed in clause (a) by Sponsor, any Affiliate of Sponsor (or any successor by merger, consolidation or otherwise of Sponsor or any Affiliate of Sponsor) or any SPE Party, or clause (b), Lender shall receive not less than thirty (30) days’ prior written notice of such transfer, (iv) in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Party, such transfers shall be conditioned upon continued compliance by Borrower and any SPE Party with the provisions of Section 3.1.24 hereof, (v) such transfer shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question, remake the representations contained herein relating to the DPA and CFIUS, ERISA matters and the Patriot Act, OFAC and matters concerning Embargoed Persons (collectively, “Regulatory Reps”) and thereafter comply with the covenants contained herein relating to the DPA and CFIUS, ERISA matters and and the Patriot Act, OFAC and matters concerning Embargoed Persons, (vi) if such transfer is a KYC Transfer, (A) Borrower shall deliver to Lender (x) an Officer’s Certificate containing (1) updated Regulatory Reps and (2) a certification that each KYC Transferee is an Acceptable Person, in each case effective as of the date of the consummation of the applicable KYC Transfer, and (y) lien, bankruptcy, Patriot Act and litigation searches acceptable to Lender for such KYC Transferee, (B) such KYC Transferee has satisfied Lender’s “know your customer” requirements, and (C) Borrower shall deliver prior written notice of such proposed KYC Transfer to Lender and such KYC Transfer shall not be deemed permitted hereunder until the requirements of this clause (vi) are satisfied, (vii) prior to any transfer which, after giving effect to such transfer, results in more than forty-nine (49%) of the direct or indirect interests in Borrower being transferred to a Person not owning at least forty-nine (49%) of the direct or indirect interests in Borrower prior to such transfer, Borrower shall deliver to Lender a New Non-Consolidation Opinion with respect to the proposed transfer, which New Non-Consolidation Opinion shall be reasonably acceptable to Lender and, if required by Lender, the Rating Agencies, and (viii) such transfer shall not trigger any right of first refusal, option to purchase or default under any of the Property Documents or any Lease that has not expired or been waived prior to the consummation of transfer, or any default under the Property Management Agreement which has not been waived in writing by Manager prior to the consummation of such transfer. Borrower shall pay all reasonable third-party out-of-pocket costs and expenses of Lender incurred in connection with Lender’s review of any transfer or proposed transfer, including, without limitation, attorneys’ fees and expenses whether or not such transfer is actually consummated. In connection with any transfer consummated in accordance with the terms of this Section 8.2, the organizational documents of any Person that owns a direct or indirect interest in Borrower may be amended to reflect such transfer so long as any such amendment does not violate the terms and provisions of Section 3.1.24 hereof. Notwithstanding anything to the contrary contained herein, in no event shall any transferee of any interest in Borrower (or any holder of a direct or indirect beneficial interest in any such transferee other than shareholders in a publicly traded entity which owns a direct or indirect beneficial interest in such transferee) be a Prohibited Entity and any transfer or purported transfer of any interest in Borrower which would result in Borrower (or any holder of a direct or indirect beneficial interest in Borrower other than shareholders in a publicly traded entity which owns a direct or indirect beneficial interest in Borrower) being a Prohibited Entity is hereby prohibited and shall be void ab initio.

ARTICLE IX.

SALE AND SECURITIZATION OF LOAN

Section 9.1            Sale of Loan and Securitization.

(a)               Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transaction referred to in clauses (i), (ii) and (iii) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization.” Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities.”) At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.

(b)               If requested by Lender prior to the third anniversary of the Closing Date, Borrower shall assist Lender, at Lender’s expense, in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i)                (A) provide updated financial and other information with respect to any Property, the business operated at such Property by Borrower, Borrower, Guarantor, Sponsor, and the Manager, (B) provide updated budgets relating to the Collective Properties and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of such Property (the “Updated Information”), together, if customary, with appropriate and reasonable verification of the Updated Information through letters of auditors or opinions of counsel reasonably acceptable to Lender and acceptable to the Rating Agencies;

(ii)               provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, matters of Delaware and federal bankruptcy law relating to single-member limited liability companies and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to any Property and Borrower and Affiliates, which counsel and opinions shall be reasonably satisfactory in form and substance to Lender and the Rating Agencies;

(iii)              provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents; and

(iv)              execute such amendments to the Loan Documents and Borrower or any SPE Party’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect the Securitization provided the same do not increase the obligations or decrease the rights of Borrower, Guarantor or any SPE Party, other than to a de minimis extent.

(c)               If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Collective Properties alone or the Collective Properties and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Notwithstanding anything in Section 4.1.6 above to the contrary, such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than sixty (60) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of any Property if available to Borrower and, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.

(d)              All financial data and financial statements provided by Borrower hereunder pursuant to Section 9.1(c) and (d) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in Section 9.1(c) above shall be audited by independent accountants of Borrower acceptable to Lender in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under Section 9.1(c) hereof shall be accompanied by an Officer’s Certificate which shall state that such financial statements meet the requirements set forth in the first sentence of this Section 9.1(d).

(e)               If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.

(f)                In the event Lender reasonably determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 9.1(c) and (d) hereof, Lender may request, and Borrower shall promptly provide, such other financial statements as Lender determines to be necessary or appropriate for such compliance. Notwithstanding anything to the contrary contained herein, to the extent that the timeframes for compliance with such on-going financial reporting and similar provisions in this Section 9.1 are shorter than the timeframes allowed for comparable reporting obligations under Section 4.1.6 hereof, the timeframes under this Section 9.1 shall control.

(g)             Lender shall pay Borrower’s reasonable out-of-pocket third-party costs incurred in connection with the transactions and obligations contemplated by this Section 9.1.

Section 9.2            Securitization Indemnification.

(a)               Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event any portion of the Disclosure Document relating to Borrower, Guarantor, RMR LLC or Specified Manager or any Property is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information relating to Borrower, Guarantor, RMR LLC or Specified Manager and any Property necessary to keep the Disclosure Document accurate and complete in all material respects.

(b)               The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (A) certifying that (i) the Borrower has examined the Disclosure Documents the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgage Loans and Mortgaged Properties,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan,” and such other sections as reasonably requested by Lender (in each case, to the extent such information relates to or includes any Provided Information or any information regarding any Property, Borrower, Manager and/or Guarantor) and (ii) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding any Property, Borrower, Manager, and/or Guarantor ) (collectively with the Provided Information, the “Covered Disclosure Information”) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Morgan Stanley that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Morgan Stanley Group”), and Morgan Stanley, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Morgan Stanley or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (including without limitation legal fees and expenses for enforcement of these obligations) (collectively, the “Liabilities”) to which Lender, the Morgan Stanley Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission to state therein a material fact required to be stated in the Covered Disclosure Information or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Morgan Stanley Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Morgan Stanley Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with Provided Information. The indemnification provided in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided to Borrower or Guarantor; provided, however, such indemnity shall be limited to the Provided Information and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document. Notwithstanding the foregoing, Borrower shall have no liability under this Section 9.2(b) unless Lender provides Borrower with all Disclosure Documents and provides Borrower with a reasonable opportunity to review the same, and Borrower shall have no liability for any misstatement or omission to the extent Lender fails to revise the Disclosure Documents in accordance with comments from Borrower. The aforesaid indemnity agreement will be in addition to any liability which Borrower may otherwise have.

(c)               In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Morgan Stanley Group and the Underwriter Group for Liabilities to which Lender, the Morgan Stanley Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact in the Covered Disclosure Information or upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document related to Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Morgan Stanley Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Morgan Stanley Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(d)              Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)              In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) hereof is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c) hereof, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Morgan Stanley’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)                Borrower shall indemnify Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Losses to which Lender or its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading. Information provided to the Rating Agencies by any member of the Underwriter Group and not provided to Borrower for review shall not be considered Covered Rating Agency Information.

(g)               The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(h)               The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(i)                Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3            Servicing and Trust Expenses. At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or any other costs relating to or arising under the Servicing Agreement, including the monthly servicing fee due to the Servicer under the Servicing Agreement; provided, however, following a Securitization, Borrower shall be responsible for the payment of all Trust Fund Expenses and shall reimburse Lender, Servicer, Special Servicer, Trustee or other applicable party upon written demand for the same.

Section 9.4            Loan Bifurcation. Upon Lender’s request, Borrower shall execute such amendments to the Loan Documents and Borrower’s organizational documents as may be reasonably requested by Lender in connection with a bifurcation of the Loan or any Note(s) into two or more components and/or separate notes and/or creating a senior/subordinate note structure and/or a mortgage/mezzanine loan structure (any of the foregoing, a “Loan Bifurcation”); provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (a) change the weighted average of the Interest Rate among such components or notes except in connection with (i) a prepayment pursuant to the terms and provisions of Sections 2.4.2 or 2.4.3 or (ii) an Event of Default), (b) change the aggregate principal balance of the Loan, the stated maturity or the amortization of principal as set forth herein or in the Note, (c) modify or amend the exculpation provisions contained in Section 11.22 hereof, (d) increase, except to a de minimis extent, Borrower’s obligations under the Loan Documents, or (e) decrease, except to a de minimis extent, Borrower’s rights under the Loan Documents.

ARTICLE X.

DEFAULTS

Section 10.1          Event of Default.

(a)               Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)                if (A) the payment due on the Maturity Date is not paid when due, (B) any monthly installment of principal and/or interest due under the Note or any amount required to be deposited into the Reserve Funds is not paid when due, or (C) any other portion of the Debt is not paid within five (5) Business Days following notice to Borrower that the same is due and payable;

(ii)                if any of the Taxes or Other Charges are not paid when due (unless, with respect to Taxes, sufficient Tax Funds are on deposit with Lender pursuant to Section 6.2.1 hereof and Lender’s access to such funds has not been restricted);

(iii)               if the Policies are not kept in full force and effect;

(iv)              if Borrower breaches or permits or suffers a breach of Section 4.2.1 hereof, or Article 6 of the Mortgage;

(v)               if any representation or warranty made by any Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made and such misrepresentation is not cured within thirty (30) days after the earlier of Borrower’s actual Knowledge of the same or notice from Lender;

(vi)                if any Borrower, any SPE Party or Guarantor shall make an assignment for the benefit of creditors;

(vii)             if a receiver, liquidator or trustee shall be appointed for Borrower, any SPE Party or Guarantor or if any Borrower, any SPE Party or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower, any SPE Party or Guarantor, or if any proceeding for the dissolution or liquidation of any Borrower, any SPE Party or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Borrower, any SPE Party or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii)                subject to the Borrower’s or the Tenant’s rights to contest such Lien expressly set forth in this Agreement, if the Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for local real estate taxes and assessments not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(ix)              if Borrower assigns its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)                if any of the factual assumptions contained in the Non-Consolidation Opinion (other than those relating to Lender), or in any New Non-Consolidation Opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, were not true and correct in any material respect as of the date of such Non-Consolidation Opinion or New Non-Consolidation Opinion, as applicable; provided, that no Event of Default shall be deemed to have occurred (A) if such untruth was inadvertent or immaterial, (B) if such untruth is curable, Borrower shall promptly commence to cures same within ten (10) days of notice from Lender and (C) if reasonably requested by Lender, within fifteen (15) days of request by Lender, Borrower delivers to Lender a New Non-Consolidation Opinion to the effect that such breach shall not in any material respect impair, negate or amend the opinions rendered in the Non-Consolidation Opinion or the New Non-Consolidation Opinion most recently delivered to Lender, which opinion shall be acceptable to Lender in its reasonable discretion;

(xi)               any Borrower or any SPE Party (if any) breaches any representation, warranty or covenant contained in Section 3.1.24 hereof; provided, that such breach shall not constitute an Event of Default if (A) such breach was inadvertent or immaterial, (B) if such breach is curable, Borrower shall promptly commence to cure such breach within ten (10) days of notice from Lender, (C) such breach is cured within ten (10) days, as the same may be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, and (D) if requested by Lender, within fifteen (15) days of request by Lender, Borrower delivers to Lender a New Non-Consolidation Opinion to the effect that such breach shall not in any material respect impair, negate or amend the opinions rendered in the Non-Consolidation Opinion or the New Non-Consolidation Opinion most recently delivered to Lender, which opinion shall be acceptable to Lender in its reasonable discretion;

(xii)              if any Borrower, Guarantor or Sponsor fails to comply with the covenants contained in Sections 3.1.40, 3.1.41, 3.1.43 and 4.1.1;

(xiii)             if Borrower breaches any of the negative covenants contained in Section 4.2.11;

(xiv)             if Guarantor breaches in any material respect any covenant, warranty or representation contained in the Guaranty;

(xv)             if any Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in clauses (i) to (xiv) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days or in the case of a Default attributable to any act or omission of a Tenant in violation of the applicable Lease, such longer period as may be reasonably necessary for Borrower to enforce such Tenant’s obligations under such Lease with reasonable diligence so long as the Borrower continues to diligently pursue the same; or

(xvi)            if there shall be default or breach under any of the other Loan Documents beyond any applicable notice and/or cure periods contained in such Loan Documents, whether as to any Borrower, Guarantor or any Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b)               Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above with respect to the Borrower and/or SPE Party only) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to any Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above with respect to Borrower and/or SPE Party only, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.2          Remedies.

(a)                Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against any Property and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)               With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Property or collateral for the satisfaction of any of the Debt in preference or priority to any other Property or collateral, and Lender may seek satisfaction out of all of the Properties or any other collateral or any part thereof, in its absolute discretion in respect of the Debt. Lender shall have the right from time to time to partially foreclose each of the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(c)               Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except during the continuance of an Event of Default or as may be required pursuant to Article IX hereof, Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)               Any amounts recovered from any Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 10.3         Right to Cure Defaults. Lender may, but without any obligation to do so and without notice to or demand on Borrower (except as otherwise expressly provided in the Loan Documents and/or required by applicable Legal Requirements) and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon any Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in any Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred until the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 10.4        Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE XI.

MISCELLANEOUS

Section 11.1         Successors and Assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower and Lender, as applicable, shall inure to the benefit of the respective legal representatives, successors and assigns of Lender and Borrower, as applicable.

Section 11.2          Lender’s Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided in the absence of an Event of Default) be in the sole discretion of Lender and shall be final and conclusive. Whenever pursuant to this Agreement Lender’s right to approve or disapprove is to be reasonably exercised, or any arrangement or term is to be reasonably satisfactory to Lender, absent a continuing Event of Default, Lender’s approval shall not be unreasonably withheld, condition or delayed.

Section 11.3          Governing Law.

(a)              THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(b)              ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY
1180 AVENUE OF THE AMERICAS, SUITE 210
NEW YORK, NY 10036-8401

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4        Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5        Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6        Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is so mailed, (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	Morgan Stanley Bank, N.A.
1585 Broadway, 25th Floor
New York, New York 10036
Attention: George Kok

and:	Bank of America, N.A.
c/o Capital Markets Servicing Group
900 West Trade Street, Suite 650
Mail Code: NC1-026-06-01
Charlotte, North Carolina 28255
Attention: Servicing Manager
Telephone No: (866) 531-0957
Facsimile No.: (704) 317-4501

UBS AG
1285 Avenue of the Americas, 11th Floor
New York, New York 10019
Attention: Transaction Management – Henry Chung

with a copy to:	Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, North Carolina 28202
Attention: Holly M. Chamberlain, Esq.

If to Borrower:	c/o Industrial Logistics Properties Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attention: Richard W. Siedel, Jr.

with a copy to:	Industrial Logistics Properties Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attention: Jennifer B. Clark, Esq.

from and after the
First Equity
Transfer, with a
copy to:	Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
Attention: Daniel L. Stanco, Esq.

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 11.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 11.7        Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8        Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9        Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10      Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11       Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.12       Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13        Expenses; General Indemnity; Mortgage Tax Indemnity; ERISA Indemnity; CFIUS Indemnity.

(a)               Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the ongoing performance of and compliance with agreements and covenants of Borrower and Guarantor contained in this Agreement and the other Loan Documents, including, without limitation, confirming compliance with environmental and insurance requirements (but excluding monthly servicing fees due to the Servicer under the Servicing Agreement); (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (but excluding monthly servicing fees due to the Servicer under the Servicing Agreement); (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, any Property, or any other security given for the Loan; and (vi) enforcing any obligations of or collecting any payments due from Borrower and Guarantor under this Agreement, the other Loan Documents or with respect to any Property; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs due and payable to Lender may be paid to Lender pursuant to the Cash Management Agreement.

(b)               Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender Indemnitees (defined below) from and against any and all Losses (including, without limitation, the reasonable fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender Indemnitees shall be designated a party thereto), that may be imposed upon, incurred by, or asserted against any Lender Indemnitees and directly or indirectly arising out of or in any way relating to or arising out of any one or more of the following: (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan; (iii) ownership of the Loan, the Mortgage, any Property or any interest therein or receipt of any Rents; (iv) any amendment to, or restructuring of, the Debt, the Note, this Agreement, the Mortgage, or any other Loan Documents; (v) any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of this Agreement, the Mortgage, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower, any guarantor or any indemnitor and/or any partner, joint venturer or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding; (vi) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) any use, nonuse or condition in, on or about any Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (viii) any failure on the part of Borrower to perform or be in compliance with any of the terms of the Mortgage, the Note, this Agreement or the other Loan Documents; (ix) performance of any labor or services or the furnishing of any materials or other property in respect of any Property or any part thereof; (x) the failure of any person to file timely with the Internal Revenue Service an accurate Form 1099- B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with the Mortgage, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the Loan; (xi) any failure of any Property to be in compliance with any Legal Requirements; (xii) the enforcement by any Lender Indemnitee of the provisions of this Section 11.13; (xiii) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (xiv) the payment of any commission, charge or brokerage fee to anyone claiming through Borrower which may be payable in connection with the funding of the Loan; or (xv) any misrepresentation made by Borrower in this Agreement, the Mortgage or any other Loan Document; provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Losses arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Losses incurred by the Lender Indemnitees. Any amounts payable to Lender by reason of the application of this Section 11.13 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid.

For purposes of this Section 11.13, the term “Lender Indemnitees” shall mean Lender and any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Mortgage is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

(c)               Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each Lender Indemnitee from and against any and all Losses imposed upon or incurred by or asserted against any Lender Indemnitee and directly or indirectly arising out of or in any way relating to (i) any tax on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents, or (ii) any transfer taxes incurred in connection with the exercise of remedies hereunder or under the Mortgage by Lender or its designee and any subsequent transfer of a Property by Lender or its designee.

(d)               Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each Lender Indemnitee from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 3.1.8 and/or 4.2.11 of this Agreement.

(e)               Upon written request by any Lender Indemnitee, Borrower shall defend such Lender Indemnitee (if requested by any Lender Indemnitee, in the name of the Lender Indemnitee) by attorneys and other professionals reasonably approved by the Lender Indemnitee. Notwithstanding the foregoing, if the defendants in any such claim or proceeding include both Borrower and any Lender Indemnitee and Borrower and such Lender Indemnitee shall have reasonably concluded that there are any legal defenses available to it and/or other Lender Indemnitees that are different from or additional to those available to Borrower, such Lender Indemnitee shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Lender Indemnitee, provided that no compromise or settlement shall be entered without Borrower’s consent, which consent shall not be unreasonably withheld. Upon demand, Borrower shall pay or, in the sole and absolute discretion of the Lender Indemnitee, reimburse, the Lender Indemnitees for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

(f)                Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each Lender Indemnitee from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses) that any Lender Indemnitee may incur, directly or indirectly, as a result of (i) Borrower’s acquisition of any Property being a Covered Transaction or otherwise arising under the DPA and/or (ii) a default under Sections 3.1.43 and/or 4.1.1(c) hereof.

(g)               The indemnification obligations of Borrower under this Section 11.13 shall survive the repayment of the Debt for two (2) years.

Section 11.14       Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15      Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16        No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)               Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)               This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.17       Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, MSBNA, BofA, UBS or any of their Affiliates shall be subject to the prior reasonable approval of Lender; provided, however, Lender’s consent shall not be required in connection with any filings required to be made by Borrower or its Affiliates to the SEC. All news releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, Borrower, Sponsor or any of their Affiliates shall be subject to the prior reasonable approval of Borrower; provided, however, Borrower’s consent shall not be required in connection with (i) customary “tombstone” advertisements, or (ii) in connection with any exercise of remedies by Lender during the continuance of an Event of Default and provided, further, that in no event shall the foregoing restrict any disclosures which are necessary or desirable, as reasonably determined by Lender, in connection with a Securitization.

Section 11.18       Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19      Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.20       Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21      Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender Indemnitees harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender Indemnitee’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22       Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or affiliate of Borrower (but specifically excluding Guarantor) or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in any Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collective Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties, in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any indemnity, guaranty, or similar instrument made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Mortgage; (f) impair the right of Lender to enforce the provisions of the Guaranty or the Environmental Indemnity; (g) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize on any security given by Borrower in connection with the Loan or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against such security; or (h) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual Losses incurred by Lender (including out-of-pocket attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)                fraud or intentional material misrepresentation by Borrower, Guarantor or any Borrower Party in connection with the Loan;

(ii)               the willful misconduct of Borrower, Guarantor or any Borrower Party in connection with the Loan;

(iii)              the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in any other Loan Document concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in any such document;

(iv)               material physical waste to any Property caused by intentional acts or intentional omissions of Borrower, Guarantor or any Borrower Party, other than waste (or alleged waste) to such Property resulting from (A) the insufficiency of cash flow from the Collective Properties as a whole to prevent such waste and such insufficiency is not a result of misappropriation of Rents by any Borrower Party or (B) Lender’s failure to make cash flow received by Lender available to Borrower in order to prevent such waste;

(v)               Borrower fails to obtain Lender’s prior written consent to any subordinate financing or voluntary Lien encumbering a Property or to the incurrence of unsecured indebtedness or indemnification obligations by Borrower and, in each case, not otherwise expressly permitted by the Loan Documents;

(vi)              the misappropriation or conversion by Borrower, or any Borrower Parties of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of a Property, (C) any Rents, or (D) any amounts disbursed from Reserve Funds;

(vii)             any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits, advance deposits or other deposits were applied in accordance with the terms and conditions of any of the Leases;

(viii)             the breach of any representation, warranty or covenant of Borrower with respect to itself, or any SPE Party, and such breach is cited as a material factor in the substantive consolidation of Borrower with any other Person (other than a co-borrower) in connection with any federal or state bankruptcy proceeding;

(ix)              any litigation or other legal proceeding related to the Debt filed by Borrower, Guarantor, any Borrower Party or any Affiliate thereof in bad faith with the sole intention (as finally determined by a court of competent jurisdiction pursuant to a non-appealable order) of delaying, opposing, impeding, obstructing, hindering, enjoining or otherwise interfering with the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents upon an Event of Default;

(x)               Borrower effects a Transfer in violation of the provisions of Section 4.2.1 or Article VIII hereof; and/or

(xi)                the breach of any representation, warranty or covenant set forth in Section 3.1.44.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (1) intentionally omitted; (2) Borrower or any SPE Party or any Affiliate of any of them files, or joins in the filing of, a voluntary petition against Borrower under the Bankruptcy code or any other Federal or state bankruptcy or insolvency law; (3) any Borrower Party or any Affiliate, officer, director, or representative thereof files, or joins in the filing of, an involuntary petition against Borrower or any SPE Party under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited, or otherwise colludes with, petitioning creditors for any involuntary petition against Borrower or any SPE Party from any Person; (4) Borrower or any SPE Party fails to oppose any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law unless there is no good faith defense to such involuntary petition; (5) any Borrower Party or any Affiliate, officer, director, or representative thereof consents to or acquiesces in writing or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any SPE Party or any portion of the Collective Properties (other than at the request of Lender); and/or (6) Borrower or any SPE Party makes an assignment for the benefit of creditors or admits, in writing in any legal proceeding, its insolvency or its inability to pay its debts as they become due (unless failure to make such admission would be a violation of law).

Section 11.23       Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.24        Contributions and Waivers.

(a)       As a result of the transactions contemplated by this Agreement, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its Obligations and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 11.24 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section 11.24, includes any exercise of recourse by Lender against any collateral of a Borrower and application of proceeds of such collateral in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b)      Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.

(c)       In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section 11.24.

(d)      For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lenders to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their Property to secure the Obligations of such Borrower to Lender.

(e)       Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of the Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)        In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 11.24 above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section 11.24.

(g)      Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h)      No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section 11.24 shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full. Nothing contained in this Section 11.24 shall limit or affect in any way the Obligations of any Borrower to Lender under the Note or any other Loan Documents.

(i)        To the extent permitted by applicable law, each Borrower waives:

(A)             any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(B)              the defense of the statute of limitations in any action against any other Borrower or for the collection of any indebtedness or the performance of any obligation under the Loan;

(C)              any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;

(D)             any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(E)              any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(F)              any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(G)             presentment, demand, protest and notice of any kind;

(H)             any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(I)                any defense based upon any failure of Lender to comply with applicable Legal Requirements in connection with the sale or other disposition of any collateral, including, without limitation, any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(J)              any defense based upon any election by Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute;

(K)             any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(L)              any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(M)            any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(N)             any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(O)             any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents; and

(P)              any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the applicable Mortgage to be satisfied by any payment from any other Borrower or any such party.

(j)        To the extent permitted by applicable law, each Borrower waives:

(A)             all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;

(B)              all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things: (I) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (II) if Lender forecloses on any real property collateral pledged by any other Borrower, (y) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (z) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and

(C)              any claim or other right which Borrower now has or hereafter acquires against any other Borrower or any other person that arises from the existence or performance of any obligations under the Note, this Agreement, the Mortgages or the other Loan Documents, including, without limitation, any of the following: (I) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (II) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

Section 11.25      Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower”, the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 11.26       Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including, without limitation, the advances owing to it) in favor of (i) any Federal Reserve Bank, any Federal Home Loan Bank or the central reserve bank or similar authority of any other country to secure any obligation of Lender to such bank or similar authority (a “Central Bank Pledge”) or (ii) the trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of a mortgage pool securing covered mortgage bonds issued by a German mortgage bank, or any other Person permitted to issue covered mortgage bonds, under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, on any substitute or successor legislation (a “Pfandbrief Pledge”). In the event that the interest of Lender that is assigned in connection with a Central Bank Pledge is foreclosed upon and transferred to the pledge thereof, Lender shall have no further liability hereunder with respect to the interest that was the subject of such transfer and the assignee shall be Lender with respect to such interest. Lender shall not be required to notify Borrower of any Central Bank Pledge or Pfandbrief Pledge. Borrower agrees to execute, within fifteen (15) Business Days after request therefor is made by Lender, any documents or any amendments, amendments and restatements, and/or modifications to any Loan Documents and/or additional documents (including, without limitation, amended, amended and restated, modified and/or additional promissory notes) and/or estoppel certificates reasonably requested by Lender in order to make the Loan Documents eligible under German Pfandbrief legislation; provided, however, that Borrower shall not be required to enter into any such documents and amendments which would increase Borrower’s affirmative obligations or decrease Borrower’s rights under the Loan Documents or adversely affect the economic or other material terms of the Loan other than to a de minimis extent.

Section 11.27       Assignments and Participations. (a)  Without limiting Lender’s rights pursuant to Section 9.1, the Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement.

(b)               Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Lender shall remain the holder of any Note for all purposes of this Agreement and (iv) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Agreement and the other Loan Documents and (v) in no event may any Lender sell a participation in the Loan to Borrower, Guarantor or an Affiliate of Borrower or Guarantor. Any such purported sale by Lender of a participation in the Loan to Borrower, Guarantor or an Affiliate of Borrower or Guarantor in violation of subclause (v) of the immediately preceding sentence shall be void ab initio.

(c)               Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.27, disclose to the assignee or Participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to the Lender by or on behalf of Borrower or any of its Affiliates.

(d)               Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section 11.27, upon such assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment, have the rights and obligations of Lender under this Agreement. Any assignment or transfer by Lender of rights or obligations under this Agreement that does not comply with this Section 11.27 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (b) of this Section 11.27.

(e)               In connection with any Secondary Market Transaction, including, without limitation, any assignment or participation pursuant to this Section 11.27, at the request of Lender, Borrower shall (i) appoint, as its agent, a registrar and transfer agent (the “Register”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the Code, and (ii) otherwise cooperate with Lender in order to cause the Note to be in registered form pursuant to Section 163(f) of the Code. The option to convert the Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligation of the Register shall be subject to the reasonable approval of Lender. Borrower may revoke the appointment of any particular person as Register, effective upon the effectiveness of the appointment of a replacement Register, reasonably acceptable to Lender. The Register shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

(f)                Borrower authorizes each Lender to disclose to any Assignee or Participant of such Lender, any prospective assignee or participant of a Lender’s interest in the Loan, any Affiliate of such Lender, any derivative counterparty or any Rating Agency any and all financial or other information in such Lender’s possession concerning Borrower and its Affiliates which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower and its Affiliates prior to becoming a party to this Agreement.

(g)               Borrower agrees upon Lender’s written request and at the sole cost and expense of Lender, that (i) Borrower shall execute and deliver to Lender any amendment and/or other document that may be reasonably necessary to effectuate such an assignment but in no event shall Borrower be required to sign any documents which would either (y) increase, except to a de minimis extent, its obligations or (z) decrease, except to a de minimis extent, its rights, under the Loan Documents and (ii) after the effective date under such Assignment and Acceptance, upon the request by Lender, Borrower shall execute and deliver to such Lender one or more substitute notes of Borrower evidencing such Lender’s Ratable Share of the Loan, with appropriate insertions as to payee and principal amount; each such substitute note shall be dated as of the date hereof.

Section 11.28    Co-Lenders.

(a)               Borrower hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, Borrower shall be required to obtain the consent and approval of each Co- Lender and all copies of documents, reports, requests and other delivery obligations of Borrower required hereunder shall be delivered by Borrower to each Co-Lender.

(b)               Following the Closing Date (i) the liabilities of Lender shall be several and not joint, (ii) no Co-Lender shall be responsible for the obligations of any other Co- Lender, and (iii) each Co-Lender shall be liable to Borrower only for their respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

(c)               Each Co-Lender agrees that it has, independently and without reliance on any other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower, Guarantor and their respective Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon any other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

(d)               Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, at all times prior to a Securitization of any portion of the Loan, Borrower shall only be required to engage with a single servicer, which servicer shall be the only entity with whom Borrower shall be required to request approvals in connection with the Loan and who will provide a single response from Lender upon which Borrower shall be entitled to rely. On or before the Closing Date, Lender agrees to identify and provide to Borrower contact information for the initial servicer of the Loan.

(e)               Each of the Co-Lenders hereby appoint the Note A-1 holder as the approved agent for the benefit of Lenders solely in respect of the right to receive grants by Borrower or any other Borrower Party of an interest in any property of such Person as collateral security for the Loan and exercise such rights granted to the Note A-1 holder in connection therewith.

Section 11.29    Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, the Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

THE INDUSTRIAL FUND ST. LOUIS LLC
THE INDUSTRIAL FUND PA LLC
THE INDUSTRIAL FUND MS LLC
THE INDUSTRIAL FUND ANKENY LLC,
each a Delaware limited liability company

By:	/s/ Richard W. Siedel, Jr.
	Name:	Richard W. Siedel, Jr.
	Title:	Chief Financial Officer and Treasurer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

LENDER:

MORGAN STANLEY BANK, N.A., a national
banking association

By:	/s/ Kristin Sansone
	Name:	Kristin Sansone
	Title:	Authorized Signatory

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

UBS AG

By:	/s/ Michael Mills
	Name:	Michael Mills
	Title:	Director

By:	/s/ Racquel A.C Small
	Name:	Racquel A.C Small
	Title:	Executive Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

BANK OF AMERICA, N.A., a national banking association

By:	/s/ Steven Wasser
	Name:	Steven Wasser
	Title:	Managing Director